Filed Pursuant to Rule 424(b)(4)

Registration Statement No. 333-284230

Up to 3,919,349 shares of Common Stock

by Selling Stockholders

This prospectus relates to the resale from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”) of up to 3,919,349 shares of our common stock, par value $0.0001 per share (“Common Stock”), which includes: (i) 100,000 shares of Common Stock held directly or indirectly by Selling Stockholders that we have issued or may issue and sell to such Selling Stockholders, (ii) up to 3,737,472 shares of Common Stock that we have issued or may issue and sell to a Selling Stockholder, YA II PN, LTD., a Cayman Islands exempt limited company (“Yorkville”), from time to time pursuant to the Standby Equity Purchase Agreement (the “SEPA”), dated November 1, 2024, entered into with Yorkville, which consists of (A) 20,000 shares of Common Stock we issued to Yorkville in connection with the execution of the SEPA as partial consideration for its commitment to enter into the SEPA (the “Commitment Shares”) and (B) up to 3,717,472 shares of Common Stock that may be issued to Yorkville pursuant to the SEPA and (iii) 81,877 shares issued to Yorkville in connection with the partial conversion of an outstanding convertible note. We will not receive any proceeds from the sale of such shares of Common Stock by the Selling Stockholders. However, we may receive up to $20,000,000 aggregate gross proceeds from sales of Common Stock we may elect to make to Yorkville pursuant to the SEPA prior to or after the date of this prospectus. See “Summary–Overview–Standby Equity Purchase Agreement” for a description of the SEPA and “Selling Stockholders” for additional information regarding Yorkville.

We will bear all of the registration expenses incurred in connection with the registration of these shares of Common Stock. The Selling Stockholder will pay discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of these shares of Common Stock.

Unless otherwise noted, all share and per share data in this prospectus gives effect to the 1-for-20 reverse stock split of our common stock implemented on December 30, 2024, which combined each twenty shares of the common stock issued and outstanding as of the close of business on December 30, 2024 into one share and is based on 42,318,593 pre-reverse split shares of common stock issued and outstanding as of December 30, 2024. For more information about our reverse stock split, please see “Recent Developments” and “Description of Securities” below.

The Selling Stockholders identified in this prospectus may offer the shares from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The shares may be sold at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. For more information on the Selling Stockholder, see the section entitled “Selling Stockholders.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “COEP”. On April 21, 2025, the last reported sales price of our Common Stock was $10.77 per share.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus, as well as the other information contained in or incorporated by reference in this prospectus or in any accompanying prospectus supplement before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 21, 2025.

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About this Prospectus

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders (or their pledgees, donees, transferees or other successors-in-interest) may, from time to time, sell or otherwise dispose of the securities described in this prospectus in one or more offerings. We will not receive any proceeds from the sale by such Selling Stockholders of the securities offered by them described in this prospectus.

This prospectus provides you with a general description of the shares of Common Stock that the Selling Stockholders may sell or otherwise dispose of. You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the information incorporated by reference herein or therein. For information about the distribution of securities offered, please see “Plan of Distribution” below. You should carefully read both this prospectus and any prospectus supplement, together with the additional information described in “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before you make any investment decisions regarding the securities. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This prospectus summarizes certain documents and other information, and we refer you to them for a more complete understanding of what we discuss in this prospectus. All of the summaries are qualified in their entirety by the actual documents. In making an investment decision, you must rely on your own examination of the Company and the terms of the offering and the securities, including the merits and risks involved.

We are not making any representation to any purchasers of the securities regarding the legality of an investment in the securities by such purchasers. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor or tax advisor for legal, business and tax advice regarding an investment in the securities.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Coeptis”, “we,” “us,” “our” and similar terms refer to Coeptis Therapeutics Holdings, Inc., and, where appropriate, its subsidiaries.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and any related free writing prospectus, including the information incorporated by reference herein and therein, contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that involve substantial risks and uncertainties. These forward-looking statements depend upon events, risks and uncertainties that may be outside of our control. All statements other than statements of historical fact are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to

•	We may not be able to successfully implement our growth strategy on a timely basis or at all;

•	We may have difficulties managing our anticipated growth, or we may not grow at all;

•	We have a history of losses, we expect to incur losses in the future and we may not be able to achieve or maintain profitability;

•	We may not be able to initiate and complete preclinical studies and clinical trials for our product candidates which could adversely affect our business;

•	We may not be able to obtain and maintain the third-party relationships that are necessary to develop, commercialize and manufacture some or all of our product candidates;

•	We may encounter difficulties in managing our growth, which could adversely affect our operations;

•	We may face difficulties in integrating the use of the NexGen AI Affiliates Network platform, and even if successful such use may result in reputational and operational harm, and any difficulties in integrating or using such platform could adversely affect our operations;

•	We need to obtain financing in order to continue our operations;

•	The drug development and approval process is uncertain, time-consuming and expensive;

•	Competition in the biotechnology and pharmaceutical industries may result in competing products, superior marketing of other products and lower revenues or profits for us;

•	Federal laws or regulations on drug importation could make lower cost versions of our future products available, which could adversely affect our revenues, if any;

•	The regulatory approval process is costly and lengthy, and we may not be able to successfully obtain all required regulatory approvals;

•	Healthcare reform measures could adversely affect our business;

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•	Protecting and defending against intellectual property claims may have a material adverse effect on our business;

•	If we are not able to retain our current senior management team and our scientific advisors or continue to attract and retain qualified scientific, technical and business personnel, our business will suffer;

•	We may not be able to maintain our listing on the Nasdaq Capital Market; and

•	There is a substantial doubt about our ability to continue as a going concern.

We caution you not to rely on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus or the documents incorporated by reference in this prospectus, as applicable. Forward-looking statements are not guarantees of performance. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Other sections of this prospectus and the documents incorporated by reference herein describe additional factors that could adversely affect our business, financial condition or results of operations. We believe these factors include, but are not limited to, those described or incorporated by reference under “Risk Factors”. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus or any applicable prospectus supplement. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information or future developments, except as otherwise required by law.

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PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information referenced under the heading “Risk Factors” and in our financial statements, together with any accompanying prospectus supplements. Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we, ““us,” “our,” the “Company,” “Coeptis” and similar terms refer to Coeptis Therapeutics Holdings, Inc.

Pursuant to the Merger (as described below) we acquired our primary operating subsidiary, Coeptis Therapeutics, Inc. Such Merger was accounted for as a “reverse merger,” and Coeptis Therapeutics, Inc. was deemed to be the accounting acquirer in the Merger. Consequently, the assets and liabilities, historical operations and the financial statements prior to the Merger that are reflected in this prospectus are those of Coeptis Therapeutics, Inc., and the consolidated financial statements after completion of the Merger include the assets and liabilities and operations of us and our subsidiaries.

Unless otherwise noted, all share and per share data in this prospectus gives effect to the 1-for-20 reverse stock split of our common stock implemented on December 30, 2024, which combined each share of the common stock issued and outstanding as of the close of business on December 30, 2024 into one share and is based on 42,318,593 pre-reverse split shares of common stock issued and outstanding as of December 30, 2024, For more information about our reverse stock split, please see “Recent Developments” and “Description of Securities” below.

Overview

We are a biopharmaceutical and technology company. The biopharmaceutical division focuses on developing innovative cell therapy platforms for cancer, autoimmune, and infectious diseases. Coeptis aims to advance treatment paradigms and improve patient outcomes through its cutting-edge research and development efforts. The technology division focuses on enhancing operational capabilities through advanced technologies. This division features AI-powered marketing software and robotic process automation tools designed to optimize business processes and improve overall efficiency.

We were originally incorporated in the British Virgin Islands on November 27, 2018, under the name Bull Horn Holdings Corp. On October 27, 2022, we domesticated from the British Virgin Islands to the State of Delaware, and on October 28, 2022, in connection with the closing of the Merger (defined below), we changed our corporate name from Bull Horn Holdings Corp. to “Coeptis Therapeutics Holdings, Inc.”

Prior to October 28, 2022, we were a special purpose acquisition company with no operations. On October 28, 2022, we acquired our primary operating subsidiary, Coeptis Therapeutics, Inc., through the merger of our wholly owned subsidiary with and into Coeptis Therapeutics, Inc. (the “Merger”), with Coeptis Therapeutics, Inc. continuing as the surviving company. As a result of the Merger, we acquired the business of Coeptis Therapeutics, Inc., which now continues its existing business operations as our wholly owned subsidiary.

We now operate through our direct and indirect subsidiaries SNAP Biosciences Inc. and GEAR Therapeutics Inc., each of which is majority owned, and Coeptis Therapeutics, Inc., Coeptis Pharmaceuticals, Inc. and Coeptis Pharmaceuticals, LLC, each of which is wholly owned.

Collaborations for Product Development — Research and Development

We believe that there is significant market opportunity related to each of the assets we are currently pursuing. Set forth below is a brief summary of our current target assets.

Product Pipeline

Program	Target Indication	Pre-Clinical	Phase I	Phase II	Phase III
CD38-GEAR-NK	Protect CD38+ NK Cells from destruction by anti-CD38 monoclonal antibodies
CD38-Diagnostic	Diagnostic tool to analyze if cancer patients might be appropriate candidates for anti-CD38 mAB therapy
SNAP-CAR Platform	SNAP-CAR cells co-administered with one or more antibody adaptors
Unmodified Natural Killer Cells	Acute Myeloid Leukemia
Unmodified Natural Killer Cells	Acute Respiratory Diseases

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License of Stem Cell Expansion Platform & Acquisition of Phase 1 Studies

On August 16, 2023, we entered into an exclusive licensing arrangement (the “License Agreement”) with Deverra Therapeutics Inc. (“Deverra”), pursuant to which we completed the exclusive license of key patent families and related intellectual property related to a proprietary allogeneic stem cell expansion and directed differentiation platform for the generation of multiple distinct immune effector cell types, including natural killer (NK) and monocyte/macrophages. The License Agreement provides us with exclusive rights to use the license patents and related intellectual property in connection with development and commercialization efforts in the defined field of use (the “Field”) of (a) use of unmodified NK cells as anti-viral therapeutic for viral infections, and/or as a therapeutic approach for treatment of relapsed/refractory AML and high-risk MDS; (b) use of Deverra’s cell therapy platform to generate NK cells for the purpose of engineering with Coeptis SNAP-CARs and/or Coeptis GEAR Technology; and (c) use of Deverra’s cell therapy platform to generate myeloid cells for the purpose of engineering with the Company’s current SNAP-CAR and GEAR technologies. In support of the exclusive license, the Company also entered into with Deverra (i) an asset purchase agreement (the “APA”) pursuant to which we purchased certain assets from Deverra, including but not limited to two Investigational New Drug (IND) applications and two Phase 1 clinical trial stage programs (NCT04901416, NCT04900454) investigating infusion of DVX201, an unmodified natural killer (NK) cell therapy generated from pooled donor CD34+ cells, in hematologic malignancies and viral infections and (ii) a non-exclusive sublicense agreement (the “Sublicense Agreement”), in support of the assets obtained by the exclusive license, pursuant to which the Company sublicensed from Deverra certain assets which Deverra has rights to pursuant a license agreement (“FHCRC Agreement”) by and between Deverra and The Fred Hutchinson Cancer Research Center (“FHCRC”).

As consideration for the Deverra transaction described above, we paid Deverra approximately $570,000 in cash, issued to Deverra 4,000,000 shares of the Company’s common stock and assumed certain liabilities related to the ongoing clinical trials. In addition, in accordance with the terms of the Sublicense Agreement, the Company agreed to pay FHCRC certain specified contingent running royalty payments and milestone payments under the FHCRC Agreement, in each case to the extent such payments are triggered by the Company’s development activities.

Until December 2024 we operated under a Shared Services Agreement (“SSA”) with Deverra, which provided for Coeptis and Deverra to share resources and collaborate on the development of Coeptis’ GEAR and SNAP-CAR platforms. The Company is continuing its development focus on both GEAR and SNAP-CAR, and will be considering prospective strategic partners for such development.

CD38 Therapeutic and Diagnostic; Vy-Gen Bio, Inc.

In May 2021, we entered into two exclusive option agreements (the “CD38 Agreements”) relating to separate technologies (described below) designed to improve the treatment of CD38-related cancers (e.g., multiple myeloma, chronic lymphocytic leukemia, and acute myeloid leukemia) with Vy-Gen-Bio, Inc. (“Vy-Gen”), a majority-owned subsidiary of Vycellix, Inc., a Tampa, Florida-based private, immune-centric discovery life science company focused on the development of transformational platform technologies to enhance and optimize next-generation cell and gene-based therapies, including T-cell and Natural Killer (NK) cell-based cancer therapies. In August 2021, we exercised those two options and acquired a 50% ownership interest in such technologies. In December 2021, we completed our purchase of the 50% ownership interest in the CD38-Diagnostic, and subsequently in November 2022 we completed our purchase of the 50% ownership interest for the CD38-GEAR-NK product candidate. In March 2025, the Company reached an agreement with Vy-Gen to license the exclusive worldwide development and commercialization rights to the GEAR™ (Gene Edited Antibody Resistant) Cell Therapy Platform, representing a potential approach to modifying potent cancer-targeting immune cells to optimize the likelihood of deep remission in patients with hematologic malignancies and other cancers. The Company had previously held limited co-development rights to GEAR. As part of this exclusive GEAR license agreement, the Company committed to paying a $400,000 license fee by August 1, 2025, along with other license fees, milestone and royalty payments in 2026 and beyond.

The CD38 Agreements relate to two separate Vy-Gen drug product candidates, as follows:

-	CD38-GEAR-NK. This Vy-Gen drug product candidate is designed to protect CD38+ NK cells from destruction by anti-CD38 monoclonal antibodies, or mAbs. CD38-GEAR-NK is an autologous, NK cell-based therapeutic that is derived from a patient’s own cells and gene-edited to enable combination therapy with anti-CD38 mAbs. We believe CD38-GEAR-NK possesses the potential to minimize the risks and side effects from CD38-positive NK cell fratricide. While third party license or collaboration agreements are not required in order for Vy-Gen to develop the product to commercial use, potential strategic relationships will be considered on an ongoing basis as a potential strategy. No licenses or collaborations are currently being actively pursued.

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Market Opportunity. We believe CD38-GEAR-NK could potentially revolutionize how CD38-related cancers are treated, by protecting CD38+ NK cells from destruction by anti-CD38 mAbs, thereby promoting the opportunity to improve the treatment of CD38-related cancers, including multiple myeloma, chronic lymphocytic leukemia, and acute myeloid leukemia.

Multiple myeloma is the first cancer indication targeted with CD38-GEAR-NK. Our intent is to seek regulatory approval in the 8 major markets comprised of the United States, the UK, Germany, Spain, France, Italy, China, and Japan. The total multiple myeloma market size in these 8 countries was $16.27 billion in 2019 and is expected to increase modestly through 2030, according to DelveInsight.

GEAR-NK Product Plan Overview. GEAR-NK is an autologous, gene-edited, natural killer cell-based therapeutic development platform that allows for modified NK cells to be co-administered with targeted mAbs, which, in the absence of the GEAR-NK, would otherwise be neutralized by mAb therapy. GEAR-NK is a pre-clinical in vitro proof-of-concept product with in vivo evaluations planned for 2023. Vy-Gen is actively engaged in the research and development of GEAR-NK, and through the joint steering committee, we are assessing market opportunities, intellectual property protection and potential regulatory strategy. No human clinical trials have been conducted for GEAR-NK but are planned for 2025.

-	CD38-Diagnostic. This Vy-Gen drug product candidate is an in vitro diagnostic tool to analyze if cancer patients might be appropriate candidates for anti-CD38 mAb therapy. CD38-Diagnostic is an in vitro screening tool that is intended to provide the ability to pre-determine which cancer patients are most likely to benefit from targeted anti-CD38 mAb therapies, either as monotherapy or in combination with CD38-GEAR-NK. Our management believes that CD38-Diagnostic also has the potential to develop as a platform technology beyond CD38, including to identify patients likely to benefit for broad range of mAb therapies across myriad indications. CD38-Diagnostic is a discovery-stage product that is advancing towards pre-clinical activities. Vy-Gen is actively engaged in the research and development of CD38-Diagnostic, and through the joint steering committee, and we are assessing market opportunities, intellectual property protection and potential regulatory strategy are all areas of focus. No human clinical trials have been conducted for CD38-Diagnostic as the clinical study requirements are not yet defined.

Market Opportunity. We believe CD38-Diagnostic provides opportunity to make more cost-effective medical decisions for the treatment of B cell malignancies with high CD38 expression, including multiple myeloma, which may help to avoid unnecessary administration of anti-CD38 therapies. CD38-Diagnostic is anticipated to reduce the number of patients that are subjected to ineffective therapy and to potentially result in significant savings to healthcare systems.

CD38-Diagnostic is viewed as a potential in-vitro diagnostic for determining patient suitability and likelihood of positive treatment outcomes for CD38-GEAR-NK and/or CD38 monoclonal antibody therapies.

On September 28, 2023, we received FDA’s response to our 513(g) request for information submission pertaining to the classification of the CD38-Diagnostic. The CD38-Diagnostic has been designated a Class II type device. The confirmation of this classification is beneficial as we’re now better able to plan for and execute future development activities.

In May 2021, we made initial payments totaling $750,000 under the CD38 Agreements, to acquire the exclusive options to acquire co-development rights with respect to CD38-GEAR-NK and CD38-Diagnostic. On August 15, 2021, we entered into amendments to each of the CD38 Agreements. In connection with the two amendments, we delivered to Vy-Gen promissory notes aggregating $3,250,000 with maturity dates of December 31, 2021, and made a cash payment of $1,000,000, upon which cash payment we exercised the two definitive option purchase agreements. In December 2021, we completed our payment obligations to secure our rights to 50% of the net revenue stream related to the CD38-Diagnostic, and in November 2022 we completed our purchase of the 50% ownership interest for the CD38-GEAR-NK product candidate. Details of the two August amendments and the December amendment are summarized in the amendments attached at Exhibits 4.1 and 4.2 to our Current Report on Form 8-K dated August 19, 2021, and Exhibit 4.2 to our Current Report on Form 8-K dated December 27, 2021.

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In connection with the Vy-Gen relationship and the Company’s rights in respect of the two product candidates described above, in December 2021 we entered into a co-development and steering committee agreement with Vy-Gen. The co-development and steering committee agreement provides for the governance and economic agreements between the Company and Vy-Gen related of the development of the two Vy-Gen drug product candidates and the revenue sharing related thereto, including each company having a 50% representation on the steering committee and each company receiving 50% of the net revenues related to the Vy-Gen product candidates. Related to the joint development, under the direction of the joint steering committee, we are currently assessing market opportunities, intellectual property protection and potential regulatory strategies for the CD38 Assets, and Vy-Gen is overseeing the development activities being conducted through the scientists at Karolinska Institute. Details of the co-development and steering committee agreement are summarized in the agreement attached as Exhibit 4.1 to our Current Report on Form 8-K dated December 27, 2021.

SNAP-CAR Technologies; University of Pittsburgh

The SNAP-CAR License: On August 31, 2022, we entered into an exclusive license agreement with the University of Pittsburgh for certain intellectual property rights related to the universal self-labeling SynNotch and CARs for programable antigen-targeting technology platform. We paid the University of Pittsburgh a non-refundable fee in the amount of $75,000 for the exclusive patent rights to the licensed technology.

In September 2023, we executed the first amendment to the SNAP-CAR License in which we expanded the field of use to include natural killer cells. We believe this is a valuable addition as we continue to develop the SNAP-CAR platform as a universal therapeutic.

A key potential benefit that we see in the licensed technology is its potential application in therapeutic treatments that involve solid tumors. While there are currently a number of FDA-approved CAR-T therapies for hematologic malignancies, there are currently no CAR-T therapies marketed that are indicated for the treatment of solid tumors.

Under the terms of the agreement, we have been assigned the worldwide development and commercialization rights to the licensed technology in the field of human treatment of cancer with antibody or antibody fragments using SNAP-CAR T-cell technology, along with (i) an intellectual property portfolio consisting of issued and pending patents and (ii) options regarding future add-on technologies and developments. In consideration of these rights, we paid an initial license fee of $75,000, and will have annual maintenance fees ranging between $15,000 and $25,000, as well as developmental milestone payments (as defined in the agreement and royalties equal to 3.5% of net sales. Additionally, the agreement contemplates that we will enter into a Sponsored Research Agreement with the University of Pittsburgh within ninety days of the execution of the agreement, with the goal of further researching and optimizing the SNAP-CAR platform.

The Sponsored Research Agreement: In January 2023 we entered into a sponsored research agreement (“SRA”) with the University of Pittsburgh, the focus of which is to perform pre-clinical research as it relates to our SNAP-CAR program. Our target objectives have been to: (i) test and validate CRO antibody conjugation chemistry and improve the activity of adaptors by investigating alternative chemical composition, (ii) investigate HER2 and other solid-tumor model in mice for both breast and ovarian cancers, (iii) identify and test other non-HER2 targets, (iv) further investigate multi-antigen targeting by dosing multiple adaptors simultaneously to address tumor heterogeneity/resistance in hematological and/or solid tumors and (v) expand the potential impact of SNAP-CAR by performing in vitro screening of many additional antigen-antibody combinations in hematological and/or solid tumors. The term of the SRA expires by its terms at the end of January 2025. The data generated during the term of the SRA will be instrumental in determining target indications, development plans, and clinical study designs.

The SNAP-CAR Platform: Chimeric antigen receptor (CAR) therapy is a treatment for cancer in which a patient’s T-cells (a type of immune cell) are genetically engineered to recognize cancer cells to target and destroy them. Cells are extracted from the patient and then genetically engineered to make the CAR and are re-introduced back into the patient. This therapy is revolutionizing the treatment of many blood cancers including B cell leukemias and lymphomas by targeting specific proteins found on these cancers, and there is hope in treating additional cancers including solid tumors by having them recognize new targets. The “SNAP-CAR” CAR cell therapy platform is being developed to be a universal therapeutic. The SNAP-CAR technology is in the preclinical stage of development at the University of Pittsburgh. Instead of directly binding to a target on the tumor cell, the CAR T-cells are co-administered with one or more antibody adaptors that bind to the tumor cells and are fitted with a chemical group that irreversibly connects them to the SNAP-CAR on the therapeutic cells via a covalent bond. A covalent bond is the highest affinity bond possible, and we believe this binding could translate into highly potent therapeutic activity.

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Pre-clinical studies in mice have demonstrated a potential benefit that by targeting solid tumors via antibody adaptor molecules, the SNAP-CAR therapy may be able to provide a highly programmable therapeutic platform, one that we envision could deliver several potential advantages over standard CAR-T treatments, including:

-	Reduction of Potential Toxicity: The therapeutic activity of the SNAP-CAR T-cells is being developed to allow controls by way of the antibody dose, which we envision would allow clinicians to mitigate toxicity from over-activity. We also envision that the immune response against cancer may also be boosted in patients administered with additional doses of the tagged tumor-specific antibody; and

-	Reduction in Cancer Relapse: Relapse from CAR T-cell therapy often results from the loss or down-regulation of the targeted protein on the cancer. Our research and development will continue the pre-clinical development efforts to date, which focuses in part on the potential avoidance of or reduction in relapses by combining SNAP-CAR T-cells with antibodies targeting multiple antigens at once.

Market Opportunity:  Due to its unique targeting and binding properties, we believe the SNAP-CAR platform could help accelerate the utilization and effectiveness of CAR T-cell therapies for the treatment of solid tumors. By way of market size, according to Polaris Market Research, the CAR T-cell therapy market size is expected to reach $20.56 billion by 2029 (from $1.96 billion in 2021), representing a compound annual growth rate (CAGR) of 31.6% during the forecast period from 2022 to 2029. However, based on the anticipated application of the licensed technology (i.e. initially focusing on solid tumor treatment) we cannot at this time project the market size of our target market until we further develop the licensed technology and settle on the initial target indications and follow-up indications. Additional research and analysis are being conducted which will aid us in the proper identification and selection of the cancer indication(s) we intend to further study. Once the optimal indication(s) are selected and the overall development strategy is further identified, the market opportunity can be further defined.

CPT60621; Vici Health Sciences, LLC

In 2019, we entered into a co-development agreement with Vici Health Sciences, LLC (“Vici”). Through this partnership, we would co-develop, seek FDA approval and share ownership rights with Vici to CPT60621, a novel, ready to use, easy to swallow, oral liquid version of an already approved drug used for the treatment of Parkinson’s Disease (PD). As we continue to direct its operational focus towards the Vy-Gen opportunities previously described, we have recently stopped allocating priority resources to the development of CPT60621. We are currently in negotiations in which Vici intends to buy-out most or all of our remaining ownership rights.

Vy-Gen-Bio, Inc. We are currently exploring on a non-exclusive basis a previously announced strategic opportunity that we believe would add to our current GEAR development platform and provide additional growth opportunities to our assets in the area of cellular immunotherapy. The acquisition of these assets, if completed, would allow us to expand our collaboration with Vy-Gen-Bio, beyond its current focus on the use of CD38-GEAR-NK, a natural killer (NK) cell therapy for the treatment of CD38+ cancers for the treatment of multiple myeloma, and the development of CD38-Diagnostic, an in vitro diagnostic tool aimed toward identifying cancer patients who may be appropriate candidates for anti-CD38 mAb therapy.

Recent Developments

Series A Offering. In June 2024, Coeptis commenced a private offering of its series A preferred stock (the “Series A Preferred Stock”) to accredited investors (collectively, the “Series A Investors”), and to date has raised $10,000,000 million in the sale of 10,000 shares of Series A Preferred Stock, at a purchase price of $1,000 per share. The Series A Investors also received in the aggregate a 15.0% non-voting equity ownership interest in two of the Company’s newly formed subsidiaries, SNAP Biosciences Inc. and GEAR Therapeutics Inc. The key terms of the Series A Preferred Stock are described elsewhere in this prospectus under “Description of Our Securities; Series A Preferred Stock.”

In connection with the Series A offering, the Company created two new subsidiaries, GEAR Therapeutics, Inc. and SNAP Biosciences, Inc., to operate in separate silos with respect to the research and development efforts related to the Company’s GEAR and SNAP platforms, respectively. In connection with the first closing under the Offering, the Company contributed to the new subsidiaries, respectively, the assets used exclusively in connection with the GEAR research and development efforts and those assets used exclusively in connection with the SNAP research and development efforts. Any assets that are not used exclusively for GEAR or SNAP, remain at the Company level and will be made available to the new subsidiaries through intracompany arrangements.

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In connection with the sale of the Series A Preferred Stock, in June 2024, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series A Preferred Stock with the Secretary of State of the State of Delaware (the “Series A Certificate of Designations”).

Standby Equity Purchase Agreement. On November 1, 2024, the Company entered into the Standby Equity Purchase Agreement (“SEPA”) with YA II PN, LTD, a Cayman Islands exempt limited partnership (“Yorkville”) pursuant to which the Company has the right to sell to Yorkville up to $20.0 million of Common Stock, subject to certain limitations and conditions set forth in the SEPA, from time to time during the term of the SEPA. The Company also entered into a Registration Rights Agreement with Yorkville pursuant to which it will register the resale of shares of Common Stock issued to Yorkville pursuant to the SEPA. After the Yorkville Note (as defined below) has been repaid, sales of the shares of Common Stock to Yorkville under the SEPA, and the timing of any such sales, are at the Company’s option, and the Company is under no obligation to sell any shares of Common Stock to Yorkville under the SEPA (other than while the Yorkville Note remains outstanding).

Upon the satisfaction of the conditions to Yorkville’s purchase obligation set forth in the SEPA (including (i) having a registration statement registering the resale of the shares of Common Stock issuable under the SEPA declared effective by the Securities and Exchange Commission and (ii) having paid off in full all accrued and unpaid obligations under the Yorkville Note (as defined below) the Company will have the right, but not the obligation, from time to time at its discretion, to direct Yorkville to purchase a specified number of shares of Common Stock (an “Advance”) by delivering written notice to Yorkville (an “Advance Notice”). While there is no mandatory minimum amount for any Advance, it may not exceed an amount equal to 100% of the average of the daily traded amount during the five consecutive trading days immediately preceding an Advance Notice.

The shares of Common Stock purchased pursuant to an Advance initiated by the Company will be purchased at a price equal to 95% of the lowest daily VWAP of the shares of Common Stock during the three consecutive trading days commencing on the date of the delivery of the Advance Notice, other than the daily VWAP on a day in which the daily VWAP is less than a minimum acceptable price as stated by the Company in the Advance Notice or there is no VWAP on the subject trading day. The Company may establish a minimum acceptable price in each Advance Notice below which the Company will not be obligated to make any sales to Yorkville. “VWAP” is defined as the daily volume weighted average price of the shares of Common Stock for such trading day on the Nasdaq Stock Market during regular trading hours as reported by Bloomberg L.P. through its “AQR” function.

Additionally, Yorkville agreed to advance to the Company, in exchange for a convertible promissory note (the “Yorkville Note”), an aggregate principal amount of $1,304,758. Interest shall accrue on the outstanding balance of the Yorkville Note at an annual rate equal to 8%, subject to an increase to 18% upon an event of default as described in the Yorkville Note. The maturity date of the Yorkville Note is November 1, 2025. Yorkville may convert the Yorkville Note into shares of Common Stock at any time at a conversion price equal to the lower of (i) $1.00 (the “Fixed Price”) or (ii) a price per share equal to 95% of the lowest daily VWAP during the 5 consecutive trading days immediately prior to the conversion date of the Yorkville Note (the “Variable Price”), but which Variable Price shall not be lower than a floor price of $0.04 (the “Floor Price”). The Yorkville Note was issued as repayment in full of an existing promissory note that was previously entered into between Yorkville and the Company in January 2024 that as of the date of the Yorkville Note had matured.

At any time during the Commitment Period that there is a balance outstanding under the Yorkville Note, Yorkville may deliver notice (an “Investor Notice”) to the Company to cause an Advance Notice to be deemed delivered to Yorkville and the issuance and sale of shares of Common Stock to Yorkville pursuant to an Advance (an “Investor Advance”) in an amount not to exceed the balance owed under the Yorkville Note outstanding on the date of delivery of such Investor Notice. As a result of an Investor Advance, the amounts payable under the Yorkville Note will be offset by such amount subject to each Investor Advance.

Under applicable Nasdaq rules and the terms of the SEPA and the Yorkville Note, in no event may the Company issue to Yorkville under the SEPA or the Yorkville Note shares of Common Stock equal to greater than 19.99% of the shares of Common Stock outstanding immediately prior to the execution of the SEPA (the “Exchange Cap”), unless the Company obtains stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules. Moreover, the Company may not issue or sell any shares of Common Stock to Yorkville under the SEPA or the Yorkville Note which, when aggregated with all other shares of Common Stock then beneficially owned by Yorkville and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder), would result in Yorkville beneficially owning more than 4.99% of the outstanding shares of Common Stock.

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Actual sales of shares of Common Stock to Yorkville as an Advance under the SEPA will depend on a variety of factors to be determined by (i) the Company from time to time, which may include, among other things, market conditions, the trading price of the Common Stock and determinations by the Company as to the appropriate sources of funding for our business and operations and (ii) Yorkville at all times while the Yorkville Note remains outstanding.

The SEPA will automatically terminate on the earliest to occur of (i) December 1, 2027 or (ii) the date on which the Company shall have made full issuances of Advances pursuant to the SEPA. The Company has the right to terminate the SEPA at no cost or penalty upon five (5) trading days’ prior written notice to Yorkville, provided that there are no outstanding Advance Notices for which shares of Common Stock need to be issued and provided further that the Yorkville Note is no longer outstanding.

As consideration for Yorkville’s commitment to purchase the shares of Common Stock pursuant the SEPA, the Company paid Yorkville, (i) a structuring fee in the amount of $25,000 and (ii) a commitment fee equal to 1% of the commitment amount under the SEPA to be paid (x) 20,000 shares (on a post Reverse Split basis) on the date the SEPA was entered into and (y) and $120,000, to be paid in cash or by way of an Advance on the date upon which the Company has first received Advances in the aggregate amount of $5,000,000.

The net proceeds under the SEPA to the Company will depend on the frequency and prices at which Common Stock is sold. The Company expects that proceeds received from such sales will be used primarily for working capital and general corporate purposes.

Reverse Stock Split. At the Company’s annual stockholders’ meeting on December 18, 2024, the Company’s stockholders approved a proposal to grant authority to our board of directors to amend our certificate of incorporation to combine outstanding shares of our common stock into a lesser number of outstanding shares, or a “reverse stock split,” at a specific ratio within a range of one-for-three (1-for-3) to a maximum of a one-for-forty (1-for-40) split, with the exact ratio to be determined by our board of directors in its sole discretion. On December 26, 2024, the Company filed with the Secretary of State of the State of Delaware a certificate of amendment of the Company’s amended and restated certificate of incorporation effecting a reverse stock split at a ratio of one-for-twenty (1-for-20) (the “Reverse Stock Split”), which was effected at 5:00 pm on December 30, 2024. The primary purpose of the Reverse Stock Split is to assist with the Company’s compliance with the Minimum Bid Price Requirement, pursuant to Nasdaq Listing Rule 5810(c)(3)(A).

Technology Expansion. In December 2024 the Company acquired an AI-powered marketing software and advanced robotic process automation (RPA) platform called the NexGenAI Affiliates Network platform as part of its exploration towards adding a technology arm to the Company’s offerings. Over the first half of 2025 the Company intends to focus on how to utilize this platform as a source of revenue, with the goal of assisting itself and others to optimize marketing, operations and customer engagements and drive measurable results for users of the platform.

Our Growth Strategy

To achieve our goals, we intend to deploy an aggressive, three-pronged, growth strategy listed below that we believe will help us maximize our success and deleverage some of the risk of finding, solely developing and funding our own products.

Portfolio Optimization — We will continue to evaluate, prioritize, optimize, and make appropriate changes in our pipeline portfolio as market development dynamics and/or product opportunities change. For example, it may be a strategic business decision for us to divest certain products and/or agreements to other companies so we can best focus on its core assets.

Strategic Partnerships — We will focus on expanding our existing pipeline through establishing strategic partnerships with companies that have interesting products and technologies. We intend to focus on novel, preclinical and clinical assets in a variety of therapeutic areas, including oncology.

Business Development — We are actively seeking partnerships and/or strategic collaborations with companies that share in our vision for our therapeutic focus and/or our focus on technology expansion. Our platform technologies have expansive capabilities and thus we believe they are conducive to partnerships beyond our current focus.

Sales and Marketing

We currently do not have in-house commercial capabilities required to market and distribute FDA-approved products. Therefore, we will be required to partner with firms who are capable of conducting all sales, marketing, distribution, contracting and pricing for our future products. There is no assurance that we will be able to secure the services of such a firm or that any such firm will be able to achieve sales expectations.

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Employees

Currently, we have six employees, of which four are full-time employees and two are part-time employees. Our employees are not represented by any labor union or any collective bargaining arrangement with respect to their employment with the Company. We have never experienced any work stoppages or strikes as a result of labor disputes. We believe that our employee relations are good.

Certain of our employees have been reporting to work remotely and may continue to do so moving forward.

Risks Associated with our Business

There are a number of risks related to us and our operations. You should carefully review the risks described in “Risk Factors and Special Considerations” beginning on page 11. If any of these risks actually occurs, our business, financial condition, results of operations and prospects would likely be materially, adversely affected. In that event, the trading price of our Common Stock could be adversely impacted, and you could lose part or all of your investment. Below is a summary of some of the principal risks we face:

•	We may not be able to successfully implement our growth strategy on a timely basis or at all;

•	We may have difficulties managing our anticipated growth, or we may not grow at all;

•	We have a history of losses, we expect to incur losses in the future and we may not be able to achieve or maintain profitability;

•	We may not be able to initiate and complete preclinical studies and clinical trials for our product candidates which could adversely affect our business;

•	We may not be able to obtain and maintain the third-party relationships that are necessary to develop, commercialize and manufacture some or all of our product candidates;

•	We may encounter difficulties in managing our growth, which could adversely affect our operations;

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We may face difficulties in integrating the use of the NexGen AI Affiliates Network platform, and even if successful such use may result in reputational and operational harm, and any difficulties in integrating or using such platform could adversely affect our operations;

•	We need to obtain financing in order to continue our operations;

•	The drug development and approval process is uncertain, time-consuming and expensive;

•	Competition in the biotechnology and pharmaceutical industries may result in competing products, superior marketing of other products and lower revenues or profits for us;

•	Federal laws or regulations on drug importation could make lower cost versions of our future products available, which could adversely affect our revenues, if any;

•	The regulatory approval process is costly and lengthy, and we may not be able to successfully obtain all required regulatory approvals;

•	Healthcare reform measures could adversely affect our business;

•	Protecting and defending against intellectual property claims may have a material adverse effect on our business;

•	If we are not able to retain our current senior management team and our scientific advisors or continue to attract and retain qualified scientific, technical and business personnel, our business will suffer; and

•	We may not be able to maintain our listing on the Nasdaq Capital Market; and

•	There is a substantial doubt about our ability to continue as a going concern.

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Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an emerging growth company, as defined in the JOBS Act. As an emerging growth company, we have elected to take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	Only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure.

•	Reduced disclosure about our executive compensation arrangements.

•	Not having to obtain non-binding advisory votes on executive compensation or golden parachute arrangements.

•	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, we have more than $700 million in market value of our stock held by non-affiliates, or we issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of these reduced reporting burdens herein, and the information that we provide may be different than what you might get from other public companies in which you hold stock.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

Description of Property

We rent office space in Wexford, Pennsylvania for $3,805 per month. Our current lease ends on May 31, 2026. These facilities are adequate for our current needs.

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THE OFFERING

Common Stock to be offered by Selling Stockholders	Up to 3,919,349 shares, consisting of: (i) 100,000 shares of Common Stock held directly or indirectly by certain Selling Stockholders; and (ii) up to 3,819,349 shares of Common Stock we have issued or may issue and sell to Yorkville pursuant to the SEPA, which consists of (A) 20,000 (post-Reverse Stock Split) Commitment Shares, (B) 81,877 shares issued to Yorkville in connection with the partial conversion of an outstanding convertible note and (C) up to an aggregate of 3,717,472 shares of Common Stock that may be issued and sold to issue and sell to Yorkville from time to time pursuant to Advances under the SEPA.

Use of Proceeds	We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders. However, we may receive up to $20.0 million in aggregate gross proceeds from sales of our shares of Common Stock to Yorkville that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the SEPA. We expect to use the net proceeds that we receive from sales of our Common Stock to Yorkville, if any, under the SEPA for working capital and general corporate purposes. See “Use of Proceeds.”

Exchange Listing	Our shares of Common Stock are currently traded on The Nasdaq Capital Market under the symbol “COEP”, and certain of our warrants are traded on The Nasdaq Capital Market under “COEPW”.

Plan of Distribution

The Selling Stockholders may sell or otherwise dispose of the Common Stock covered by this prospectus in a number of different ways and at varying prices. For further information, see “Plan of Distribution” beginning on page 63.

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors and Special Considerations” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

Except as otherwise indicated, all share information in this prospectus gives effect to the 1-for-20 reverse stock split of our common stock implemented on December 30, 2024, which combined each share of the common stock issued and outstanding as of the close of business on December 30, 2024. As of April 21, 2025, after giving effect to the Reverse Stock Split, there were 3,414,939 shares of common stock issued and outstanding, which number does not include (shares and exercise prices below presented on a post-Reverse Stock Split basis):

•	Warrants to purchase 522,355 shares of common stock at an average exercise price of approximately $177.75 per share;
•	Shares issuable upon conversion of our Series A Preferred Stock;
•	Prefunded Warrants to purchase 200,000 shares of common stock at an average exercise price of $0.002 per share;
•	Warrants to purchase 506,250 shares of common stock at an average exercise price of $27.20;
•	Warrants to purchase 16,500 shares of common stock at an average exercise price of $26.09;
•	Options to purchase 467,000 shares of Common Stock at an average exercise price of $12.34 per share;
•	Shares issuable upon the exercise of the warrants referenced above;
•	Shares of our Common Stock reserved for future issuance under our equity incentive plans; and
•	Shares of our Common Stock issuable upon the exercise of the prefunded warrants.

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RISK FACTORS AND SPECIAL CONSIDERATIONS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our common stock. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our common stock could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.

We operate in a highly competitive and highly regulated business environment. Our business can be expected to be affected by government regulation, economic, political and social conditions, business’ response to new and existing products and services, technological developments and the ability to obtain and maintain patent and/or other intellectual property protection for our products and intellectual property. Our actual results could differ materially from management’s expectations because of changes both within and outside of our control. Due to such uncertainties and the risk factors set forth in this prospectus, prospective investors are cautioned not to place undue reliance upon such forward-looking statements.

Throughout this section, references to “Company,” “Coeptis,” “we,” “us,” “our” and similar terms refer collectively to Coeptis Therapeutics Holdings, Inc., a Delaware corporation, and its operating subsidiaries, as the context so requires.

This prospectus contains forward-looking statements. Information provided in this prospectus may contain forward-looking statements which reflect management’s current view with respect to future events, the viability or efficacy of our products and our future performance. Such forward-looking statements may include projections with respect to market size and acceptance, revenues and earnings, marketing and sales strategies and business operations, as well as efficacy of our products. The risk factors discussed below cover not only our current products, product candidates and relationships, but also the risks we expect to encounter when and if we add new product candidates and approved products to our proprietary portfolio, which new products, if added, we expect to be at various stages of pre-clinical and perhaps clinical development.

Risks Related to the Development and Regulatory Approval of Our Product Candidates

Clinical trials are expensive, time consuming, difficult to design and implement, and involve uncertain outcomes. Results of previous pre-clinical studies and clinical trials may not be predictive of future results, and the results of our current and planned clinical trials may not satisfy the requirements of the FDA or other regulatory authorities.

Positive or timely results from pre-clinical or early-stage trials do not ensure positive or timely results in late-stage clinical trials or product approval by the FDA or comparable foreign regulatory authorities. We will be required to demonstrate with substantial evidence through well-controlled clinical trials that our product candidates are safe and effective for use in a diverse population before we can seek regulatory approvals for their commercialization. Our planned clinical trials may produce negative or inconclusive results, and we or any of our current and future strategic partners may decide, or regulators may require us, to conduct additional clinical or pre-clinical testing.

Success in pre-clinical studies or early-stage clinical trials does not mean that future clinical trials or registration clinical trials will be successful because product candidates in later-stage clinical trials may fail to demonstrate sufficient safety and efficacy to the satisfaction of the FDA and foreign regulatory authorities, despite having progressed through pre-clinical studies and initial clinical trials. Product candidates that have shown promising results in early clinical trials may still suffer significant setbacks in subsequent clinical trials or registration clinical trials. For example, a number of companies in the biopharmaceutical industry, including those with greater resources and experience than us, have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier clinical trials. Similarly, pre-clinical interim results of a clinical trial are not necessarily predictive of final results.

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If clinical trials for our product candidates are prolonged, delayed or stopped, we may be unable to obtain regulatory approval and commercialize our product candidates on a timely basis, or at all, which would require us to incur additional costs and delay our receipt of any product revenue.

We may experience delays in our ongoing or future pre-clinical studies or clinical trials, and we do not know whether future pre-clinical studies or clinical trials will begin on time, need to be redesigned, enroll an adequate number of patients or be completed on schedule, if at all. The commencement or completion of these planned clinical trials could be substantially delayed or prevented by many factors, including, but not limited to:

•	discussions with the FDA or other regulatory agencies regarding the scope or design of our clinical trials;

•	the limited number of, and competition for, suitable sites to conduct our clinical trials, many of which may already be engaged in other clinical trial programs, including some that may be for the same indication as our product candidates;

•	any delay or failure to obtain approval or agreement to commence a clinical trial in any of the countries where enrollment is planned;

•	inability to obtain sufficient funds required for a clinical trial;

•	clinical holds on, or other regulatory objections to, a new or ongoing clinical trial;

•	delay or failure to manufacture sufficient supplies of product candidates for our clinical trials;

•	delay or failure to reach agreement on acceptable clinical trial agreement terms or clinical trial protocols with prospective sites or clinical research organizations (“CROs”), the terms of which can be subject to extensive negotiation and may vary significantly among different sites or CROs;

•	delay or failure to obtain institutional review board (“IRB”) approval to conduct a clinical trial at a prospective site;

•	slower than expected rates of patient recruitment and enrollment;

•	failure of patients to complete the clinical trial;

•	the inability to enroll a sufficient number of patients in studies to ensure adequate statistical power to detect statistically significant treatment effects;

•	unforeseen safety issues, including severe or unexpected drug-related adverse effects experienced by patients, including possible deaths;

•	lack of efficacy during clinical trials;

•	termination of our clinical trials by one or more clinical trial sites;

•	inability or unwillingness of patients or clinical investigators to follow our clinical trial protocols;

•	inability to monitor patients adequately during or after treatment;

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•	clinical study sites failing to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all, deviating from the protocol or dropping out of a study;

•	inability to address any non-compliance with regulatory requirements or safety concerns that arise during the course of a clinical trial;

•	the need to repeat or terminate clinical trials as a result of inconclusive or negative results or unforeseen complications in testing; and

•	our clinical trials may be suspended or terminated upon a breach or pursuant to the terms of any agreement with, or for any other reason by, current or future strategic partners that have responsibility for the clinical development of any of our product candidates.

Changes in regulatory requirements, policies and guidelines may also occur and we may need to significantly amend clinical trial protocols to reflect these changes with appropriate regulatory authorities. These changes may require us to renegotiate terms with CROs or resubmit clinical trial protocols to IRBs for re-examination, which may impact the costs, timing or successful completion of a clinical trial. Our clinical trials may be suspended or terminated at any time by the FDA, other regulatory authorities, the IRB overseeing the clinical trial at issue, any of our clinical trial sites with respect to that site, or us. Any failure or significant delay in commencing or completing clinical trials for our product candidates may adversely affect our ability to obtain regulatory approval and our commercial prospects and our ability to generate product revenue will be diminished.

The design or our execution of clinical trials may not support regulatory approval.

The design or execution of a clinical trial can determine whether its results will support regulatory approval and flaws in the design or execution of a clinical trial may not become apparent until the clinical trial is well advanced. In some instances, there can be significant variability in safety or efficacy results between different trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in size and type of the patient populations, adherence to the dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. We do not know whether any clinical trials we may conduct will demonstrate consistent or adequate efficacy and safety to obtain regulatory approval to market our product candidates.

Further, the FDA and comparable foreign regulatory authorities have substantial discretion in the approval process and in determining when or whether regulatory approval will be obtained for any of our product candidates. Our product candidates may not be approved even if they achieve their primary endpoints in future clinical trials. The FDA or foreign regulatory authorities may disagree with our trial design and our interpretation of data from pre-clinical studies and clinical trials. In addition, any of these regulatory authorities may change requirements for the approval of a product candidate even after reviewing and providing comments or advice on a protocol for clinical trial that has the potential to result in FDA or other agencies’ approval. In addition, such regulatory authorities may also approve a product candidate for fewer or more limited indications than we request or may grant approval contingent on the performance of costly post-marketing clinical trials. The FDA or foreign regulatory authorities may not approve the labeling claims that we believe would be necessary or desirable for the successful commercialization of our product candidates which may have a material adverse effect on our business.

We may find it difficult to enroll patients in our clinical trials given the limited number of patients who have the diseases for which our product candidates are being studied which could delay or prevent the start of clinical trials for our product candidates.

Identifying and qualifying patients to participate in clinical trials of our product candidate is essential to our success. The timing of our clinical trials depends in part on the rate at which we can recruit patients to participate in clinical trials of our product candidates, and we may experience delays in our clinical trials if we encounter difficulties in enrollment. If we experience delays in our clinical trials, the timeline for obtaining regulatory approval of our product candidates will most likely be delayed.

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Many factors may affect our ability to identify, enroll and maintain qualified patients, including the following:

•	eligibility criteria of our ongoing and planned clinical trials with specific characteristics appropriate for inclusion in our clinical trials;

•	design of the clinical trial;

•	size and nature of the patient population;

•	patients’ perceptions as to risks and benefits of the product candidate under study and the participation in a clinical trial generally in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating;

•	the availability and efficacy of competing therapies and clinical trials;

•	pendency of other trials underway in the same patient population;

•	willingness of physicians to participate in our planned clinical trials;

•	severity of the disease under investigation;

•	proximity of patients to clinical sites;

•	patients who do not complete the trials for personal reasons; and

•	issues with CROs and/or with other vendors that handle our clinical trials.

General Risks

There is a substantial doubt about our ability to continue as a going concern.

The report of our independent registered public accounting firm that accompanies our consolidated financial statements includes an explanatory paragraph indicating there is a substantial doubt about our ability to continue as a going concern, citing our need for additional capital for the future planned expansion of our activities and to service our ordinary course activities (which may include servicing of indebtedness). The inclusion of a going concern explanatory paragraph in the report of our independent registered public accounting firm will make it more difficult for us to secure additional financing or enter into strategic relationships on terms acceptable to us, if at all, and likely will materially and adversely affect the terms of any financing that we might obtain. Our consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

We have incurred significant losses in prior periods, and losses in the future could cause the quoted price of our Common Stock to decline or have a material adverse effect on our financial condition, our ability to pay its debts as they become due, and on its cash flows.

For the year ended December 31, 2024, we incurred a net loss of $10,877,412 and, as of that date, we had an accumulated deficit of $98,233,673. For the year ended December 31, 2023, we incurred a net loss of $21,266,537 and, as of that date, had an accumulated deficit of $87,356,260. Any losses in the future could cause the quoted price of our Common Stock to decline or have a material adverse effect on our financial condition, its ability to pay its debts as they become due, and on its cash flows.

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To date, we have generated only minimal product revenue. We expect that our planned product development and strategic expansion pursuits will increase losses significantly over the next five years. In order to achieve profitability, we will be required to generate significant revenue. We cannot be certain that we will generate sufficient revenue to achieve profitability. We anticipate that we will continue to generate operating losses and experience negative cash flow from operations at least through the end of 2024 or longer. We cannot be certain that we will ever achieve profitability or that, if profitability is achieved, that is will be maintained. If our revenue grows at a slower rate than we anticipate or if our product development, marketing and operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operation and financial condition will be materially adversely affected and we may be unable to continue operations.

We will not be able to generate meaningful product revenue unless and until one of our product candidates or co-development products successfully completes clinical trials and receives regulatory approval. As some of our current and projected future product candidates or co-development products are, and we expect will be, at an early proof-of-concept stage, we do not expect to receive revenue from any of these products for several years, if at all. We intend to seek to obtain revenue from collaboration or licensing agreements with third parties. We expect that we will need to rely on key third-party agreements, in order to be in a position to realize material revenues in the future, and we may never enter into any such agreements or realize material, ongoing future revenue. Even if we eventually generate revenues, we may never be profitable, and, if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

If we are unable to manage future expansion effectively, our business may be adversely impacted.

In the future, we may experience rapid growth in our business, which could place a significant strain on our operations, in general, and our internal controls and other managerial, operating and financial resources, in particular. If we are unable to manage future expansion effectively, our business would be harmed. There is, of course, no assurance that we will enjoy rapid development in our business.

The Company’s ability to be successful will depend upon the efforts of the Company’s Board and our key personnel and the loss of such persons could negatively impact the operations and profitability of the Company’s business.

The Company’s ability to be successful is dependent upon the efforts of the Company’s board members and key personnel, in particular our President and Chief Executive Officer David Mehalick. We cannot assure you that the Company’s board members and key personnel will be effective or successful or remain with the Company. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause the Company’s management to expend time and resources becoming familiar with such requirements. We have employment agreements in place with Mr. Mehalick and Daniel Yerace, but no other persons. The loss of service of Mr. Mehalick, in particular, for any reason, could seriously impair our ability to effectuate our business plan, which could have a materially adverse effect on our business and future results of operations. We also have not purchased any key-man life insurance.

If we are unable to recruit and retain key personnel, our business may be harmed.

If we are unable to attract and retain key personnel, our business may be harmed. Our failure to enable the effective transfer of knowledge and facilitate smooth transitions with regard to our key employees could adversely affect our long-term strategic planning and execution.

Our business plan is not based on independent market studies.

We have not commissioned any independent market studies concerning our business plans. Rather, our plans for implementing our business strategy and achieving profitability are based on the experience, judgment and assumptions of our management. If these assumptions prove to be incorrect, we may not be successful in our business operations.

Our Board of Directors may change our policies without shareholder approval.

Our policies, including any policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our Board of Directors or officers to whom our Board of Directors delegate such authority. Our Board of Directors will also establish the amount of any dividends or other distributions that we may pay to our shareholders. Our Board of Directors or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without shareholder vote. Accordingly, our shareholders will not be entitled to approve changes in our policies, which policy changes may have a material adverse effect on our financial condition and results of operations.

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We need to obtain financing in order to continue our operations and pursue strategic transactions.

On a prospective basis, we will require both short-term financing for operations and long-term capital to fund our expected growth. We currently have no existing bank lines of credit and have not established any definitive sources for additional financing. We believe that cash on hand will be sufficient to meet our short-term financial requirements through the end of 2024 assuming that we elect not to pursue and consummate strategic transactions prior to that time. However, we will require additional funds if we want to fully implement our business plan and growth strategy, including strategic transactions, which funds could come in the form of equity, debt (including secured debt) or a combination of the two. Additional financing may not be available to us, or if available, then it may not be available upon terms and conditions acceptable to us. If adequate funds are not available, then we may be required to delay, reduce or eliminate product development or clinical programs. Our inability to take advantage of opportunities in the industry because of capital constraints may have a material adverse effect on our business and our prospects. If we fail to obtain the capital necessary to fund our operations, we will be unable to advance our development programs and complete our clinical trials.

In addition, our research and development expenses could exceed our current expectations. This could occur for many reasons, including:

•	some or all of our product candidates and co-development candidates fail in clinical or preclinical studies and we are forced to seek additional product candidates;

•	our product candidates and co-development candidates require more extensive clinical or preclinical testing than we currently expect;

•	we advance more of our product candidates and co-development candidates than expected into costly later stage clinical trials;

•	we advance more preclinical product candidates and co-development candidates than expected into early-stage clinical trials;

•	we are required, or consider it advisable, to acquire or license rights from one or more third parties; or

•	we determine to acquire or license rights to additional product candidates and co-development candidates or new technologies.

While we expect to seek additional funding through public or private financings, we may not be able to obtain financing on acceptable terms, or at all. In addition, the terms of our financings may be dilutive to, or otherwise adversely affect, holders of our common stock and other capital securities. We may also seek additional funds through arrangements with collaborators or other third parties. These arrangements would generally require us to relinquish rights to some of our technologies, product candidates or products, and we may not be able to enter into such agreements, on acceptable terms, if at all. If we are unable to obtain additional funding on a timely basis, we may be required to curtail or terminate some or all of our development programs, including some or all of our product candidates.

We currently do not have sufficient cash to fully implement our business plan.

We have experienced a lack of adequate capital resources causing us to be unable to fully implement our full business plan. We believe that we need to raise or otherwise obtain additional financing beyond our current cash position in order to satisfy our existing obligations and fully implement our business plan. We do not expect to have positive cash flow for the foreseeable future. If we are not successful in obtaining additional financing we will not be able to fully implement our business plan and we may not be able to continue our operations.

We have a limited operating history and a history of operating losses, and expect to incur significant additional operating losses.

We began our business in 2017 and have a limited operating history. Although we have enlisted the assistance of pharmaceutical experts, our lack of experience may cause us to encounter unforeseen problems that could have a material adverse effect on our business and financial condition. Further, there is limited historical financial information upon which to base an evaluation of our performance.

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The drug development and approval process is uncertain, time-consuming and expensive.

The process of obtaining and maintaining regulatory approvals for new therapeutic products is lengthy, expensive and uncertain. It also can vary substantially based on the type, complexity, and novelty of the product. We, or our co-development partners, must provide the FDA and foreign regulatory authorities with preclinical and clinical data demonstrating that our products are safe and effective before they can be approved for commercial sale. Clinical development, including preclinical testing, is a long, expensive and uncertain process. It may take us several years to complete our testing, and failure can occur at any stage of testing. Any preclinical or clinical test may fail to produce results satisfactory to the FDA. Preclinical and clinical data can be interpreted in different ways, which could delay, limit or prevent regulatory approval. Negative or inconclusive results from a preclinical study or clinical trial, adverse medical events during a clinical trial or safety issues resulting from products of the same class of drug could cause a preclinical study or clinical trial to be repeated or a program to be terminated, even if other studies or trials relating to the program are successful.

We will be required to sustain and further build our intellectual property rights.

We do not currently have any intellectual property rights in our name in respect of our current assets, and instead have rights in respect of our current assets through agreements with third parties. We intend to fully protect any product, formulation and process that we develop with appropriate intellectual property registrations. If we fail to sustain and further build our direct and indirect intellectual property rights, competitors will be able to take advantage of our research and development efforts to develop competing products. If we are not able to protect our proprietary technology, trade secrets, and know-how, our competitors may use our inventions to develop competing products. Our future patents and patent applications, even if granted, may not protect us against our competitors. Patent positions generally, including those of other pharmaceutical and biotechnology companies, are or will be generally uncertain and involve complex legal, scientific and factual questions. The standards which the United States Patent and Trademark Office uses to grant patents, and the standards which courts use to interpret patents, are not always applied predictably or uniformly and can change, particularly as new technologies develop. Consequently, the level of protection, if any, that will be provided by our direct or indirect patent rights from time to time if we attempt to enforce them, and they are challenged, is uncertain. In addition, the type and extent of patent claims that will be issued to us in the future is uncertain. Any patents that are issued may not contain claims that permit us to stop competitors from using similar technology.

In addition, we may also rely on unpatented technology, trade secrets, and confidential information. We may not be able to effectively protect our rights to this technology or information. Other parties may independently develop substantially equivalent information and techniques or otherwise gain access to or disclose our technology. We will generally require each of our employees, consultants, collaborators, and certain contractors to execute a confidentiality agreement at the commencement of an employment, consulting, collaborative, or contractual relationship with us. However, these agreements may not provide effective protection of our technology or information or, in the event of unauthorized use or disclosure, they may not provide adequate remedies.

Patent positions are often uncertain and involve complex legal and factual questions. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States. Whether filed in the United States or abroad, our patent applications may be challenged or may fail to result in issued patents. In addition, any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing or commercializing competing products. Furthermore, others may independently develop or commercialize similar or alternative technologies or drugs, or design around our patents. Our patents may be challenged, invalidated or fail to provide us with any competitive advantages. We may not have the funds available to protect our patents or other technology; such protection is costly and can result in further litigation expenses.

If we do not obtain or we are unable to maintain adequate patent or trade secret protection for our products in the United States, competitors could duplicate them without repeating the extensive testing that we will be required to undertake to obtain approval of the products by the FDA. Regardless of any patent protection, under the current statutory framework the FDA is prohibited by law from approving any generic version of any of our products for a period of years that would be determined based on the nature of the product (i.e. an orphan drugs would get 7 years, a new chemical entity would get 5 years and a new clinical investigation would get 3 years). Upon the expiration of that period, or if that time period is altered, the FDA could approve a generic version of our product unless we have patent protection sufficient for us to block that generic version. Without sufficient patent protection, the applicant for a generic version of our product would be required only to conduct a relatively inexpensive study to show that its product is bioequivalent to our product and may not have to repeat the studies that we will need to conduct to demonstrate that the product is safe and effective. In the absence of adequate patent protection in other countries, competitors may similarly be able to obtain regulatory approval in those countries of products that duplicate our products.

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We will be required to comply with our obligations in our intellectual property licenses and other agreements with third parties.

If we fail to comply with our obligations in our intellectual property licenses and other agreements with third parties, we could lose license rights that are important to our business. We are not currently party to any intellectual property license agreement with any third parties, but we anticipate that in-licensing and co-development will be strategies that we utilize as we continue to pursue our growth strategy. We expect to enter into licenses and co-development and other agreements in the future, and we expect these agreements to impose, various diligences, milestone payment, royalty, insurance and other obligations on us. If we fail to comply with these obligations, the licensor may have the right to terminate the license, in which event we might not be able to market any product that is covered by the licensed patents.

We may need to resort to litigation to enforce or defend our intellectual property rights, including any patents issued to us. If a competitor or collaborator files a patent application claiming technology also invented by us, in order to protect our rights, we may have to participate in an expensive and time-consuming interference proceeding before the United States Patent and Trademark Office. We cannot guarantee that our product candidates will be free of claims by third parties alleging that we have infringed their intellectual property rights. Third parties may assert that we are employing their proprietary technologies without authorization and they may resort to litigation to attempt to enforce their rights. Third parties may have or obtain patents in the future and claim that the use of our technology or any of our product candidates infringes their patents. We may not be able to develop or commercialize combination product candidates because of patent protection others have. Our business will be harmed if we cannot obtain a necessary or desirable license, can obtain such a license only on terms we consider to be unattractive or unacceptable, or if we are unable to redesign our product candidates or processes to avoid actual or potential patent or other intellectual property infringement. Obtaining, protecting and defending patent and other intellectual property rights can be expensive and may require us to incur substantial costs, including the diversion of management and technical personnel. An unfavorable ruling in patent or intellectual property litigation could subject us to significant liabilities to third parties, require us to cease developing, manufacturing or selling the affected products or using the affected processes, require us to license the disputed rights from third parties, or result in awards of substantial damages against us.

There can be no assurance that we would prevail in any intellectual property infringement action, will be able to obtain a license to any third-party intellectual property on commercially reasonable terms, successfully develop non-infringing alternatives on a timely basis, or license non-infringing alternatives, if any exist, on commercially reasonable terms. Any significant intellectual property impediment to our ability to develop and commercialize our products could seriously harm our business and prospects.

Patent litigation or other litigation in connection with our intellectual property rights may lead to publicity that may harm our reputation and the value of our common stock may decline.

During the course of any patent litigation, there may be public announcements of the results of hearings, motions, and other interim proceedings or developments in the litigation. If securities analysts or investors regard these announcements as negative, the value of our common stock may decline. General proclamations or statements by key public figures may also have a negative impact on the perceived value of our intellectual property.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

From time to time, we may receive notice that others have infringed on our proprietary rights or that we have infringed on the intellectual property rights of others. There can be no assurance that infringement or invalidity claims will not materially adversely affect our business, financial condition or results of operations. Regardless of the validity or the success of the assertion of claims, we could incur significant costs and diversion of resources in protecting or defending against claims, which could have a material adverse effect on our business, financial condition or results of operations. We may not have the funds or resources available to protect our intellectual property.

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Our competitors and potential competitors may develop products and technologies that make ours less attractive or obsolete.

Many companies, universities, and research organizations developing competing product candidates have greater resources and significantly greater experience in financial, research and development, manufacturing, marketing, sales, distribution, and technical regulatory matters than we have. In addition, many competitors have greater name recognition and more extensive collaborative relationships. Our competitors could commence and complete clinical testing of their product candidates, obtain regulatory approvals, and begin commercial-scale manufacturing of their products faster than we or our co-development partners are able to for our products. They could develop products that would render our product candidates and co-development candidates, and those of our collaborators, obsolete and noncompetitive. If we are unable to compete effectively against these companies, then we may not be able to commercialize our product candidates or achieve a competitive position in the market. This would adversely affect our ability to generate revenues.

Competition in the biotechnology and pharmaceutical industries may result in competing products, superior marketing of other products and lower revenues or profits for us.

There are many companies that are seeking to develop products and therapies for the treatment of the same diseases that we are currently targeting. Many of our competitors have substantially greater financial, technical, human and other resources than we do and may be better equipped to develop, manufacture and market technologically superior products. In addition, many of these competitors have significantly greater experience than we do in undertaking preclinical testing and human clinical studies of new pharmaceutical products and in obtaining regulatory approvals of human therapeutic products. Accordingly, our competitors may succeed in obtaining FDA approval for superior products.

Other risks and uncertainties include:

•	our ability to successfully complete preclinical and clinical development of our products and services.

•	our ability to manufacture sufficient amounts of products for development and commercialization activities.

•	our ability to obtain, maintain and successfully enforce adequate patent and other proprietary rights protection of our products and services.

•	the scope, validity and enforceability of patents and other proprietary rights held by third parties and their impact on our ability to commercialize our products and services.

•	the accuracy of our estimates of the size and characteristics of the markets to be addressed by our products and services, including growth projections.

•	market acceptance of our products and services.

•	our ability to identify new patients for our products and services.

•	the accuracy of our information regarding the products and resources of our competitors and potential competitors.

•	the content and timing of submissions to and decisions made by the US Food and Drug Administration (FDA) and other regulatory agencies.

•	our ability to obtain reimbursement for our products and services from third-party payors, and the extent of such coverage.

•	our ability to establish and maintain strategic license, collaboration and distribution arrangements.

•	the continued funding of our collaborations and joint ventures, if any are ultimately established.

•	the possible disruption of our operations due to terrorist activities and armed conflict, including as a result of the disruption of operation of our subsidiaries and our customers, suppliers, distributors, couriers, collaborative partners, licensees and clinical trial sites.

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Positive or timely results from preclinical studies and early clinical trials do not ensure positive or timely results in late-stage clinical trials or product approval by the FDA or any other regulatory authority. Product candidates that show positive preclinical or early clinical results often fail in later stage clinical trials. Data obtained from preclinical and clinical activities is susceptible to varying interpretations, which could delay, limit, or prevent regulatory approvals.

We have limited experience in conducting the clinical trials required to obtain regulatory approval. We may not be able to conduct clinical trials at preferred sites, enlist clinical investigators, enroll sufficient numbers of participants, or begin or successfully complete clinical trials in a timely fashion, if at all. Any failure to perform may delay or terminate the trials. Once Phase 1 human trials are initiated, the pre-defined clinical outcome(s) may not be achieved. As a result, additional clinical trials may be required if clinical trial results are negative or inconclusive, which will require us to incur additional costs and significant delays. If we do not receive the necessary regulatory approvals, we will not be able to generate product revenues and may not become profitable.

The Company’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause the Company to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the common stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and board of directors’ attention and resources from the Company’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to the Company’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, the Company may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

Risk Related to Regulation

The regulatory approval process is costly and lengthy, and we may not be able to successfully obtain all required regulatory approvals.

The preclinical development, clinical trials, manufacturing, marketing and labeling of pharmaceuticals are all subject to extensive regulation by numerous governmental authorities and agencies in the United States and other countries. We must obtain regulatory approval for each of our product candidates before marketing or selling any of them. It is not possible to predict how long the approval processes of the FDA or any other applicable federal or foreign regulatory authority or agency for any of our products will take or whether any such approvals ultimately will be granted. The FDA and foreign regulatory agencies have substantial discretion in the drug approval process, and positive results in preclinical testing or early phases of clinical studies offer no assurance of success in later phases of the approval process. Generally, preclinical and clinical testing of products can take many years and require the expenditure of substantial resources, and the data obtained from these tests and trials can be susceptible to varying interpretations that could delay, limit or prevent regulatory approval. If we encounter significant delays in the regulatory process that result in excessive costs, this may prevent us from continuing to develop our product candidates. Any delay in obtaining, or failure to obtain, approvals could adversely affect the marketing of our products and our ability to generate product revenue. The risks associated with the approval process include:

•	failure of our product candidates to meet a regulatory agency’s requirements for safety, efficacy and quality;

•	limitation on the indicated uses for which a product may be marketed;

•	unforeseen safety issues or side effects; and

•	governmental or regulatory delays and changes in regulatory requirements and guidelines.

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Even if we receive regulatory approvals for marketing our product candidates, if we fail to comply with continuing regulatory requirements, we could lose our regulatory approvals, and our business would be adversely affected.

The FDA continues to review products even after they receive initial approval. If we receive approval to commercialize any product candidates, the manufacturing, marketing and sale of these drugs will be subject to continuing regulation, including compliance with quality systems regulations, good manufacturing practices, adverse event requirements, and prohibitions on promoting a product for unapproved uses. Enforcement actions resulting from our failure to comply with government and regulatory requirements could result in fines, suspension of approvals, withdrawal of approvals, product recalls, product seizures, mandatory operating restrictions, criminal prosecution, civil penalties and other actions that could impair the manufacturing, marketing and sale of our potential products and our ability to conduct our business.

Even if we are able to obtain regulatory approvals for any of our product candidates, if they exhibit harmful side effects after approval, our regulatory approvals could be revoked or otherwise negatively impacted, and we could be subject to costly and damaging product liability claims.

Even if we receive regulatory approval for our product candidates, we will have tested them in only a small number of patients during our clinical trials. If our applications for marketing are approved and more patients begin to use our product, new risks and side effects associated with our products may be discovered. As a result, regulatory authorities may revoke their approvals; we may be required to conduct additional clinical trials, make changes in labeling of our product, reformulate our product or make changes and obtain new approvals for our and our suppliers’ manufacturing facilities. We might have to withdraw or recall our products from the marketplace. We may also experience a significant drop in the potential sales of our product if and when regulatory approvals for such product are obtained, experience harm to our reputation in the marketplace or become subject to lawsuits, including class actions. Any of these results could decrease or prevent any sales of our approved product or substantially increase the costs and expenses of commercializing and marketing our product.

Healthcare reform measures could adversely affect our business.

The efforts of governmental and third-party payers to contain or reduce the costs of healthcare may adversely affect the business and financial condition of pharmaceutical companies. In the United States and in foreign jurisdictions there have been, and we expect that there will continue to be, a number of legislative and regulatory proposals aimed at changing the healthcare system. For example, in some countries other than the United States, pricing of prescription drugs is subject to government control, and we expect proposals to implement similar controls in the United States to continue. The pendency or approval of such proposals could result in a decrease in our common stock value or limit our ability to raise capital or to enter into collaborations or license rights to our products.

Federal legislation may increase the pressure to reduce prices of pharmaceutical products paid for by Medicare, which could adversely affect our revenues, if any.

The Medicare Prescription Drug Improvement and Modernization Act of 2003, or MMA, expanded Medicare coverage for drug purchases by the elderly and disabled beginning in 2006. The legislation uses formularies, preferred drug lists and similar mechanisms that may limit the number of drugs that will be covered in any therapeutic class or reduce the reimbursement for some of the drugs in a class. More recently, the Patient Protection and Affordable Care Act of 2010 also contained certain provisions with the potential to affect pricing of pharmaceutical products.

As a result of the expansion of legislation, including recent healthcare insurance legislation, and the expansion of federal coverage of drug products, we expect that there will be additional pressure to contain and reduce costs. These cost reduction initiatives could decrease the coverage and price that we receive for our products in the future and could seriously harm our business. While the MMA applies only to drug benefits for Medicare beneficiaries, private payers often follow Medicare coverage policy and payment limitations in setting their own reimbursement systems, and any limits on or reductions in reimbursement that occur in the Medicare program may result in similar limits on or reductions in payments from private payers.

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Federal laws or regulations on drug importation could make lower cost versions of our future products available, which could adversely affect our revenues, if any.

The prices of some drugs are lower in other countries than in the United States because of government regulation and market conditions. Various proposals have been advanced to permit the importation of drugs from other countries to provide lower cost alternatives to the products available in the United States. In addition, the MMA requires the Secretary of Health and Human Services to promulgate regulations for drug reimportation from Canada into the United States under some circumstances, including when the drugs are sold at a lower price than in the United States. A prime example of the effort to provide safe, lower cost drugs to consumers is Safe Importation Action Plan that was released by the Department of Health and Human Services (HHS) and the Food and Drug Administration (FDA), which plan is describes steps the HHS and FDA will take to allow the safe importation of certain drugs originally intended for non-US markets. If the laws or regulations are changed to permit or more easily permit the importation of drugs into the United States in circumstances that are currently not permitted, such a change could have an adverse effect on our business by making available lower priced alternatives to our future products.

Failure to obtain regulatory and pricing approvals in foreign jurisdictions could delay or prevent commercialization of our products abroad.

If we succeed in developing any products, we intend to market them in the European Union and other foreign jurisdictions. In order to do so, we must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval abroad may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval and additional risks associated with requirements particular to those foreign jurisdictions where we will seek regulatory approval of our products. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. We and our collaborators may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market outside the United States. The failure to obtain these approvals could materially adversely affect our business, financial condition and results of operations.

Risks Related to Our Organization and Structure

Our holding company structure makes us dependent on our subsidiaries for our cash flow and could serve to subordinate the rights of our shareholders to the rights of creditors of our subsidiaries, in the event of an insolvency or liquidation of any such subsidiary.

Our Company acts as a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. Such subsidiaries will be separate and distinct legal entities. As a result, substantially all of our cash flow will depend upon the earnings of our subsidiaries. In addition, we will depend on the distribution of earnings, loans or other payments by our subsidiaries. No subsidiary will have any obligation to provide our company with funds for our payment obligations. If there is an insolvency, liquidation or other reorganization of any of our subsidiaries, our shareholders will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before our company, as a shareholder, would be entitled to receive any distribution from that sale or disposal.

Delaware law and the Amended and Restated Certificate of Incorporation and Bylaws contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

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The Company’s Amended and Restated Certificate of Incorporation and Bylaws, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Company Board and therefore depress the trading price of the common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Company Board or taking other corporate actions, including effecting changes in management. Among other things, the Amended and Restated Certificate of Incorporation and Bylaws include provisions regarding:

•	the ability of the Company Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, the Company’s directors and officers;

•	the right of the Company Board to elect a director to fill a vacancy created by the expansion of the Company Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Company Board;

•	a prohibition on stockholder action by written consent (except as required for holders of future series of preferred stock), which forces stockholder action to be taken at an annual or special meeting of stockholders and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

•	the requirement that a special meeting of stockholders may be called only by the Company Board, the chairman of the Company Board, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of the Company Board and stockholder meetings;

•	the requirement for the affirmative vote of holders of at least a majority of the voting power of all of the voting power of the then outstanding shares of the voting stock, voting as a single class, to amend, alter, change or repeal any provision of the Company’s Bylaws and certain provisions in the Amended and Restated Certificate of Incorporation, respectively, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Company Board and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

•	the ability of the Company Board to amend the Bylaws by an affirmative vote of a majority of the Board, which may allow the Company Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Bylaws to facilitate an unsolicited takeover attempt; and

•	advance notice procedures with which stockholders must comply to nominate candidates to the Company Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Company Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Company.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Company Board or management.

In addition, as a Delaware corporation, the Company will generally be subject to provisions of Delaware law, including Section 203 of the DGCL.

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Any provision of the Amended and Restated Certificate of Incorporation, Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of the Company’s capital stock and could also affect the price that some investors are willing to pay for the common stock.

The Amended and Restated Certificate of Incorporation designates a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between the Company and its stockholders, which could limit the Company’s stockholders’ ability to choose the judicial forum for disputes with the Company or its directors, officers, or employees.

The Amended and Restated Certificate of Incorporation will provide that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, or if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction, will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or its officers or directors arising pursuant to any provision of the DGCL or the Amended and Restated Certificate of Incorporation or Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine of the law of the State of Delaware; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. Additionally, the Amended and Restated Certificate of Incorporation will provide that, unless the Company consents to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; provided, however, that such provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. However, there is uncertainty as to whether a court would enforce this provision and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any of the securities of the Company will be deemed to have notice of and consented to these provisions. These exclusive-forum provisions may limit or make more costly a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with the Company or its directors, officers, or other employees, which may discourage lawsuits against the Company and its directors, officers, and other employees. If a court were to find these exclusive-forum provisions to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm its results of operations.

Risks Related to Our Capital Requirements and Capital Structure

Nasdaq may delist the Company’s securities from trading on its exchange, which could limit investors’ ability to make transactions in the Company’s securities and subject the Company to additional trading restrictions.

The Company’s securities are currently listed on The Nasdaq Capital Market (“Nasdaq”) effective as of the opening of business on June 13, 2023, and it is anticipated that the Company’s securities will continue to be listed on The Nasdaq Capital Market. However, there can be no assurance that the Company’s securities will maintain such listing at all times. To maintain the listing of the Company’s securities on Nasdaq, the Company must maintain certain financial, distribution, liquidity and stock price levels to satisfy Nasdaq’s continued listing requirements. The Company must, among other things, maintain a minimum bid price of $1.00 per share, a minimum market value of listed securities of $35 million and a minimum of 300 public shareholders. The foregoing is a brief description of The Nasdaq Capital Market continued listing requirements applicable to the Company’s securities, and more detailed information about such requirements is set forth in Nasdaq Rules 5550 and 5560. If the Company is unable to maintain a minimum bid price for its shares of $1.00 per share, or to satisfy any other continued listing requirement, Nasdaq may delist the Company’s securities from trading on its exchange. Such a delisting would likely have a negative effect on the price of the Company’s securities and may impair your ability to sell or purchase the Company’s securities when you wish to do so.

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On January 29, 2024, we received notice from the Listing Qualifications Staff of Nasdaq indicating that, based upon the closing bid price of our common stock for the prior 30 consecutive business days, we were not in compliance with the requirement to maintain a minimum bid price of $1.00 per share for continued listing on Nasdaq as set forth In Nasdaq Listing Rule 5550(a)(2). At that time, the Company was provided a compliance period of 180 calendar days, or until July 29, 2024, to regain compliance with the Minimum Bid Price Requirement, pursuant to Nasdaq Listing Rule 5810(c)(3)(A). As previously disclosed, on July 30, 2024, Coeptis received a letter from the Listing Qualifications Staff of Nasdaq indicating that the Company did not regain compliance with the Minimum Bid Price Requirement by July 29, 2024, and it was determined that the Company was not eligible for another 180 calendar-day extension because it did not meet the minimum stockholders’ equity initial listing requirements of $5,000,000 for Nasdaq, as set forth under Nasdaq Listing Rule 5505(b). The Company appealed the decision, as previously disclosed. On September 17, 2024, the Company received a letter from Nasdaq advising the Company that the Company was granted an extension through January 15, 2025, to regain listing compliance. On January 21, 2025, the Company was notified by Nasdaq that the Company has regained compliance with the minimum bid price of $1.00, and that Nasdaq has determined to continue the listing of the Company’s securities.

If Nasdaq delists the Company’s securities from trading on its exchange and the Company is not able to list its securities on another Nasdaq trading tier or on another national securities exchange, the Company’s securities may be quoted on an over-the-counter market. However, if this were to occur, the Company could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	reduced liquidity for its securities;

•	a determination that the Common Stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Company’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

We have previously identified weaknesses in our internal control over financial reporting and we may identify additional weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, which may result in material misstatements of our Consolidated Financial Statements or cause us to fail to meet our periodic reporting obligations or cause our access to the global markets to be impaired.

In connection with the preparation of our 2022 financial statements, Management self-identified material weaknesses in our internal control over financial reporting. In the past we have not designed and maintained an effective control environment or sufficient accounting and reporting protocols or effectively selected and developed control activities that mitigate risks. The material weaknesses were self-diagnosed, and were not issued by our then independent auditors, Turner, Stone & Company, LLP. These self-diagnosed material weaknesses resulted in deficiencies surrounding the controls related to the preparation, review, and analysis of accounting information and financial statements. Those controls were not adequately designed or appropriately implemented to identify material misstatements in financial reporting on a timely basis.

We implemented a plan to remediate these self-diagnosed material weaknesses. With the oversight of senior management and our audit committee, we hired additional accounting personnel with technical accounting and financial reporting experience and have implemented improved process level and management review controls with respect to the completeness, accuracy, and validity of complex accounting measurements on a timely basis. We also have supplemented internal accounting resources with external advisors to assist with performing technical accounting activities.

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Management took deliberate actions and implemented a plan to remediate these self-diagnosed weaknesses. Our efforts may not remediate these self-diagnosed material weaknesses in our internal control over financial reporting and may not prevent additional material weaknesses from being identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our Consolidated Financial Statements that could result in a restatement of our Consolidated Financial Statements, and could cause us to fail to meet our reporting obligations, any of which could diminish investor confidence in us and cause a decline in our equity value.

If securities or industry analysts do not publish research or reports about our business or publish negative reports about our business or our industry, the trading price and volume of our securities could decline.

The trading market for our securities will depend in part on the research and reports that securities or industry analysts publish about us or our business, our market and our competitors. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, the trading price for our securities would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the trading price or volume of our securities to decline.

We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our securities less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For so long as we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to public companies that are not emerging growth companies. These provisions include, but are not limited to: an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act; reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, registration statements and proxy statements; and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We intend to take advantage of the exemptions discussed above. As a result, the information we provide will be different than the information that is available with respect to other public companies that are not emerging growth companies or that are not taking advantage of such exemptions.

We will remain an emerging growth company until the earliest of (i) December 31, 2025, (ii) the first fiscal year after our annual gross revenue exceed $1.07 billion, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.00 billion in non-convertible debt securities, or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700.0 million as of the end of the second quarter of that fiscal year.

We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our securities, and the market price of our securities may be more volatile.

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Risks Related to the SEPA

The sale of a substantial amount of shares of Common Stock under the SEPA (the “SEPA Shares”) in the public market could adversely affect the prevailing market price of our Common Stock.

We are registering for resale an aggregate of up to $20 million of SEPA Shares, which, based on the average high and low prices of our shares on Nasdaq on January 3, 2025 of $5.38 per share, are 3,717,472 shares of Common Stock, together with shares of Common Stock as the Commitment Shares (20,000 of which have already been issued). We cannot predict if and when the Investor may sell such shares in the public markets. Furthermore, in the future, we may issue additional shares of Common Stock or other equity or debt securities convertible into shares of Common Stock. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

It is not possible to predict the actual number of SEPA Shares, if any, we will sell under the SEPA to the Investor, or the actual gross proceeds resulting from those sales.

On November 1, we entered into the SEPA with the Investor, pursuant to which the Investor has committed to purchase up to $20 million of our SEPA Shares, subject to certain limitations and conditions set forth in the SEPA. The SEPA Shares that may be issued under the SEPA may be sold by us to the Investor at our discretion (after we have repaid the Yorkville Note, and only in Yorkville’s discretion until such time as the Yorkville Note has been repaid) from time to time until the earlier of (i) the date on which the Investor shall have purchased SEPA pursuant to the SEPA equal to $20 million, (ii) December 1, 2027, (iii) written notice of termination by the Company to the Investor (which shall not occur at any time that the Yorkville Note is outstanding), or (iv) written notice of termination by the Investor to the Company upon certain events occurring.

From and after such time as the Yorkville Note has been repaid in full, we generally have the right to control the timing and amount of any sales of the SEPA Shares to the Investor under the SEPA. Sales of the SEPA Shares, if any, to the Investor under the SEPA will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Investor all, some or none of the SEPA Shares that may be available for us to sell to the Investor pursuant to the SEPA.

Because the purchase price per of Common Stock to be paid by the Investor for the SEPA Shares that Investor acquires under the SEPA, if any, will fluctuate based on the market prices of our Common Stock at the time we sell the SEPA Shares to the Investor pursuant to the SEPA, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of SEPA Shares that we will sell to the Investor under the SEPA, the purchase price per share that the Investor will pay for SEPA Shares purchased from us under the SEPA, or the aggregate gross proceeds that we will receive from those purchases by the Investor under the SEPA.

The SEPA provides that we may, in our discretion, from time to time after the effective date of this prospectus and during the term of the SEPA, subject first to the repayment of the Yorkville Note, direct the Investor to purchase shares of Common Stock from us in one or more purchases under the SEPA, for a maximum aggregate gross purchase price of up to $20 million of the SEPA Shares. A maximum aggregate offering amount of $20 million in SEPA Shares, which, based on the average high and low prices of our shares on Nasdaq on January 3, 2025 of $5.38 per share, are 3,717,472 shares of Common Stock, together with 20,000 shares of Common Stock as Commitment Shares and 81,877 shares of Common Stock issued to Yorkville in connection with partial conversion of promissory note, are being registered for resale under the registration statement that includes this prospectus.

However, because the market prices of the SEPA Shares may fluctuate from time to time after the date of this prospectus, the actual purchase prices to be paid by the Investor for the SEPA Shares under the SEPA, if any, also may fluctuate significantly based on the market price of the SEPA Shares.

Any issuance and sale by us under the SEPA of a substantial amount of SEPA Shares could cause substantial dilution to our shareholders. The number of SEPA Shares ultimately offered for sale by the Investor is dependent upon the number of SEPA Shares, if any, we ultimately elect to sell to the Investor under the SEPA (or that Investor elects, while the Yorkville Note is outstanding, to acquire). However, even if SEPA Shares are sold to the Investor pursuant to the SPEA, the Investor may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices.

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Investors who buy SEPA Shares from the Investor at different times will likely pay different prices.

Pursuant to the SEPA, following the repayment in full of the Yorkville Note, we will have discretion to vary the timing, price and number of shares sold to the Investor. Prior to the repayment in full of the Yorkville Note we will not be able to cause Yorkville to acquire any SEPA Shares as until such time only Investor can initiate a purchase under the SEPA. If Investor purchases SEPA Shares pursuant to the SEPA, after the Investor has acquired such SEPA, the Investor may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from the Investor in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Investor in this offering as a result of future sales made by us to Investor at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Investor under the SEPA, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Investor may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

We may use proceeds from sales of the SEPA Shares made pursuant to the SEPA in ways with which you may not agree or in ways which may not yield a significant return.

We will have broad discretion over the use of proceeds from sales of the SEPA Shares made pursuant to the SEPA, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. However, we have not determined the specific allocation of any net proceeds among these potential uses, and the ultimate use of the net proceeds may vary from the currently intended uses. The net proceeds may be used for corporate purposes that do not enhance our operating results or the value of our shares of Common Stock.

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USE OF PROCEEDS

All shares of Common Stock offered by this prospectus are being registered for resale by the Selling Stockholders and will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from the sale. of these securities. However, we may receive up to $20.0 million aggregate gross proceeds from any sales we make to Yorkville pursuant to the SEPA. The net proceeds from sales, if any, under the SEPA, will depend on the frequency and prices at which we sell Common Stock to Yorkville after the date of this prospectus. See the section titled “Plan of Distribution” elsewhere in this prospectus for more information.

We expect to use any proceeds that we receive under the SEPA for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

The Selling Stockholders will bear all commissions and discounts, if any, attributable to the resale of the shares of Common Stock.

DIVIDEND POLICY

We have never declared or paid dividends. We do not intend to pay cash dividends on our Common Stock for the foreseeable future, but currently intend to retain any future earnings to fund the development and growth of our business. The payment of dividends if any, on our common stock will rest solely within the discretion of our board of directors and will depend, among other things, upon our earnings, capital requirements, financial condition, and other relevant factors.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As discussed elsewhere in this prospectus, pursuant to the Merger, we acquired our primary operating subsidiary Coeptis Therapeutics, Inc. The Merger was accounted for as a “reverse merger,” and Coeptis Therapeutics, Inc. was deemed to be the accounting acquirer in the Merger. Consequently, the financial condition, results of operations and cash flows discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations discussed below are those of Coeptis Therapeutics, Inc. and its consolidated subsidiaries. When we use words in this section like “we,” “us”, “our,” the “Company” and words of the like, unless otherwise indicated, we are referring to the operations of our wholly owned subsidiaries, including Coeptis Therapeutics, Inc. All share information in this section is presented on a pre-Reverse Stock Split basis.

These statements represent projections, beliefs, and expectations based on current circumstances and conditions and in light of recent events and trends, and you should not construe these statements either as assurances of performance or as promises of a given course of action. Instead, various known and unknown factors are likely to cause our actual performance and management’s actions to vary, and the results of these variances may be both material and adverse. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. We undertake no obligation to publicly release the results of any revision to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Forward-Looking Statements

This Report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 12E of the Securities Exchange Act of 1934, including or related to our future results, certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this Report, the words “estimate,” “project,” “intend,” “believe,” “expect” and similar expressions are intended to identify forward-looking statements. Although we believe that assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and we may not realize the results contemplated by the forward-looking statement. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our business strategy or capital expenditure plans that may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included in this Report, you should not regard the inclusion of such information as our representation that we will achieve any strategy, objective or other plans. The forward-looking statements contained in this Report speak only as of the date of this Report as stated on the front cover, and we have no obligation to update publicly or revise any of these forward-looking statements. These and other statements which are not historical facts are based largely on management’s current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, the failure to successfully develop a profitable business, delays in identifying customers, and the inability to retain a significant number of customers, as well as the risks and uncertainties described in “Risk Factors” section to our Annual Report for the fiscal year ended December 31, 2023.

When we use words like “we,” “us”, “our,” the “Company” and words of the like, unless otherwise indicated, we are referring to the operations of us and our subsidiaries Coeptis Therapeutics, Inc. and Coeptis Pharmaceuticals, Inc., SNAP Biosciences, Inc. and GEAR Therapeutics, Inc. (“Coeptis”).

Objective

The objective of our Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is to provide users of our financial statements with the following:

•	A narrative explanation from the perspective of management of our financial condition, results of operations, cash flows, liquidity and certain other factors that may affect future results;

•	Useful context to the financial statements; and

•	Information that allows assessment of the likelihood that past performance is indicative of future performance.

Our MD&A is provided as a supplement to, and should be read together with, our audited consolidated financial statements for the fiscal years ended December 31, 2024 and 2023, beginning at page F-1 of this prospectus.

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Company History

General. The Company was originally incorporated in the British Virgin Islands on November 27, 2018 under the name Bull Horn Holdings Corp. On October 27, 2022, Bull Horn Holdings Corp. domesticated from the British Virgin Islands to the State of Delaware. On October 28, 2022, in connection with the closing of the Merger, the Company changed its corporate name from Bull Horn Holdings Corp. to “Coeptis Therapeutics Holdings, Inc.”

The Merger Transaction. On October 28, 2022, a wholly owned subsidiary of Bull Horn Holdings Corp., merged with and into Coeptis Therapeutics, Inc., with Coeptis Therapeutics, Inc. as the surviving corporation of the Merger. As a result of the Merger, the Company acquired the business of Coeptis Therapeutics, Inc., which now continues its existing business operations as the Company’s wholly owned subsidiary.

About the Company’s Subsidiaries. The Company now operates through its direct and indirect subsidiaries SNAP Biosciences, Inc. and GEAR Therapeutics, Inc., which are majority owned, and Coeptis Therapeutics, Inc., Coeptis Pharmaceuticals, Inc. and Coeptis Pharmaceuticals, LLC, which are wholly owned.

Issuance under Merger Transaction. Simultaneously with the closing of the Merger, all of the issued and outstanding shares of Coeptis Therapeutics, Inc. common stock (including the shares of common stock underlying Coeptis’ series B preferred stock) converted, on a 2.96851721 for 1 basis, into shares of our Common Stock. As of the Merger, there were no Coeptis options outstanding, and there were warrants outstanding to purchase an aggregate of 4,642,500 shares of Coeptis common stock at an average exercise price of $2.67 per share, which warrants converted on the closing of the Merger into warrants to purchase an aggregate of 1,563,912 shares of our common stock at an average exercise price of $7.93 per share.

On the closing of the Merger, the former Coeptis common stock was exchanged for the right to receive 17,270,079 shares of our common stock (including 2,694,948 shares of common stock issued in exchange for the Coeptis series B preferred stock issued and outstanding). Our common stockholders before the Merger retained 2,246,760 shares of our common stock. As a result, immediately following the closing of the Merger, Coeptis’ former stockholders and our then existing stockholders held approximately 88% and 12%, respectively, of the total combined voting power of all classes of our stock entitled to vote.

As discussed in our Annual Report on Form 10-K, the Merger was treated as a recapitalization of the Company, and was accounted for as a “reverse merger,” and Coeptis was deemed to be the acquirer in the reverse merger. Consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements prior to the Merger will be those of Coeptis, and the consolidated financial statements after completion of the Merger will include the assets and liabilities of Coeptis, historical operations of Coeptis and operations of Coeptis from the closing of the Merger.

Company History of Coeptis Therapeutics, Inc.

Coeptis Pharmaceuticals, LLC was formed on July 12, 2017 as a Pennsylvania multi-member limited liability company. On December 1, 2018, the members of LLC contributed their interest to a newly formed corporation, Coeptis Pharmaceuticals, Inc. As of December 1, 2018, the LLC became a disregarded single-member limited liability company which is wholly owned by the newly formed corporation. On February 12, 2021, Vinings Holdings, Inc., a Delaware corporation (“Vinings”), merged (the “Merger”) with and into Coeptis Pharmaceuticals, Inc. On July 12, 2021, the company has legally changed its name from Vinings Holdings, Inc. to Coeptis Therapeutics, Inc. Coeptis was the surviving corporation of that Merger. As a result of the Merger, Vinings acquired the business of Coeptis and will continue the existing business operations of Coeptis as a wholly owned subsidiary. The Merger was treated as a recapitalization of the Company for financial accounting purposes. The historical financial statements of Vinings before the Merger were replaced with the historical financial statements of Coeptis before the Merger in all future filings with the Securities and Exchange Commission (the “SEC”).

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Overview and Outlook

We are a biopharmaceutical and technology company which owns, acquires, and develops cell therapy technologies for cancer and other diseases. Our products and technologies are intended to be commercialized in the US and worldwide markets. Since our inception in 2017, it has acquired and commercialized two drug products for the US market, which were approved as 505b2 applications. These anti-hypertension products were launched into the US market during 2020 through a marketing partner. At launch, the sales and promotional efforts were significantly impeded by the limitation of the global pandemic and as such, we have since abandoned all activities and ownership pertaining to both products. We also began the development of several ANDA products which we divested in 2019 to a larger generic pharmaceutical drug manufacturer, and have moved away from focusing on the commercialization of generic products. In early 2021, we entered into strategic partnerships to co-develop improved therapies for the auto-immune and oncology markets. Following the reverse merger transaction, we continue to focus on identifying and investing resources into innovative products and technologies which we believe will significantly transform our current products and therapies.

During 2020 and continuing through 2021, we faced several operational challenges related to the COVID-19 global pandemic, which we continue to work to overcome. The launch of both 505b2 products was impacted because of various COVID-19 limitations, most notably field sales personnel were not able to make healthcare provider visits in person; thereby limiting the awareness of the availability of these products. We explored and implemented several non-personal promotion efforts, but given the global limitations and dynamics, it was challenging to achieve expected sales. We have since abandoned all activities and ownership pertaining to both products.

In May 2021, we entered into two exclusive option agreements (the “CD38 Agreements”) relating to separate technologies designed to improve the treatment of CD38-related cancers (e.g., multiple myeloma, chronic lymphocytic leukemia, and acute myeloid leukemia) with VyGen-Bio, Inc. (“Vy-Gen”), a majority-owned subsidiary of Vycellix, Inc., a Tampa, Florida-based private, immuno-centric discovery life science company focused on the development of transformational platform technologies to enhance and optimize next-generation cell and gene-based therapies, including T cell and Natural Killer (“NK”) cell-based cancer therapies.

In March 2025, the Company reached an agreement with Vy-Gen to license the exclusive worldwide development and commercialization rights to the GEAR™ (Gene Edited Antibody Resistant) Cell Therapy Platform, representing a potential approach to modifying potent cancer-targeting immune cells to optimize the likelihood of deep remission in patients with hematologic malignancies and other cancers. The Company had previously held limited co-development rights to GEAR. As part of this exclusive GEAR license agreement, the Company committed to paying a $400,000 license fee by August 1, 2025, along with other license fees, milestone and royalty payments in 2026 and beyond.

The CD38 Agreements relate to two separate Vy-Gen drug product candidates, as follows:

CD38-GEAR-NK. This Vy-Gen drug product candidate is designed to protect CD38+ NK cells from destruction by anti-CD38 monoclonal antibodies, or mAbs. CD38-GEAR-NK is an autologous, NK cell-based therapeutic that is derived from a patient’s own cells and gene-edited to enable combination therapy with anti-CD38 mAbs. We believe CD38-GEAR-NK possesses the potential to minimize the risks and side effects from CD38-positive NK cell fratricide.

Market Opportunity. We believe CD38-GEAR-NK could potentially revolutionize how CD38-related cancers are treated, by protecting CD38+ NK cells from destruction by anti-CD38 mAbs, thereby promoting the opportunity to improve the treatment of CD38-related cancers, including multiple myeloma, chronic lymphocytic leukemia, and acute myeloid leukemia.

Multiple myeloma is the first cancer indication targeted with CD38-GEAR-NK. The global multiple myeloma market was $19.48B in 2018 and is expected to reach $31B by 2026 [Source: Fortune Business Reports].

CD38-Diagnostic. This Vy-Gen product candidate is an in vitro diagnostic tool to analyze if cancer patients might be appropriate candidates for anti-CD38 mAb therapy. CD38-Diagnostic is an in vitro screening tool that provides the ability to pre-determine which cancer patients are most likely to benefit from targeted anti-CD38 mAb therapies, either as monotherapy or in combination with CD38-GEAR-NK. CD38-Diagnostic also has the potential to develop as a platform technology beyond CD38, to identify patients likely to benefit for broad range of mAb therapies across myriad indications.

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Market Opportunity. We believe CD38-Diagnostic provides opportunity to make more cost-effective medical decisions for the treatment of B cell malignancies with high CD38 expression, including multiple myeloma, which may help to avoid unnecessary administration of anti-CD38 therapies. CD38-Diagnostic could prevent patients from being subjected to ineffective therapy and enable significant savings to healthcare systems.

CD38-Diagnostic could be offered as a companion diagnostic for determining patient suitability and likelihood of positive treatment outcomes for CD38-GEAR-NK and/or CD38 monoclonal antibody therapies.

On September 28, 2023, we received FDA’s response to our 513(g) request for information submission pertaining to the classification of the CD38-Diagnostic. The CD38-Diagnostic has been designated a Class II type device. The confirmation of this classification is beneficial as we’re now better able to plan for and execute future development activities.

GEAR-NK Product Overview. GEAR-NK is an autologous, gene-edited, natural killer cell-based therapeutic development platform that allows for modified NK cells to be co-administered with targeted mAbs, which, in the absence of the GEAR-NK, would otherwise be neutralized by mAb therapy.

In May 2021, we made initial payments totaling $750,000 under the CD38 Agreements, to acquire the exclusive options to acquire co-development rights with respect to CD38-GEAR-NK and CD38-Diagnostic. On August 15, 2021, we entered into amendments to each of the CD38 Agreements. In connection with the two amendments, we delivered to VyGen promissory notes aggregating $3,250,000 with maturity dates of December 31, 2021, and made a cash payment of $1,000,000, upon which cash payment we exercised the two definitive option purchase agreements. In December 2021, we completed our payment obligations to secure the 50% ownership interest in the CD38-Diagnostic, and subsequently in November 2022 we completed our purchase of the 50% ownership interest for the CD38-GEAR-NK product candidate. Details of the two August amendments and the December amendment are summarized in the amendments attached at Exhibits 4.1 and 4.2 to our Current Report on Form 8-K dated August 19, 2021 and Exhibits 4.2 to the our Current Report on Form 8-K dated December 27, 2021.

In connection with the Vy-Gen relationship and the Company’s ownership in the two product candidates described above, in December 2021 the Company and Vy-Gen entered into a co-development and steering committee agreement. The co-development and steering committee agreement provides for the governance and economic agreements between the Company and Vy-Gen related of the development of the two Vy-Gen drug product candidates and the revenue sharing related thereto, including each company having a 50% representation on the steering committee and each company receiving 50% of the net revenues related to the Vy-Gen product candidates. Details of the co-development and steering committee agreement are summarized in our Current Report on Form 8-K dated December 27, 2021, including Exhibits 4.1 and 4.2 thereto.

Vici Health Sciences, LLC.

In 2019, we entered into a co-development agreement with Vici Health Sciences, LLC (“Vici”). Through this partnership, we would co-develop, seek FDA approval and share ownership rights with Vici to CPT60621, a novel, ready to use, easy to swallow, oral liquid version of an already approved drug used for the treatment of Parkinson’s Disease (PD). As we continue to direct its operational focus towards the Vy-Gen opportunities previously described, we have recently stopped allocating priority resources to the development of CPT60621. We are currently in negotiations in which Vici intends to buy-out most or all of our remaining ownership rights.

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Our Results of Operations

In General

Revenue. To date, we have generated minimal revenue mostly from consulting arrangements and product sales. Due to the COVID-19 global pandemic and the resulting market dynamics, it is uncertain if the current marketed products can generate sufficient sales to cover expenses.

Operating Expenses. General and administrative expenses consist primarily of warrant expense related to strategic financing costs, salaries and related costs for personnel and professional fees for consulting services related to regulatory, pharmacovigilance, quality, legal, and business development. We expect that our general and administrative expenses will increase in the future as we increase our headcount to support the business growth. We also anticipate that we will incur increased accounting, audit, legal, regulatory, compliance, insurance, and investor relation expenses associated with operating as a public company.

Research and Development Costs. Research and developments costs will continue to be dependent on the strategic business collaborations and agreements will are anticipating in the future. We expect development costs to increase to support our new strategic initiatives.

Comparison of the years ended December 31, 2024 and December 31, 2023.

Revenues. Revenues recorded in the years ended December 31, 2024 and 2023 respectively, continue to be minimal. The Company’s activities primarily include product development, raising capital, and building infrastructure. Management does not expect the Company to generate any significant revenue for at least the next year, during which time drug development will continue toward the goal of commercializing, through a partnership or otherwise, one or more of the Company’s target products or technologies.

Operating Expenses.

Overview. Operating expenses decreased from $21,491,125 in the year ended December 31, 2023 to $10,054,488 in the year ended December 31, 2024. The significant decrease in 2024 is primarily a result of less research and development expenses, given the 2023 Deverra Therapeutics transactions, legal fees, and consulting services, partially offset by higher stock based compensation expense.

General and Administrative Expenses. For the years ended December 31, 2023 and 2024, general and administrative expenses are included in operating expenses. All costs incurred can be attributed to the planned principal operations of product development, raising capital, and building infrastructure.

Interest Expense. Interest expense was $107,685 for the year ended December 31, 2023 and was $329,927 for the year ended December 31, 2024. Interest was related to notes payable, which are discussed in detail in the Footnotes to the consolidated financial statements, incorporated by reference herein. Management expects that in 2025 and thereafter, interest expense will be at least consistent as it may take on debt from insiders or independent third parties to fund operations either while awaiting receipt of the proceeds of equity capital financings or as a stand-alone strategy in addition to raising capital through equity capital financings.

Other Income (Expense). Total other income was $224,588 for the year ended December 31, 2023 and other expense was $822,924 for the year ended December 31, 2024. The significant decrease in 2024 was primarily related to the loss on change in fair value of derivative liability, and the loss on extinguishment of debt related to the Yorkville SEPA.

Financial Resources and Liquidity. The Company had limited financial resources during the year ended December 31, 2023 with cash of $1,469,134. For the year ended December 31, 2024, cash decreased to $532,885. During both these time periods, the Company continues to operate a minimal infrastructure in order to maintain its ability to fund operations, keep full focus on all product development targets and to stay current with all of the Company’s scientist consultants, legal counsel, and accountants. David Mehalick, our President and Chief Executive Officer, Colleen Delaney, M.D., M.Sc., our Chief Scientific and Medical Officer, and Daniel Yerace, our Vice President of Operations, and all agreed to waive their rights to a 2023 guaranteed bonus payment under their respective employment agreements to further maintain our ability to fund operations. During 2025, the Company believes that the ability to raise capital through equity transactions will increase liquidity and enable the execution of management’s operating strategy.

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Application of Critical Accounting Policies and Estimates

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the Consolidated Financial Statements and accompanying Notes. Our estimates are based on (i) currently known facts and circumstances, (ii) prior experience, (iii) assessments of probability, (iv) forecasted financial formation, and (v) assumptions that management believes to be reasonable but that are inherently uncertain and unpredictable. We use our best judgment when measuring these estimates, and if warranted, use external advice. On an ongoing basis, we review the accounting policies, assumptions, estimates and judgments to ensure that our Consolidated Financial Statements are presented fairly and in accordance with U.S. GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material. In times of economic disruption when uncertainty regarding future economic conditions is heightened, these estimates and assumptions are subject to greater variability.

We believe the foregoing critical accounting estimates reflect the more significant judgments and estimates used in the preparation of our Consolidated Financial Statements.

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BUSINESS

As discussed elsewhere in this prospectus, pursuant to the Merger, we acquired our primary operating subsidiary Coeptis Therapeutics, Inc. Since prior to the Merger the Company was a shell company, the assets and liabilities, historical operations and financial statements prior to the Merger that are reflected in this prospectus are those of Coeptis Therapeutics, Inc., and the consolidated financial statements after completion of the Merger include the assets and liabilities and operations of us and our subsidiaries.

Company History

We are a biopharmaceutical and technology company which owns, acquires, and develops cell therapy technologies for cancer and other diseases. Our current business model is designed around furthering the development of our current product portfolio. In addition, we are continually exploring partnership opportunities with companies that have novel therapies in various stages of development or companies with technologies that improve the way that drugs are delivered to patients. We also seek the best strategic relationships, which relationships could include in-license agreements, out-license agreements, co-development arrangements and other strategic partnerships in new and exciting therapeutic areas such as auto-immune disease and oncology.

We were originally incorporated in the British Virgin Islands on November 27, 2018 under the name Bull Horn Holdings Corp. On October 27, 2022, we domesticated from the British Virgin Islands to the State of Delaware, and on October 28, 2022, in connection with the closing of the Merger (defined below), we changed our corporate name from Bull Horn Holdings Corp. to “Coeptis Therapeutics Holdings, Inc.”

Prior to October 28, 2022, we were a special purpose acquisition company with no operations. On October 28, 2022, we acquired our primary operation subsidiary, Coeptis Therapeutics, Inc., through the merger of our wholly owned subsidiary with and into Coeptis Therapeutics, Inc. (the “Merger”), with Coeptis Therapeutics, Inc. continuing as the surviving company. As a result of the Merger, we acquired the business of Coeptis Therapeutics, Inc., which now continues its existing business operations as our wholly owned subsidiary. As a result, we now operate through our direct and indirect subsidiaries SNAP Biosciences, Inc. and GEAR Therapeutics, Inc., which are majority owned, and Coeptis Therapeutics, Inc., Coeptis Pharmaceuticals, Inc. and Coeptis Pharmaceuticals, LLC, which are wholly owned.

Collaborations for Product Development — Research and Development

We believe that there is significant market opportunity related to each of the assets we are currently pursuing. Set forth below is a brief summary of our current target assets.

Product Pipeline

Program	Target Indication	Pre-Clinical	Phase I	Phase II	Phase III
CD38-GEAR-NK	Protect CD38+ NK Cells from destruction by anti-CD38 monoclonal antibodies
CD38-Diagnostic	Diagnostic tool to analyze if cancer patients might be appropriate candidates for anti-CD38 mAB therapy
SNAP-CAR Platform	SNAP-CAR cells co-administered with one or more antibody adaptors
Unmodified Natural Killer Cells	Acute Myeloid Leukemia
Unmodified Natural Killer Cells	Acute Respiratory Diseases

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License of Stem Cell Expansion Platform & Acquisition of Phase 1 Studies

On August 16, 2023, we entered into an exclusive licensing arrangement (the “License Agreement”) with Deverra Therapeutics Inc. (“Deverra”), pursuant to which we completed the exclusive license of key patent families and related intellectual property related to a proprietary allogeneic stem cell expansion and directed differentiation platform for the generation of multiple distinct immune effector cell types, including natural killer (NK) and monocyte/macrophages. The License Agreement provides us with exclusive rights to use the license patents and related intellectual property in connection with development and commercialization efforts in the defined field of use (the “Field”) of (a) use of unmodified NK cells as anti-viral therapeutic for viral infections, and/or as a therapeutic approach for treatment of relapsed/refractory AML and high-risk MDS; (b) use of Deverra’s cell therapy platform to generate NK cells for the purpose of engineering with Coeptis SNAP-CARs and/or Coeptis GEAR Technology; and (c) use of Deverra’s cell therapy platform to generate myeloid cells for the purpose of engineering with the Company’s current SNAP-CAR and GEAR technologies. In support of the exclusive license, the Company also entered into with Deverra (i) an asset purchase agreement (the “APA”) pursuant to which we purchased certain assets from Deverra, including but not limited to two Investigational New Drug (IND) applications and two Phase 1 clinical trial stage programs (NCT04901416, NCT04900454) investigating infusion of DVX201, an unmodified natural killer (NK) cell therapy generated from pooled donor CD34+ cells, in hematologic malignancies and viral infections and (ii) a non-exclusive sublicense agreement (the “Sublicense Agreement”), in support of the assets obtained by the exclusive license, pursuant to which the Company sublicensed from Deverra certain assets which Deverra has rights to pursuant a license agreement (“FHCRC Agreement”) by and between Deverra and The Fred Hutchinson Cancer Research Center (“FHCRC”).

As consideration for the Deverra transaction described above, we paid Deverra approximately $570,000 in cash, issued to Deverra 4,000,000 shares of the Company’s common stock and assumed certain liabilities related to the ongoing clinical trials. In addition, in accordance with the terms of the Sublicense Agreement, the Company agreed to pay FHCRC certain specified contingent running royalty payments and milestone payments under the FHCRC Agreement, in each case to the extent such payments are triggered by the Company’s development activities.

Until December 2024 we operated under a Shared Services Agreement (“SSA”) with Deverra, which provided Coeptis and Deverra to share resources and collaborate on the development of Coeptis’ GEAR and SNAP-CAR platforms. The Company is continuing its development focus on both GEAR and SNAP-CAR, and will be considering prospective strategic partners for such development.

CD38 Therapeutic and Diagnostic; Vy-Gen Bio, Inc.

In May 2021, we entered into two exclusive option agreements (the “CD38 Agreements”) relating to separate technologies (described below) designed to improve the treatment of CD38-related cancers (e.g., multiple myeloma, chronic lymphocytic leukemia, and acute myeloid leukemia) with Vy-Gen-Bio, Inc. (“Vy-Gen”), a majority-owned subsidiary of Vycellix, Inc., a Tampa, Florida-based private, immune-centric discovery life science company focused on the development of transformational platform technologies to enhance and optimize next-generation cell and gene-based therapies, including T-cell and Natural Killer (NK) cell-based cancer therapies. In August 2021, we exercised those two options and acquired a 50% ownership interest in such technologies. In December 2021, we completed our purchase of the 50% ownership interest in the CD38-Diagnostic, and subsequently in December 2022 we completed our purchase of the 50% ownership interest for the CD38-GEAR-NK product candidate. In March 2025, the Company reached an agreement with Vy-Gen to license the exclusive worldwide development and commercialization rights to the GEAR™ (Gene Edited Antibody Resistant) Cell Therapy Platform, representing a potential approach to modifying potent cancer-targeting immune cells to optimize the likelihood of deep remission in patients with hematologic malignancies and other cancers. The Company had previously held limited co-development rights to GEAR. As part of this exclusive GEAR license agreement, the Company committed to paying a $400,000 license fee by August 1, 2025, along with other license fees, milestone and royalty payments in 2026 and beyond.

The CD38 Agreements relate to two separate Vy-Gen drug product candidates, as follows:

-	CD38-GEAR-NK. This Vy-Gen drug product candidate is designed to protect CD38+ NK cells from destruction by anti-CD38 monoclonal antibodies, or mAbs. CD38-GEAR-NK is an autologous, NK cell-based therapeutic that is derived from a patient’s own cells and gene-edited to enable combination therapy with anti-CD38 mAbs. We believe CD38-GEAR-NK possesses the potential to minimize the risks and side effects from CD38-positive NK cell fratricide. While third party license or collaboration agreements are not required in order for Vy-Gen to develop the product to commercial use, potential strategic relationships will be considered on an ongoing basis as a potential strategy. No licenses or collaborations are currently being actively pursued.

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Market Opportunity. We believe CD38-GEAR-NK could potentially revolutionize how CD38-related cancers are treated, by protecting CD38+ NK cells from destruction by anti-CD38 mAbs, thereby promoting the opportunity to improve the treatment of CD38-related cancers, including multiple myeloma, chronic lymphocytic leukemia, and acute myeloid leukemia.

Multiple myeloma is the first cancer indication targeted with CD38-GEAR-NK. Our intent is to seek regulatory approval in the 8 major markets comprised of the United States, the UK, Germany, Spain, France, Italy, China, and Japan. The total multiple myeloma market size in these 8 countries was $16.27 billion in 2019 and is expected to increase modestly through 2030, according to DelveInsight.

GEAR-NK Product Plan Overview. GEAR-NK is an autologous, gene-edited, natural killer cell-based therapeutic development platform that allows for modified NK cells to be co-administered with targeted mAbs, which, in the absence of the GEAR-NK, would otherwise be neutralized by mAb therapy. GEAR-NK is a pre-clinical in vitro proof-of-concept product with in vivo evaluations planned for 2023. Vy-Gen is actively engaged in the research and development of GEAR-NK, and through the joint steering committee, we are assessing market opportunities, intellectual property protection and potential regulatory strategy. No human clinical trials have been conducted for GEAR-NK but are planned for 2025.

-	CD38-Diagnostic. This Vy-Gen drug product candidate is an in vitro diagnostic tool to analyze if cancer patients might be appropriate candidates for anti-CD38 mAb therapy. CD38-Diagnostic is an in vitro screening tool that is intended to provide the ability to pre-determine which cancer patients are most likely to benefit from targeted anti-CD38 mAb therapies, either as monotherapy or in combination with CD38-GEAR-NK. Our management believes that CD38-Diagnostic also has the potential to develop as a platform technology beyond CD38, including to identify patients likely to benefit for broad range of mAb therapies across myriad indications. CD38-Diagnostic is a discovery-stage product that is advancing towards pre-clinical activities. Vy-Gen is actively engaged in the research and development of CD38-Diagnostic, and through the joint steering committee, and we are assessing market opportunities, intellectual property protection and potential regulatory strategy are all areas of focus. No human clinical trials have been conducted for CD38-Diagnostic as the clinical study requirements are not yet defined.

Market Opportunity. We believe CD38-Diagnostic provides opportunity to make more cost-effective medical decisions for the treatment of B cell malignancies with high CD38 expression, including multiple myeloma, which may help to avoid unnecessary administration of anti-CD38 therapies. CD38-Diagnostic is anticipated to reduce the number of patients that are subjected to ineffective therapy and to potentially result in significant savings to healthcare systems.

CD38-Diagnostic is viewed as a potential in-vitro diagnostic for determining patient suitability and likelihood of positive treatment outcomes for CD38-GEAR-NK and/or CD38 monoclonal antibody therapies.

On September 28, 2023, we received FDA’s response to our 513(g) request for information submission pertaining to the classification of the CD38-Diagnostic. The CD38-Diagnostic has been designated a Class II type device. The confirmation of this classification is beneficial as we’re now better able to plan for and execute future development activities.

In May 2021, we made initial payments totaling $750,000 under the CD38 Agreements, to acquire the exclusive options to acquire co-development rights with respect to CD38-GEAR-NK and CD38-Diagnostic. On August 15, 2021, we entered into amendments to each of the CD38 Agreements. In connection with the two amendments, we delivered to Vy-Gen promissory notes aggregating $3,250,000 with maturity dates of December 31, 2021, and made a cash payment of $1,000,000, upon which cash payment we exercised the two definitive option purchase agreements. In December 2021, we completed our payment obligations to secure our rights to 50% of the net revenue stream related to the CD38-Diagnostic, and in November 2022 we completed our purchase of the 50% ownership interest for the CD38-GEAR-NK product candidate. Details of the two August amendments and the December amendment are summarized in the amendments attached at Exhibits 4.1 and 4.2 to our Current Report on Form 8-K dated August 19, 2021, and Exhibit 4.2 to our Current Report on Form 8-K dated December 27, 2021.

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In connection with the Vy-Gen relationship and the Company’s rights in respect of the two product candidates described above, in December 2021 we entered into a co-development and steering committee agreement with Vy-Gen. The co-development and steering committee agreement provides for the governance and economic agreements between the Company and Vy-Gen related of the development of the two Vy-Gen drug product candidates and the revenue sharing related thereto, including each company having a 50% representation on the steering committee and each company receiving 50% of the net revenues related to the Vy-Gen product candidates. Related to the joint development, under the direction of the joint steering committee, we are currently assessing market opportunities, intellectual property protection and potential regulatory strategies for the CD38 Assets, and Vy-Gen is overseeing the development activities being conducted through the scientists at Karolinska Institute. Details of the co-development and steering committee agreement are summarized in the agreement attached as Exhibit 4.1 to our Current Report on Form 8-K dated December 27, 2021.

SNAP-CAR Technologies; University of Pittsburgh

The SNAP-CAR License: On August 31, 2022, we entered into an exclusive license agreement with the University of Pittsburgh for certain intellectual property rights related to the universal self-labeling SynNotch and CARs for programable antigen-targeting technology platform. We paid the University of Pittsburgh a non-refundable fee in the amount of $75,000 for the exclusive patent rights to the licensed technology.

In September 2023, we executed the first amendment to the SNAP-CAR License in which we expanded the field of use to include natural killer cells. We believe this is a valuable addition as we continue to develop the SNAP-CAR platform as a universal therapeutic.

A key potential benefit that we see in the licensed technology is its potential application in therapeutic treatments that involve solid tumors. While there are currently a number of FDA-approved CAR-T therapies for hematologic malignancies, there are currently no CAR-T therapies marketed that are indicated for the treatment of solid tumors.

Under the terms of the agreement, we have been assigned the worldwide development and commercialization rights to the licensed technology in the field of human treatment of cancer with antibody or antibody fragments using SNAP-CAR T-cell technology, along with (i) an intellectual property portfolio consisting of issued and pending patents and (ii) options regarding future add-on technologies and developments. In consideration of these rights, we paid an initial license fee of $75,000, and will have annual maintenance fees ranging between $15,000 and $25,000, as well as developmental milestone payments (as defined in the agreement and royalties equal to 3.5% of net sales. Additionally, the agreement contemplates that we will enter into a Sponsored Research Agreement with the University of Pittsburgh within ninety days of the execution of the agreement, with the goal of further researching and optimizing the SNAP-CAR platform.

The Sponsored Research Agreement: In January 2023 we entered into a sponsored research agreement (“SRA”) with the University of Pittsburgh, the focus of which is to perform pre-clinical research as it relates to our SNAP-CAR program. Our target objectives have been to: (i) test and validate CRO antibody conjugation chemistry and improve the activity of adaptors by investigating alternative chemical composition, (ii) investigate HER2 and other solid-tumor model in mice for both breast and ovarian cancers, (iii) identify and test other non-HER2 targets, (iv) further investigate multi-antigen targeting by dosing multiple adaptors simultaneously to address tumor heterogeneity/resistance in hematological and/or solid tumors and (v) expand the potential impact of SNAP-CAR by performing in vitro screening of many additional antigen-antibody combinations in hematological and/or solid tumors. The term of the SRA expires by its terms at the end of January 2025. The data generated during the term of the SRA will be instrumental in determining target indications, development plans, and clinical study designs.

The SNAP-CAR Platform: Chimeric antigen receptor (CAR) therapy is a treatment for cancer in which a patient’s T-cells (a type of immune cell) are genetically engineered to recognize cancer cells to target and destroy them. Cells are extracted from the patient and then genetically engineered to make the CAR and are re-introduced back into the patient. This therapy is revolutionizing the treatment of many blood cancers including B cell leukemias and lymphomas by targeting specific proteins found on these cancers, and there is hope in treating additional cancers including solid tumors by having them recognize new targets. The “SNAP-CAR” CAR cell therapy platform is being developed to be a universal therapeutic. The SNAP-CAR technology is in the preclinical stage of development at the University of Pittsburgh. Instead of directly binding to a target on the tumor cell, the CAR T-cells are co-administered with one or more antibody adaptors that bind to the tumor cells and are fitted with a chemical group that irreversibly connects them to the SNAP-CAR on the therapeutic cells via a covalent bond. A covalent bond is the highest affinity bond possible, and we believe this binding could translate into highly potent therapeutic activity.

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Pre-clinical studies in mice have demonstrated a potential benefit that by targeting solid tumors via antibody adaptor molecules, the SNAP-CAR therapy may be able to provide a highly programmable therapeutic platform, one that we envision could deliver several potential advantages over standard CAR-T treatments, including:

-	Reduction of Potential Toxicity: The therapeutic activity of the SNAP-CAR T-cells is being developed to allow controls by way of the antibody dose, which we envision would allow clinicians to mitigate toxicity from over-activity. We also envision that the immune response against cancer may also be boosted in patients administered with additional doses of the tagged tumor-specific antibody; and

-	Reduction in Cancer Relapse: Relapse from CAR T-cell therapy often results from the loss or down-regulation of the targeted protein on the cancer. Our research and development will continue the pre-clinical development efforts to date, which focuses in part on the potential avoidance of or reduction in relapses by combining SNAP-CAR T-cells with antibodies targeting multiple antigens at once.

Market Opportunity:  Due to its unique targeting and binding properties, we believe the SNAP-CAR platform could help accelerate the utilization and effectiveness of CAR T-cell therapies for the treatment of solid tumors. By way of market size, according to Polaris Market Research, the CAR T-cell therapy market size is expected to reach $20.56 billion by 2029 (from $1.96 billion in 2021), representing a compound annual growth rate (CAGR) of 31.6% during the forecast period from 2022 to 2029. However, based on the anticipated application of the licensed technology (i.e. initially focusing on solid tumor treatment) we cannot at this time project the market size of our target market until we further develop the licensed technology and settle on the initial target indications and follow-up indications. Additional research and analysis are being conducted which will aid us in the proper identification and selection of the cancer indication(s) we intend to further study. Once the optimal indication(s) are selected and the overall development strategy is further identified, the market opportunity can be further defined.

CPT60621; Vici Health Sciences, LLC

In 2019, we entered into a co-development agreement with Vici Health Sciences, LLC (“Vici”). Through this partnership, we would co-develop, seek FDA approval and share ownership rights with Vici to CPT60621, a novel, ready to use, easy to swallow, oral liquid version of an already approved drug used for the treatment of Parkinson’s Disease (PD). As we continue to direct its operational focus towards the Vy-Gen opportunities previously described, we have recently stopped allocating priority resources to the development of CPT60621. We are currently in negotiations in which Vici intends to buy-out most or all of our remaining ownership rights.

Technology Expansion

In December 2024 the Company acquired an AI-powered marketing software and advanced robotic process automation (RPA) platform called the NexGenAI Affiliates Network platform as part of its exploration towards adding a technology arm to the Company’s offerings. Over the first half of 2025 the Company intends to focus on how to utilize this platform as a source of revenue, with the goal of assisting itself and others to optimize marketing, operations and customer engagements and drive measurable results for users of the platform.

Our Growth Strategy

To achieve our goals, we intend to deploy an aggressive, three-pronged, growth strategy listed below that we believe will help us maximize our success and deleverage some of the risk of finding, solely developing and funding our own products.

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Portfolio Optimization — We will continue to evaluate, prioritize, optimize, and make appropriate changes in our pipeline portfolio as market development dynamics and/or product opportunities change. For example, it may be a strategic business decision for us to divest certain products and/or agreements to other companies so we can best focus on its core assets.

Strategic Partnerships — We will focus on expanding our existing pipeline through establishing strategic partnerships with companies that have interesting products and technologies. We intend to focus on novel, preclinical and clinical assets in a variety of therapeutic areas, including oncology.

Business Development — We are actively seeking partnerships and/or strategic collaborations with companies that share in our vision and therapeutic focus. Our platform technologies have expansive capabilities and thus we believe they are conducive to partnerships beyond our current focus.

Sales and Marketing

We currently do not have in-house commercial capabilities required to market and distribute FDA-approved products. Therefore, we will be required to partner with firms who are capable of conducting all sales, marketing, distribution, contracting and pricing for our future products. There is no assurance that we will be able to secure the services of such a firm or that any such firm will be able to achieve sales expectations.

Employees

Currently, we have six employees, of which four are full-time employees and two are part-time employees. Our employees are not represented by any labor union or any collective bargaining arrangement with respect to their employment with the Company. We have never experienced any work stoppages or strikes as a result of labor disputes. We believe that our employee relations are good.

Certain of our employees have been reporting to work remotely and may continue to do so moving forward.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

Description of Property

We rent office space in Wexford, Pennsylvania for $3,805 per month. Our current lease ends on May 31, 2026. These facilities are adequate for our current needs.

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MANAGEMENT

The following sets forth certain information, as of April 21, 2025, concerning the persons who serve as our executive officers and members of our Board.

Executive Officers and Directors	Age	Position
David Mehalick	56	Chairman and Chief Executive Officer
Daniel Yerace	42	Director and Vice President of Operations
Brian Cogley	39	Chief Financial Officer
Christine Sheehy	57	Vice President of Compliance and Secretary
Christopher Calise	51	Director
Tara Maria DeSilva	56	Director
Philippe Deschamps	62	Director
Christopher Cochran	55	Director
Gene Salkind	71	Director

David Mehalick — Chairman, Chief Executive Officer and President: Mr. Mehalick has over 30 years of experience across a variety of industries including life sciences, technology, financial services, military contracting, entertainment, and consumer products. He has served as our Chief Executive Officer since October 2016. Since March 2004, Mr. Mehalick has served as the Managing Director of Steeltown Consulting Group, a business consulting company through which he advises clients on business organizational and management strategies and solutions. Mr. Mehalick was the Chief Financial Officer of Information Technology Procurement Sourcing, Inc. (“ITPS”), a computer hardware and software company, from March 2017 to September 2017. In January 2019, ITPS filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Mehalick was the First Vice President at Gruntal and Co. from March 1992 to April 1995 and Senior Vice President at First Union Capital Markets from May 1995 to June 1998 and Senior Vice President at Ferris, Baker Watts, Inc., an investment banking firm from June 1998 to January 2001. Mr. Mehalick attended the University of Pittsburgh. We believe that Mr. Mehalick’s three decades in business management and more than a decade in life sciences qualifies him to serve as a director of the Company.

Daniel Yerace — Director and Vice President of Operations: Dan Yerace is a co-founder of Coeptis Pharmaceuticals and serves as the Vice President of Operations. Mr. Yerace has over ten years of experience in the pharmaceutical industry and is a key strategist responsible for supply chain management, business development, portfolio management, and corporate strategy. Mr. Yerace has broad operational experience and has held leadership positions in procurement, global supply chain management, operations, and business development for small private firms and fortune 500 multi-national corporations. Prior to joining Coeptis, Mr. Yerace served as Senior Director of Global Supply Chain and Commercial Business Development for Kadmon Pharmaceuticals. Mr. Yerace holds a bachelor’s degree in economics, and a masters of business administration from Waynesburg University.

Brian Cogley — Chief Financial Officer: Mr. Cogley has over 15 years of accounting and finance experience, having previously held positions of increasing authority at two “Big 4” accounting firms and served on the management teams of multiple companies in diverse industries. An accountant by training, Mr. Cogley arrives at Coeptis with a 15-year career in corporate finance and accounting during which he advised and led the financial operations for companies spanning multiple industries including life sciences, pharmaceuticals, financial services, and manufacturing. From February 2022 until joining Coeptis, Mr. Cogley was a Senior Manager, Accounting Advisory at CFGI, LLC where he served pharmaceutical and financial services clients in technical accounting implementations and execution, interim Controller roles, interim SEC Reporting Manager roles, segment reporting and carve-out engagements. From 2017-2022 Mr. Cogley held the position of Vice President of Finance & Accounting at NexTier Bank where he was a member of the Company’s senior management team and led its accounting and finance operations, including the general ledger, financial planning and analysis, internal and external financial reporting, and human resources. From 2015-2017 Mr. Cogley held the position of Global Cash Manager for Calgon Carbon Corporation, where he was responsible for all daily cash decisions across the global enterprise. From 2012-2015 Mr. Cogley was a Financial Analyst at TriState Capital Bank where he was responsible for building its Sarbanes-Oxley control environment, SEC/regulatory reporting and new system implementation, while also working on various process improvement projects. Mr. Cogley began his career at KPMG, LLP, providing audit and assurance services to a variety of clients in the financial services industry. Mr. Cogley earned a B.A. with a concentration in accounting and a Master of Business Administration with a concentration in finance from Duquesne University.

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Christine Sheehy — Vice President of Compliance and Secretary: Ms. Sheehy has over 25 years of experience in the pharmaceutical business, including globally commercializing drug products and working in development of targeted therapeutics including cell and gene therapies. Since 2017, she has served as our Director, Chief Financial Officer and Secretary. From 2010 to 2016, Ms. Sheehy served as the Senior Vice-President of Operations for Kadmon Pharmaceuticals, a clinical and commercial phase pharmaceutical company. From 2001 to 2010, she served as the Vice-President of Operations of Three Rivers Pharmaceuticals, a start-up pharmaceutical company which was acquired by Kadmon Pharmaceuticals in 2010. During that time, she launched branded and generic products in the U.S., leading the operational business. Ms. Sheehy earned a bachelor’s degree in accounting from Penn State University.

Christopher Calise – Director: Mr. Calise has served as a director since our inception, and has remained a member of the Company’s board of directors following the Merger. He has over 15 years of experience in the finance and insurance industries and has been responsible for setting the strategic vision for Crown Global, a domestic and international private placement insurance holding company, as well as overseeing its day-to-day management, including finance, operations and sales, since 2010. He also works closely with both internal and external sales and marketing in the development of new product initiatives, as well as evaluating new markets. Prior to joining Crown Global, Mr. Calise was a principal at LSC Investors, LLC, from 2001 to 2009, where he advised The Second City, Inc. and Narciso Rodriguez and restructured Phillips de Pury & Luxembourg, a large global auction house. From 1999 to 2001, he was an associate with Crown Capital Group, Inc., a private equity investment firm focused on assisting middle-market companies build value over the long term and was one of the founding members of Fresh Direct, LLC. Mr. Calise was also a consultant with the Industrial Products Group at PriceWaterhouse in its Chicago office, from 1997 to 1999. Mr. Calise is a member of the board of Song4Life and Student Finance League Inc. Mr. Calise received a Bachelor of Arts in Economics from the University of Chicago, as well as certifications in insurance and finance. We believe Mr. Calise is qualified to serve as our director due to his operational and executive experience.

Tara Maria DeSilva, Ph.D. – Director: Dr. DeSilva has been an Associate Professor at the Cleveland Clinic and Case Western Reserve University School of Medicine since March 2016. She serves as Vice Chair for the Department of Neurosciences, Lerner Research Institute, Cleveland Clinic. She was an Assistant Professor at University of Alabama at Birmingham from January 2010 to February 2016. Dr. DeSilva receives funding from the National Institutes of Health, National Science Foundation, and the National Multiple Sclerosis Society. She serves on many government and foundation scientific grant review panels including the National Institutes of Health and National Multiple Sclerosis Society. Dr. DeSilva received her B.S. in Biochemistry from Albright College, her M.S. and Ph.D. in Biological Chemistry from the University of Pennsylvania and completed her postdoctoral training at Children’s Hospital Boston, Harvard Medical School. We believe Dr. DeSilva is well qualified to serve on the board due to her expertise in neuroscience and research.

Philippe Deschamps – Director: Mr. Deschamps is an experienced healthcare executive who has served as CEO of four companies over the last 20 years. Since March 2022, Mr. Deschamps has served as the President and CEO of ChitogenX Inc. (formerly Ortho Regenerative Technologies), where he is focused primarily on expansion of commercial uses for the company’s proprietary bio-polymer drug combination products. From 2012 to 2020, he co-founded and served as CEO of Helius Medical Technologies (Nasdaq: HSDT), a neurotech company. From 2002 to 2011, he served as President and CEO of GSW Worldwide, a leading healthcare commercialization company, and from 2011 to 2012 served as CEO of MediMedia Health, a private equity owned company. Prior to his CEO experience he spent 13 years at Bristol-Myers Squibb (NYSE: BMY) from 1986 to 1998, including serving as director of neuroscience marketing from where he oversaw the company’s neuroscience products including BuSpar and Serzone and Stadol NS. Mr. Deschamps also holds the position as President of Deschamps Global Commercialization LLC, a healthcare commercialization consulting company he founded where he has served clients as a consultant in the pharmaceutical and medical tech industries from 2020 to 2022. Mr. Deschamps received a BSc. from the University of Ottawa in Canada. We believe Mr. Deschamps is well qualified to serve on the board due to his extensive experience in the healthcare industry and his public company experience.

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Christopher Cochran – Director: Mr. Cochran is currently the President of BluChip Solutions, a provider of IT solutions for complex problems, an entity that he founded in 2008. From March 2012 to May 2013, Mr. Cochran held leadership positions within different companies, including serving as the EVP of Sales & Marketing for Velocity World Media, a private experiential television network. Additionally, from March 2010 to February 2012, Mr. Cochran worked as an Enterprise Cloud Sales Executive for Hewlett Packard Enterprise. From April 2008 to January 2010, Mr. Cochran served as the Executive Director of Sales and Operations for ASGN Inc. (NYSE: ASGN), formerly Apex Systems, a leading provider of IT services. From 2008 to 2010, Mr. Cochran worked at Mastech Digital (Nasdaq: MHH), a publicly-traded company, where he held various roles, including Senior Vice President of Global Sales and Operations from February 2004 to April 2008, where he reported directly to the CEO. From May 2014 to May 2016, Mr. Cochran served on the Board of Trustees for the Pine-Richland Opportunities Fund, a non-profit educational foundation providing staff grants and student scholarships, and he currently serves as Director of the Christian Cochran Legacy Fund through the Pittsburgh Foundation. Mr. Cochran received his Bachelor of Science in Public Administration and International Law from the University of Tennessee in 1993. We believe Mr. Cochran is well qualified to serve on the board due to his public company experience and expertise in business operations.

Gene Salkind, M.D. – Director: Mr. Salkind has been a practicing neurosurgeon within the Philadelphia area for more than 35 years. He graduated from the University of Pennsylvania in 1974 with a B.A., Cum Laude, and received his medical degree from the Lewis Katz School of Medicine in 1979. He returned to the University of Pennsylvania for his neurosurgical residency, and in 1985 was selected as the Chief Resident in Neurosurgery at the Hospital of the University of Pennsylvania. Since 1985, Dr. Salkind has served in a university affiliated practice of general neurological surgery. Since 2005, Dr. Salkind has served as the Chief of Neurosurgery at Holy Redeemer Hospital. He previously served as the Chief of Neurosurgery at Albert Einstein Medical Center and Jeanes Hospital in Philadelphia in the late 1990s. He has authored numerous peer reviewed journal articles and has given lectures throughout the country on various neurosurgical topics. He has also held professorships at the University of Pennsylvania, the Allegheny Health Education and Research Foundation, and is currently at the Lewis Katz School of Medicine. Since 2019, Dr. Salkind has also been on the board of directors of Cure Pharmaceutical Corporation (OTCMKTS: CURR), a biopharmaceutical company focusing on the development and manufacturing of drug formulation and drug delivery technologies in novel dosage forms, and has been the Chairman of Mobiquity Technologies Inc. (Nasdaq: MOBQ), a leading provider of next-generation advertising technology. Dr. Salkind is also a member of the Strategic Advisory Board of BioSymetrics Inc., a company that has built data servicing tools to benefit health and health and hospital systems, biopharma, drug discovery, and the precision medicine field. In addition, from 2004 to 2019, Dr. Salkind served as a board member of Derm Tech International, a global leader in non-invasive dermatological molecular diagnostics. We believe Dr. Salkind is well qualified to serve on the board due to his expertise in life science industry.

Independence of the Board

The Common Stock is listed on Nasdaq. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 of the Exchange Act and the rules of Nasdaq. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of Nasdaq.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

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To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of Nasdaq, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The Company has undertaken a review of the independence of each director and considered whether each director of the Company has a material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, Tara Maria DeSilva, Philippe Deschamps, Christopher Cochran and Gene Salkind are considered “independent directors” as defined under the listing requirements and rules of Nasdaq and the applicable rules of the Exchange Act and Christopher Calise is considered an “independent director” as defined under the listing requirements and rules of Nasdaq.

Committees of the Company Board

The Company Board has an audit committee, compensation committee and nominating and corporate governance committee. All of the committees will comply with all applicable requirements of the Sarbanes-Oxley Act, Nasdaq and SEC rules and regulations as further described below. The responsibilities of each of the committees of the Company Board is described below. Members will serve on these committees until their resignation or until as otherwise determined by the Company Board.

Audit Committee

The Company Board has an audit committee. The audit committee currently consists of Philippe Deschamps, Christopher Cochran and Gene Salkind, with Mr. Deschamps serving as the chair of the committee. Each of the members of the Company’s audit committee satisfy the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and rules of Nasdaq. The Company also determines that Mr. Deschamps qualifies as an “audit committee financial expert” as defined in the SEC rules and will satisfy the financial sophistication requirements of Nasdaq. The Company’s audit committee will be responsible for, among other things:

•	appointing (and recommending that the Company Board submit for stockholder ratification, if applicable) compensate, retain and oversee the work performed by the independent auditor retained for the purpose of preparing or issuing an audit report or performing other audit or audit-related services;

•	reviewing the performance and independence of the independent auditor;

•	pre-approving all audit, review, and non-audit services (including any internal control-related services) to be provided to the Company or its subsidiaries by the independent auditor;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, the Company’s interim and year-end financial statements;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing the Company’s policies on and overseeing risk assessment and risk management, including enterprise risk management; and

•	reviewing the adequacy and effectiveness of internal control policies and procedures and the Company’s disclosure controls and procedures.

The Company Board has adopted a written charter for the audit committee, which is available on the Company’s website.

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Compensation Committee

The Company Board has a compensation committee. The compensation committee currently consists of Tara Maria DeSilva, Christopher Cochran and Gene Salkind, with Mr. Cochran serving as the chair of the committee. Each of the members of the Company’s compensation committee meet the requirements for independence under the under the applicable rules and regulations of the SEC and rules of Nasdaq. The Company’s compensation committee will be responsible for, among other things:

•	developing and reviewing compensation policies and practices applicable to executive officers;

•	reviewing, approving or recommending for approval by the Board, compensation for executive officers, including without limitation salary, bonus, incentive compensation, perquisites and equity compensation;

•	reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the Company Board or any committee thereof;

•	supervising, administering and evaluating incentive, equity-based and other compensatory plans of the Company in which executive officers and key employees participate; and

•	reviewing, approving and making recommendations to the Company Board regarding incentive compensation and equity compensation plans.

The Company Board has adopted a written charter for the compensation committee, which is available on its website.

Nominating and Corporate Governance Committee

The Company Board has a nominating and corporate governance committee. The nominating and corporate governance committee currently consists of Tara Maria DeSilva, Philippe Deschamps and Christopher Cochran, with Mr. Cochran serving as the chair of the committee. Each of the members of the nominating and corporate governance committee meets the requirements for independence under the applicable rules and regulations of the SEC and rules of Nasdaq. The nominating and corporate governance committee is responsible for, among other things:

•	identifying individuals qualified to become Board members, consistent with criteria approved by the Board;

•	recommending to the Board the persons to be nominated for election as directors by stockholders and the persons (if any) to be elected by the Board to fill any vacancies on the Board;

•	recommending to the Board the directors to be appointed to each committee of the Board;

•	developing and recommending to the Board corporate governance guidelines; and

•	overseeing the evaluation of the Board.

The Company Board has adopted a written charter for the nominating and corporate governance committee, which is available on its website.

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Code of Business Conduct and Ethics

The Company Board has adopted a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of the Company’s Code of Business Conduct and Ethics is or will be posted on the Corporate Governance portion of the Company’s website. The Company will post amendments to its Code of Business Conduct and Ethics or waivers of its Code of Business Conduct and Ethics for directors and officers on the same website or in a current report on Form 8-K

Family Relationships

Christopher Calise and Tara Maria DeSilva are first cousins. Other than that, there are no family relationships among any of our executive officers or directors.

Compensation Committee Interlocks and Insider Participation

None of the Company’s officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on the Company’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers served on the Company Board.

Consultants and Advisors

The Company has several fee-for-service consultancy arrangements with highly qualified firms and individuals who provide consulting services in the areas of regulatory affairs, quality assurance, chemistry, manufacturing and control (CMC), and clinical/medical affairs. We don’t anticipate the expenses related to these agreements to be material to the Company.

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten years, none of our directors, executive officers, promoters, control persons, or nominees has:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time; except that in 2019, a private limited liability company with which Mr. Mehalick had previously held an executive officer position, but from which he had previously resigned and then returned as interim CEO, filed for bankruptcy protection;

•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

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•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Indemnification under Certificate of Incorporation and Bylaws; Indemnification Agreements

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to certain exceptions contained in our bylaws. In addition, our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty.

We intend to enter into indemnification agreements with each of our directors and executive officers. We expect the indemnification agreement to provide, among other things, that we will indemnify and hold harmless each person subject to an indemnification agreement (each, an “Indemnified Party”) to the fullest extent permitted by applicable law from and against all losses, costs, liabilities, judgments, penalties, fines, expenses and other matters that may result or arise in connection with such Indemnified Party serving in his or her capacity as a director of ours or serving at our direction as a director, officer, employee, fiduciary or agent of another entity. We expect the indemnification agreement to further provide that, upon an Indemnified Party’s request, we will advance expenses to the Indemnified Party to the fullest extent permitted by applicable law. Pursuant to the indemnification agreement, we will intend that an Indemnified Party is presumed to be entitled to indemnification and we have the burden of proving otherwise. We also intend to secure and maintain in full force and effect directors’ liability insurance. If indemnification under an indemnification agreement is unavailable to an Indemnified Party for any reason, we, in lieu of indemnifying the Indemnified Party, will contribute to any amounts incurred by the Indemnified Party in connection with any claim relating to an indemnifiable event in such proportion as is deemed fair and reasonable in light of all of the circumstances to reflect the relative benefits received or relative fault of the parties in connection with such event.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Scientific and Clinical Advisory Board

In 2022 we formed a Scientific Advisory Board, which contributes key guidance on the advancement of our product portfolio. The Scientific Advisory Board is comprised of three renowned scientific researchers from the Karolinska Institutet, Stockholm, Sweden; Evren Alici, M.D., Ph.D.; Hans-Gustaf Ljunggren, M.D., Ph.D; and Arnika Kathleen Wagner, Ph.D.

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EXECUTIVE COMPENSATION

The following table sets forth information regarding each element of compensation that we paid or awarded to our named executive officers and for years ended December 31, 2024 and 2023.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David Mehalick	2024	360,000	–	–	–	–	–	–	360,000
Chairman, CEO and President	2023	360,000	–	–	–	–	–	–	360,000

Daniel Yerace	2024	360,000	–	–	–	–	–	–	360,000
Vice President of Operations	2023	360,000	–	–	–	–	–	–	360,000

Brian Cogley	2024	200,000	–	–	–	–	–	–	200,000
Chief Financial Officer	2023	200,000	8,000	–	–	–	–	–	208,000

Colleen Delaney	2024	360,000	–	–	–	–	–	–	360,000
Chief Scientific and Medical Officer	2023	360,000	–	–	–	–	–	–	360,000

Christine Sheehy	2024	83,769	–	–	–	–	–	–	83,769
Former Chief Financial Officer	2023	150,999	–	–	–	–	–	–	150,999

* Ms. Sheehy stepped down as Chief Financial Officer in 2023 and remains with the Company as Vice President of Compliance and Secretary.

* Ms. Delaney stepped down as Chief Scientific and Medical Officer in March 2025, and remains with the Company on a consulting basis for up to a six-month period.

Employment Agreements with Directors and Officers

The Company is party to employment agreements with David Mehalick and Daniel Yerace, each of which are described below. The Company does not currently have employment agreements with any of its other officers and directors.

David Mehalick:    David Mehalick, our President and Chief Executive Officer, entered into an employment agreement with Coeptis Therapeutics, Inc. on February 21, 2022 (the “Effective Date”) covering Coeptis and its subsidiary, Coeptis Pharmaceuticals. The employment agreement is in effect immediately and will remain in effect until the termination of the employment agreement by either party in accordance with Section 5 of the employment agreement. Mr. Mehalick shall report to the Board of Directors and shall have the duties, responsibilities and authority as may from time to time be assigned to him by the Board of Directors. Under the employment agreement, Coeptis currently pays to Mr. Mehalick an annualized salary at the rate of $360,000. Mr. Mehalick will also receive a guaranteed bonus equal to twenty (20%) of his base salary for each calendar year (which amount Mr. Mehalick has waived for calendar year 2024), and will be eligible to receive merit bonuses, certain milestone bonuses and awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements that Coeptis may have in effect from time to time. The foregoing summary does not purport to be complete and is qualified in its entirety by reference Mr. Mehalick’s employment agreement, which is filed as Exhibit 4.1 to Coeptis’ Current Report on Form 8-K filed on February 21, 2022. This employment agreement was assumed by the Company in connection with the Merger.

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Daniel Yerace:    Daniel A. Yerace, our Vice President of Operations, entered into an employment agreement with Coeptis on the Effective Date covering Coeptis and its subsidiary, Coeptis Pharmaceuticals. The employment agreement is in effect immediately and will be effective from the Effective Date until the termination of the employment agreement by either party in accordance with Section 5 of the employment agreement. Mr. Yerace reports to the President of Coeptis and has the duties, responsibilities and authority as may from time to time be assigned to him by Coeptis’ President. Under the employment agreement, Coeptis currently pays to Mr. Yerace an annualized salary at the rate of $360,000. Mr. Yerace will also receive a guaranteed bonus equal to twenty (20%) of his base salary for each calendar year (which amount Mr. Yerace has waived for calendar year 2024), and will be eligible to receive merit bonuses, certain milestone bonuses and awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements that Coeptis may have in effect from time to time. The foregoing summary does not purport to be complete and is qualified in its entirety by reference Mr. Yerace’s employment agreement, which is filed as Exhibit 4.1 to Coeptis’ Current Report on Form 8-K filed on February 21, 2022. This employment agreement was assumed by the Company in connection with the Merger.

Brian Cogley:    Mr. Cogley joined the Company in 2023. For 2024, Mr. Cogley is currently to receive, (i) an initial base salary of $200,000 per year, (ii) eligibility for annual discretionary bonus, (iii) participation in the Company’s stock incentive plan with the number of stock options to be determined and (iv) additional benefits generally available to other salaried employees of the Company. Mr. Cogley’s employment is “at will”.

2022 Incentive Plan - Summary

The following is a summary of the principal features of the 2022 Equity Incentive Plan (the “Plan”). This summary does not purport to be a complete description of all of the provisions of the 2022 Equity Incentive Plan and it is qualified in its entirety by reference to the full text of the 2022 Equity Incentive Plan.

Eligibility and Administration.    Employees, consultants and directors of the Company and its subsidiaries may be eligible to receive awards under the 2022 Equity Incentive Plan. Currently, we have seven employees and five non-employee directors. All seven employees, and all five non-employee directors and two consultants have received awards under the 2022 Equity Incentive Plan.

Awards.    The 2022 Equity Incentive Plan provides for the grant of ISOs within the meaning of Section 422 of the Internal Revenue Code (the “Code”) to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights (“SARs”), Restricted Stock Awards, Restricted Stock Unit (“RSU”) awards, Performance Awards and other forms of awards to employees, directors and consultants, including employees and consultants of our affiliates.

Authorized Shares.    The maximum number of shares of our Common Stock that may be issued under the 2022 Equity Incentive Plan pre-Reverse Stock Split was 7,340,000, which after giving effect to the Reverse Stock Split is now 367,000.

Shares subject to stock awards granted under the Plan that expire or terminate without being exercised in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under our Plan. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the number of shares available for issuance under our Plan. If any shares of our Common Stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by us (i) because of a failure to meet a contingency or condition required for the vesting of such shares, (ii) to satisfy the exercise, strike or purchase price of an award or (iii) to a tax withholding obligation in connection with an award, the shares that are forfeited or repurchased or satisfy reacquired will revert to and again become available for issuance under the Plan. Any shares previously issued which are reacquired in satisfaction of tax withholding obligations or as consideration for the exercise or purchase price of a stock award will again become available for issuance under the Plan.

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Plan Administration.    Our Board, or, if assigned authority by the Board, the Compensation Committee of the Board (the “Committee”), will have the authority to administer the Plan, unless and until the Board delegates some or all of the administration of the Plan to a different Committee or Committees of the Board. The Committee may delegate to one or more of our officers the authority to (i) designate employees (other than officers) to receive specified stock awards and (ii) determine the number of shares subject to such stock awards. The Committee will have the power, subject to, and within the limitations of, the express provisions of the Plan to determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; and (6) the Fair Market Value applicable to an Award. The Committee will also be granted with the power to construe and interpret the Plan and Awards granted under it, correct any deficiencies or omissions in the Plan to make the Plan or Award fully effective, to settle all controversies regarding the Plan and any Award, to accelerate the time at which an Award may first be exercised or the time during which an Award will vest, to prohibit the exercise of any Option, SAR or exercisable award for administrative convenience, to approve forms of Award Agreements under the Plan, and to exercise such powers and to perform such acts as the Committee deems necessary or expedient to promote the best interests of the Company.

Stock Options.    ISOs and NSOs are granted under stock option agreements in a form approved by the Committee. The Committee determines the exercise price for stock options, within the terms and conditions of the Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our Common Stock on the date of grant. Options granted under the Plan vest at the rate specified in the stock option agreement as determined by the Committee.

The Committee determines the term of stock options granted under the Plan, up to a maximum of 10 years. Unless the terms of an option holder’s stock option agreement, or other written agreement between us and the recipient approved by the Committee, provide otherwise, if an option holder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death or Cause (as defined in the Plan), the option holder may generally exercise any vested options for a period of three months following the cessation of service. If an option holder’s service relationship with us or any of our affiliates ceases due to death, or an option holder dies within a certain period following cessation of service, the option holder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an option holder’s service relationship with us or any of our affiliates ceases due to disability, the option holder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of Common Stock issued upon the exercise of a stock option will be determined by the Committee and may include (i) cash, check, bank draft or money order, (ii) a broker-assisted cashless exercise, (iii) the tender of shares of our Common Stock previously owned by the option holder, (iv) a net exercise of the option if it is an NSO or (v) other legal consideration approved by the Board.

Unless the Committee provides otherwise, options or stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the Committee or a duly authorized officer, an option may be transferred pursuant to a domestic relations order, official marital settlement agreement or other divorce or separation instrument.

Tax Limitations on ISOs.    The aggregate fair market value, determined at the time of grant, of our Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the ISO does not exceed five years from the date of grant.

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Restricted Stock Unit Awards.    Restricted stock unit awards are granted under restricted stock unit award agreements in a form approved by the Committee. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the Committee or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, or other written agreement between us and the recipient approved by the Committee, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards.    Restricted stock awards are granted under restricted stock award agreements in a form approved by the Committee. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past or future services to us or any other form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. The Committee determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of Common Stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock Appreciation Rights.    Stock appreciation rights are granted under stock appreciation right agreements in a form approved by the Committee. The Committee determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our Common Stock on the date of grant. A stock appreciation right granted under the Plan vests at the rate specified in the stock appreciation right agreement as determined by the Committee. Stock appreciation rights may be settled in cash or shares of Common Stock or in any other form of payment as determined by the Board and specified in the stock appreciation right agreement.

The Committee determines the term of stock appreciation rights granted under the Plan, up to a maximum of 10 years. If a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards.    The Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.

The performance goals may be based on any measure of performance selected by the board of directors or the Committee. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices.

Other Stock Awards.    The Committee may grant other awards based in whole or in part by reference to our Common Stock. The Compensation Committee will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Non-Employee Director Compensation Limit.    The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid by us to such non-employee director, will not exceed $200,000 in total value; provided that such amount will increase to $400,000 for the first year for newly appointed or elected non-employee directors.

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Changes to Capital Structure.    In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split or recapitalization, appropriate adjustments will be made to (i) the class and maximum number of shares reserved for issuance under the Plan, (ii) the class and maximum number of shares by which the share reserve may increase automatically each year, (iii) the class and maximum number of shares that may be issued on the exercise of ISOs and (iv) the class and number of shares and exercise price, strike price or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions.    The following applies to stock awards under the Plan in the event of a corporate transaction (as defined in the Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the Committee at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the board of directors may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of Common Stock in connection with the corporate transaction over (ii) any per share exercise price payable by such holder, if applicable. In addition, any escrow, holdback, earn out or similar provisions in the definitive agreement for the corporate transaction may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of Common Stock.

Plan Amendment or Termination.    Our board of directors has the authority to amend, suspend or terminate our Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our board of directors adopts our Plan. No stock awards may be granted under our Plan while it is suspended or after it is terminated.

The share and exercise information provided below is presented on a pre-Reverse Stock Split basis unless otherwise indicated.

Option Grants and Stock Awards (each presented on a pre Reverse Stock Split basis)

On January 27, 2023, the Company granted options to purchase an aggregate of 1,357,500 shares of our common stock under the 2022 Equity Incentive Plan, to various officers, directors, employees and consultants, at an average exercise price of $1.63 per share.

On February 1, 2023, the Company also granted a stand-alone option to a former employee to purchase up to 100,000 shares of our common stock at an exercise price of $10 per share. The stand-alone option expired on January 31, 2024.

On October 2, 2023, the Company granted additional options to purchase an aggregate of 300,000 shares of our common stock to two employees at an average exercise price of $1.07 per share.

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In January 2024, the Company granted options to purchase an aggregate of 1,535,000 shares of our common stock under the 2022 Equity Incentive Plan, to various officers, directors, employees and consultants, at an average exercise price of $0.65 per share.

In June 2024, the Company granted additional options to purchase an aggregate of 2,400,000 shares of our common stock to our CEO at an exercise price of $0.31 per share.

The following table provides certain information regarding unexercised options to purchase Common Stock, stock awards that have not vested and equity-incentive plan awards outstanding as of December 31, 2024, for each named executive officer and director.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Grant Date	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David Mehalick	6,250	6,250	1/27/2023	35.20	1/27/2028	–	–	–	–
David Mehalick	9,374	9,376	1/27/2023	32.00	1/27/2033	–	–	–	–
David Mehalick	–	20,000	1/10/2024	12.92	1/10/2034	–	–	–	–
David Mehalick	120,000	–	6/13/2024	6.20	6/12/2034	–	–	–	–
Daniel Yerace	5,000	5,000	1/27/2023	32.00	1/27/2033	–	–	–	–
Daniel Yerace	–	10,000	1/10/2024	12.92	1/10/2034	–	–	–	–
Christine Sheehy	5,000	5,000	1/27/2023	32.00	1/27/2033	–	–	–	–
Christine Sheehy	–	2,500	1/10/2024	12.92	1/10/2034	–	–	–	–
Christopher Calise	1,500	–	1/27/2023	32.00	1/27/2033	–	–	–	–
Christopher Calise	1,750	–	1/10/2024	12.92	1/10/2034	–	–	–	–
Tara DeSilva	1,500	–	1/27/2023	32.00	1/27/2033	–	–	–	–
Tara DeSilva	1,750	–	1/10/2024	12.92	1/10/2034	–	–	–	–
Gene Salkind	1,500	–	1/27/2023	32.00	1/27/2033	–	–	–	–
Gene Salkind	1,750	–	1/10/2024	12.92	1/10/2034	–	–	–	–
Philippe Deschamps	1,500	–	1/27/2023	32.00	1/27/2033	–	–	–	–
Philippe Deschamps	1,750	–	1/10/2024	12.92	1/10/2034	–	–	–	–
Christopher Cochran	1,500	–	1/27/2023	32.00	1/27/2033	–	–	–	–
Christopher Cochran	1,750	–	1/10/2024	12.92	1/10/2034	–	–	–	–
Brian Cogley	1,250	3,750	10/2/2023	21.40	10/2/2033	–	–	–	–
Brian Cogley	–	7,500	1/10/2024	12.92	1/10/2034	–	–	–	–
Colleen Delaney	2,500	7,500	10/2/2023	21.40	10/2/2033	–	–	–	–
Colleen Delaney	–	20,000	1/10/2024	12.92	1/10/2034	–	–	–	–

2024 and 2023 Director Compensation

Non-employee directors were each paid a total of $20,000 and $18,333 for service as a director during 2024 and 2023, respectively.

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Summary of Material United States Federal Income Tax Consequences of the 2022 Equity Incentive Plan

The following is a summary of the principal federal income tax consequences of option grants and other awards under the 2022 Equity Incentive Plan. Optionees and recipients of other rights and awards granted under the 2022 Equity Incentive Plan are advised to consult their personal tax advisors before exercising an option or stock appreciation right or disposing of any stock received pursuant to the exercise of an option or stock appreciation right or following vesting of a restricted stock award or restricted stock unit or upon grant of an unrestricted stock award. In addition, the following summary is based upon an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change and does not address state, local or other tax laws.

Nonstatutory Stock Options.    Generally, there is no taxation upon the grant of a NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by the Company or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options.    The 2022 Equity Incentive Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. The Company is not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, the Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

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Restricted Stock Awards.    Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards.    Generally, the recipient of a restricted stock unit award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.

Stock Appreciation Rights.    Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF THE U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY UNDER THE 2022 EQUITY INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

For purposes of this section of this Prospectus, “Predecessor” refers to the Company before giving effect to the Merger, and the term “Coeptis” refers to Coeptis Therapeutics, Inc., before giving effect to the Merger.

Predecessor Related Person Transactions Prior to the Merger

In connection with the Merger, Predecessor’s sponsor, officers and directors and/or their affiliates were reimbursed for certain out-of-pocket expenses incurred in connection with activities on Predecessor’s behalf.

Predecessor has entered into a registration and shareholder rights agreement with respect to the Private Placement Warrants, the warrants issuable upon conversion of working capital loans (if any) and the shares issuable upon exercise of the foregoing and upon conversion of the founder shares.

Coeptis Related Person Transactions Prior to the Merger

Prior to the closing of the merger in 2021 involving Coeptis and an entity named Vinings Holdings, Inc. (which is now Coeptis Therapeutics, Inc.), Vinings had a 100% ownership interest in an entity named NDYN Delaware, Inc. In December 2020, prior to the closing of the 2021 merger, Vinings divested its 100% ownership interest NDYN Delaware, LLC to Sterling Acquisition I, LLC, an entity controlled by Vinings’ then control person Erik Nelson. The divestiture was accomplished through the sale of all of Vinings’ share ownership of NDYN Delaware, Inc. pursuant to a Divestiture Agreement, a copy of which is attached as Exhibit 10.1 to Vinings Holdings Inc.’s Current Report on Form 8-K that was filed on December 31, 2020.

On February 12, 2021, David Mehalick purchased 8,000 shares of Series B Preferred Stock from Coral Investment Partners, LP for an aggregate purchase price of $1,000. These shares of Series B Preferred Stock were exchanged for our Common Stock in connection with the closing of the Merger.

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SECURITY OWNERSHIP OF CERTAIN STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding our Common Stock beneficially owned on April 21, 2025 for (i) each stockholder known to be the beneficial owner of more than 5% of our outstanding common stock; (ii) all directors; (iii) all named executive officers; and (iv) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Shares of common stock subject to options or warrants that are exercisable as of the date of this Annual Report on Form 10-K or are exercisable within 60 days of such date are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of calculating the percentage ownership of such person but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Applicable percentage ownership is based on an assumed 3,889,939 shares of common stock outstanding as the date of April 21, 2025, comprised of (i) 3,414,939 issued and outstanding shares of Common Stock and (ii) 475,000 shares of Common Stock that underlie 3,800 shares of our issued and outstanding Series A Convertible Preferred Stock that are currently convertible and which vote as Common Stock on an as-converted basis (for beneficial ownership purposes no Series A Preferred Stock conversion or voting limitations have been applied).

Unless otherwise indicated and subject to applicable community property and similar laws, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Name of Beneficial Ownership(1)	Shares Owned		Percentage
Executive Officers and Directors
David Mehalick	274,449	(2)	6.89%
Daniel Yerace	59,282	(3)	1.54%
Christopher Calise	364,466	(4)	9.37%
Tara DeSilva	4,675	(5)	*
Philippe Deschamps	4,675	(5)	*
Christopher Cochran	4,675	(5)	*
Gene Salkind	8,886	(6)	*
Brian Cogley	4,062	(7)	*
Christine Sheehy	56,844	(8)	1.48%
Officer and Directors as a Group (9 persons)	782,014		19.97%

______________

*	Less than 1.0%.
(1)	Unless otherwise indicated, the business address of each of the individuals is c/o Coeptis Therapeutics, Inc., 105 Bradford Rd, Suite 420, Wexford, PA 15090.
(2)	Includes 144,382 (rounded to the nearest share) shares of common stock that are issuable upon exercise of options that are or will become exercisable in the next 60 days. Does not include 55,744 shares of common stock that are issuable upon exercise of options that are not currently exercisable and will not become exercisable in the next 60 days.
(3)	Includes 8,751 shares of common stock that are issuable upon exercise of options that are or will become exercisable in the next 60 days. Does not include 21,249 shares of common stock that are issuable upon exercise of options that are not currently exercisable and will not become exercisable in the next 60 days.
(4)	Includes (i) 49,500 shares of common stock that are owned by CJC Investment Trust (a trust in which Mr. Calise is a control person), (ii) 47,106 shares of common stock that are issuable under currently exercisable warrants and (iii) 4,675 shares of common stock that are issuable upon exercise of options that are or will become exercisable in the next 60 days. Does not include 4,275 shares of common stock that are issuable upon exercise of options that are not currently exercisable and will not become exercisable in the next 60 days.
(5)	Represents 4,675 shares of common stock that are issuable upon exercise of options that are or will become exercisable in the next 60 days. Does not include 4,275 shares of common stock that are issuable upon exercise of options that are not currently exercisable and will not become exercisable in the next 60 days.
(6)	Includes (i) 4,211 shares of common stock that are held as JTWROS with Catherine Salkind, and (ii) 4,675 shares of common stock issuable upon exercise of options that are or will become exercisable in the next 60 days. Does not include 4,275 shares of common stock that are issuable upon exercise of options that are not currently exercisable and will not become exercisable in the next 60 days.
(7)	Represents 4,062 shares of common stock that are issuable upon exercise of options that are or will become exercisable in the next 60 days. Does not include 17,969 shares of common stock that are issuable upon exercise of options that are not currently exercisable and will not become exercisable in the next 60 days.
(8)	Includes 6,313 shares of common stock that are issuable upon exercise of options that are or will become exercisable in the next 60 days. Does not include 7,187 shares of common stock that are issuable upon exercise of options that are not currently exercisable and will not become exercisable in the next 60 days.

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DETERMINATION OF THE OFFERING PRICE

The prices at which the shares of Common Stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our Common Stock or by negotiations between the Selling Stockholders and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

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SELLING STOCKHOLDERS

The Selling Stockholders may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus. When we refer to the “Selling Stockholders” in this prospectus, we mean the holders listed in the table below, and its respective pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of such Selling Stockholder’s interests in shares of Common Stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the Selling Stockholders for whom we are registering shares for sale to the public, the number of shares of Common Stock beneficially owned by such Selling Stockholders prior to this offering, the total number of shares of Common Stock that each Selling Stockholder may offer pursuant to this prospectus and the number of shares of Common Stock that each Selling Stockholder will beneficially own after this offering. Except as noted below, the Selling Stockholders do not have, or within the past three years has not had, any material relationship with us or any of our predecessors or affiliates and the selling stockholder is not or was not affiliated with registered broker-dealers.

Based on the information provided to us by the Selling Stockholders, assuming that each Selling Stockholder sells all of the shares of Common Stock beneficially owned by it that have been registered by us and does not acquire any additional shares during the offering, such Selling Stockholder will not own any shares other than those appearing in the column entitled “Beneficial Ownership After This Offering.” We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such shares of Common Stock. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our Common Stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below.

The percentage of shares owned after completion of the offering is based on 3,889,939 shares of Common Stock deemed outstanding as the date of April 21, 2025, comprised of (i) 3,414,939 issued and outstanding shares of Common Stock and (ii) 475,000 shares of Common Stock that underlie 3,800 shares of our issued and outstanding Series A Convertible Preferred Stock that are currently convertible and which vote as Common Stock on an as-converted basis.

The Selling Stockholders may sell all, some or none of their shares in this Offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold in this Offering		Number of Shares of Common Stock Beneficially Owned After Offering	Percentage of Shares Beneficially Owned after Offering
YA II PN, LTD (3)	101,877	(2)	3,819,349	(3)	0	0%
AMLS Holdings LLC	50,000	(4)	50,000		0	0%
Purple Biotech Ltd. (5)	50,000		50,000		0	0%

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(1)	YA II PN, Ltd. is managed by Yorkville Advisors Global, LP (“Yorkville LP”). Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the General Partner of Yorkville LP. All investment decisions for YA II PN, Ltd. are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The business address of YA II PN, Ltd. is 1012 Springfield Avenue, Mountainside, NJ 07092.
(2)	The number of shares beneficially owned prior to the offering represents the 20,000 shares of our Common Stock (on a post-Reverse Stock Split basis) we issued to Yorkville in November 2024 as Commitment Shares (the “Commitment Shares”) in partial consideration for entering into the SEPA with us and 81,877 shares we issued to Yorkville in connection with a partial note conversion in January 2025 (the “Note Conversion Shares”). Yorkville is prohibited from acquiring shares of our Common Stock pursuant to the SEPA or upon conversion of the Promissory Note to the extent such shares, when aggregated with all other shares of our Common Stock then beneficially owned by Yorkville, would cause Yorkville’s beneficial ownership of our Common Stock to exceed the 4.99% Beneficial Ownership Limitation or would exceed the 19.99% Exchange Cap, unless we obtain stockholder approval to do (which shareholder approval was obtained on December 18, 2024). For the purposes hereof, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Yorkville may be acquired under the SEPA or the Promissory Note.
(3)	The number of shares to be offered pursuant to this prospectus includes the Commitment Shares, the Note Conversion Shares and shares of Common Stock required to be registered under the initial Yorkville Registration Rights Agreement, which shares may be issuable pursuant to the SEPA from time to time. The number of shares of Common Stock that may actually be acquired by Yorkville pursuant to the SEPA is not currently known and is subject to satisfaction of certain conditions and other limitations set forth in the SEPA, including the Beneficial Ownership Limitation and the Exchange Cap.
(4)	AMLS is managed by Michael Lewis and has a business address of 12911 Kelly Bay Ct., Fort Myers, Florida 33908.
(5)	Purple Biotech Ltd. has a business address of 4 Oppenheimer St., Science Park, Rehovot 7670104, Israel.

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PLAN OF DISTRIBUTION

The Common Stock offered by this prospectus is being offered by the Selling Stockholders. The Common Stock may be sold or distributed from time to time by the Selling Stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents;
•	“at the market” into an existing market for the common stock;
•	In other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	In privately negotiated transactions; or
•	any combination of the foregoing.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell our securities short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If an applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the Selling Stockholders or borrowed from the Selling Stockholders or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from the Selling Stockholders in settlement of those derivatives to close out any related open borrowings of securities. If applicable through securities laws, the third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, the Selling Stockholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

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In offering the securities covered by this prospectus, the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Yorkville is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

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DESCRIPTION OF CAPITAL STOCK

The following description summarizes the most important terms of our capital stock. Because it is only a summary of the provisions of our certificate of incorporation, as amended (the “Certificate of Incorporation”), and bylaws, as amended (the “Bylaws”), it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this “Description of Capital Stock,” you should refer to our Certificate of Incorporation and Bylaws, each of which are included as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of Delaware law.

As discussed elsewhere in this prospectus, at the Company’s annual stockholders’ meeting on December 18, 2024, the Company’s stockholders approved a proposal to grant authority to our board of directors to amend our certificate of incorporation to combine outstanding shares of our common stock into a lesser number of outstanding shares, or a “reverse stock split,” at a specific ratio within a range of one-for-three (1-for-3) to a maximum of a one-for-forty (1-for-40) split, with the exact ratio to be determined by our board of directors in its sole discretion. On December 26, 2024, the Company filed with the Secretary of State of the State of Delaware a certificate of amendment of the Company’s amended and restated certificate of incorporation effecting a reverse stock split at a ratio of one-for-twenty (1-for-20) (the “Reverse Stock Split”), to become effective at 5 pm on December 30, 2024. The primary purpose of the Reverse Stock Split is to assist with the Company’s compliance with the Minimum Bid Price Requirement, pursuant to Nasdaq Listing Rule 5810(c)(3)(A).

Authorized and Outstanding Stock

The Company’s authorized capital stock, including after giving effect to the Reverse Stock Split, consists of:

•	150,000,000 shares of common stock, par value $0.0001 per share; and

•	10,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Voting. The holders of common stock will be entitled to one vote for each share held of record on all matters on which the holders are entitled to vote (or consent pursuant to written consent). Directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

Dividends. The holders of common stock will be entitled to receive, ratably, dividends only if, when and as declared by the Company Board out of funds legally available therefor and after provision is made for each class of capital stock having preference over the Common Stock.

Liquidation Rights. In the event of the Company’s liquidation, dissolution or winding-up, the holders of common stock will be entitled to share, ratably, in all assets remaining available for distribution after payment of all liabilities and after provision is made for each class of capital stock having preference over the common stock.

Conversion Right. The holders of common stock will have no conversion rights.

Preemptive and Similar Rights. The holders of common stock will have no preemptive or similar rights.

Redemption/Put Rights. There will be no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of common stock are fully-paid and nonassessable.

Options/Stock Awards. There were stock options outstanding at April 21, 2025 to purchase an aggregate of 467,000 shares of our common stock granted under the 2022 Equity Incentive Plan to various officers, directors, employees and consultants, at an average exercise price of $12.34 per share.

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Preferred Stock

The Company Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL.

On June 2024 the Company created the Company’s series A preferred stock (the “Series A Preferred Stock”). The key terms of the Series A Preferred Stock are as follows:

Conversion. Each share of Series A Preferred Stock is convertible at the option of the holder, subject to the beneficial ownership and, if applicable, the primary market limitations described below, into such number of shares of the Company’s common stock as is equal to the number of shares of Series A Preferred Stock to be converted, multiplied by the stated value of $1,000 (the “Stated Value”), divided by the then conversion price. The initial conversion price was $0.40 per share of common stock, which is now $8.00 per share of common stock as a result of the Reverse Stock Split), and is subject to adjustment in the event of stock splits, stock dividends, and similar transactions. In addition, the Series A Preferred Stock will automatically convert into shares of the Company’s common stock, subject to the beneficial ownership and, if applicable, the primary market limitations described below upon the consummation of a fundraising transaction in which the Company raises gross proceeds of at least $20 million.

Rank. The Series A Preferred Stock will be senior to the Company’s common stock and any other class of the Company’s capital stock that is not by its terms senior to or pari passu with the Series A Preferred Stock.

Dividends. The holders of Series A Preferred Stock will be entitled to dividends equal, on an as-if-converted to shares of the Company’s common stock basis (in each case after applying the beneficial ownership and, if applicable, the primary market limitations described below), to and in the same form as dividends actually paid on shares of the Company’s common stock when, as, and if such dividends are paid on shares of the Company’s common stock.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A Preferred Stock then outstanding will be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of the Company’s common stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Stated Value, plus any dividends accrued but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted (in each case after applying the beneficial ownership and, if applicable, the primary market limitations described below) into the Company’s common stock immediately prior to such event.

Voting. On any matter to be acted upon or considered by the stockholders of the Company, each holder of Series A Preferred Stock shall be entitled to vote on an “as converted” basis (after applying the beneficial ownership and primary market limitations described below).

Beneficial Ownership Limitation. The Company will not affect any conversion of the Series A Preferred Stock, and a holder will not have the right to receive dividends or convert any portion of its Series A Preferred Stock, to the extent that prior to the conversion such holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of the holder’s affiliates) beneficially owns less than 20% of the Company’s outstanding common stock and, after giving effect to the receipt of dividends or the conversion, the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of the holder’s affiliates) would beneficially own 20% or more of the Company’s outstanding common stock.

Exchange Limitation. Unless the approval of the Company’s stockholders is not required by the applicable rules of Nasdaq for issuances of the Company’s common stock in excess of 19.99% of the outstanding common stock as of June 14, 2024 (the “Market Limit”), or unless the Company has obtained such approval, the Company shall not affect any conversion of the Series A Preferred Stock, including, without limitation, any automatic conversion, and a holder shall not have the right to receive dividends on or convert any portion of the Series A Preferred Stock, to the extent that, after giving effect to the receipt of the Company’s common stock in connection with such dividends or conversion, the holder would have received in excess of its pro rata share of the Market Limit.

In connection with the sale of the Series A Preferred Stock, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of the Series A Preferred Stock with the Secretary of State of the State of Delaware (the “Series A Certificate of Designation”), a copy of which is provided as an Exhibit hereto.

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Warrants

The Company has warrants outstanding to purchase (i) 870,105 shares of our common stock at an average exercise price of approximately $23.90 per share which were assumed from Coeptis Therapeutics, Inc. as part of the Merger, and (ii) 375,000 shares of our common stock at an exercise price of $230 per share, which were issued prior to the Merger.

Anti-Takeover Effects of the Certificate of Incorporation, the Bylaws and Certain Provisions of Delaware Law

The Amended and Restated Certificate of Incorporation, the Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, are intended to enhance the likelihood of continuity and stability in the composition of the Company Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the Company Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Common Stock. The Amended and Restated Certificate of Incorporation provides that any action required or permitted to be taken by the Company’s stockholders must be effected at a duly called annual meeting of such stockholders and may not be effected by any consent in writing by such holders unless such action is recommended by all directors of the Company Board then in office, except that holders of one or more series of Preferred Stock, if such series are expressly permitted to do so by the certificate of designation relating to such series, may take any action by written consent if such action permitted to be taken by such holders and the written consent is signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. See also “Risk Factors and Special Considerations — Delaware law and the Amended and Restated Certificate of Incorporation and Bylaws contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.”

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Common Stock may be to enable the Company Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Election of Directors and Vacancies

The Amended and Restated Certificate of Incorporation provides that the Company Board will determine the number of directors who will serve on the board, subject to the rights of the holders of any series of preferred stock to elect additional directors. The exact number of directors will be fixed solely and exclusively by resolution duly adopted from time to time by the Company Board.

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In addition, the Amended and Restated Certificate of Incorporation provides that any vacancy on the Company Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the death, resignation, disqualification or removal of a director, may be filled only by a majority of the directors then in office, even if less than a quorum, subject to the rights, if any, of the holders of preferred stock.

Notwithstanding the foregoing provisions of this section, each director will serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Company Board will shorten the term of any incumbent director.

Business Combinations

The Company is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in the following prescribed manner:

•	prior to the time of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

•	on or subsequent to the time of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, for purposes of Section 203, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting securities.

Such provisions may encourage companies interested in acquiring the Company to negotiate in advance with the Company Board because the stockholder approval requirement would be avoided if the Company Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Quorum

The Bylaws provide that at any meeting of the Company Board, a majority of the directors then in office constitutes a quorum for all purposes.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. The Amended and Restated Certificate of Incorporation does not authorize cumulative voting.

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General Stockholder Meetings

The Amended and Restated Certificate of Incorporation provides that special meetings of stockholders may be called only by the Company Board acting pursuant to a resolution approved by the affirmative vote of a majority of the Company Board, subject to the rights, if any, of the holders of any series of preferred stock.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Company Board. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received by the Secretary at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the date of the preceding annual meeting of stockholders (for the purposes of the first annual meeting of the stockholders of the Company following the adoption of the Bylaws, a stockholder’s notice must be received by the Secretary at the Company’s principal executive offices not later than (i) 90 days prior to the date of the first annual meeting or (ii) less than 10 days following the date the first annual meeting is publicly announced). The Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow the Company Board or a committee of the Company Board to determine whether a nomination or any business proposed to be brought before a special meeting of the stockholders was made in accordance with the Bylaws. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Amendment Provisions

The Amended and Restated Certificate of Incorporation and the Bylaws provide that the Company Board, by the affirmative vote of a majority of the Company Board, is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware. Any amendment, alteration, rescission or repeal of the Bylaws by the Company’s stockholders requires the affirmative vote of the holders of at least a majority in voting power of all the then outstanding shares of stock entitled to vote thereon, voting together as a single class.

The Amended and Restated Certificate of Incorporation provides that it may be amended, altered, changed or repealed in accordance with the DGCL.

Exclusive Forum

The Amended and Restated Certificate of Incorporation provides that, unless the Company consents to the selection of an alternative forum, any (i) derivative action or proceeding brought on behalf of the Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, creditors or other constituents, (iii) action asserting a claim against the Company or any director or officer of the Company arising pursuant to, or a claim against the Corporation or any Director or officer of the Corporation with respect to the interpretation or application of any provision of, the DGCL, the Amended and Restated Certificate of Incorporation or the Bylaws or (iv) action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine will, to the fullest extent permitted by law, be solely and exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the forum provisions in the Amended and Restated Certificate of Incorporation. However, it is possible that a court could find the Company’s forum selection provisions to be inapplicable or unenforceable. Although the Company believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Company’s directors and officers.

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  The Amended and Restated Certificate of Incorporation provides that, unless the Company consents to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended; provided, however, that this provision will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Bylaws provide that the Company must indemnify and advance expenses to directors and officers to the fullest extent authorized by the DGCL. The Company is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Amended and Restated Certificate of Incorporation and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of the Company’s respective directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The Transfer Agent and registrar for the shares of Common Stock is Continental Stock Transfer & Trust Company.

Listing

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “COEP”.

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LEGAL MATTERS

Meister Seelig & Fein PLLC, New York, New York, will pass upon the validity of the shares of our Common Stock offered hereby.

EXPERTS

The consolidated financial statements of Coeptis Therapeutics Holdings, Inc. (formerly Bull Horn Holdings, Corp.) as of December 31, 2024 and 2023 and for each of the years ended December 31, 2024 and 2023 are included in this prospectus have been audited by (i) Turner, Stone & Company, L.L.P., independent registered public accounting firm, for the fiscal year ended December 31, 2023 and (ii) Astra Audit & Advisory, LLC, independent registered public accounting firm, for the fiscal year ended December 31, 2024, each as set forth in their report thereon and are included in reliance on such report given on the authority of such firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the shares of common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

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INDEX TO FINANCIAL STATEMENTS

Coeptis Therapeutics Holdings, Inc.

Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Coeptis Therapeutics Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Coeptis Therapeutics Holdings, Inc (the Company) as of December 31, 2024, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year December 31, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred net losses, negative operating cash flows, and working capital deficits. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2024.

Tampa, Florida

March 27, 2025

F-2

Your Vision Our Focus

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Coeptis Therapeutics Holdings, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Coeptis Therapeutics Holdings, Inc. (the “Company”) as of December 31, 2023 and 2022 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2023 and 2022, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 of the notes to consolidated financial statements, the Company has suffered recurring losses from operations since inception and has insufficient working capital to fund future operations both of which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone: 972-239-1660 ⁄ Facsimile: 972-239-1665

Toll Free: 877-853-4195

Web site: turnerstone.com

F-3

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Turner, Stone & Company, LLP

We served as the Company’s auditor from 2020 to 2024

Dallas, Texas

March 25, 2024, except for Note 2 as to which the date is August 15, 2024 and for the effects of the Reverse Stock Split completed by the Company on December 31, 2024 as disclosed in Note 1 as to which the date is March 27, 2025.

F-4

COEPTIS THERAPEUTICS HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

Audited

	As of
	December 31, 2024	December 31, 2023
ASSETS
CURRENT ASSETS
Cash	$532,885	$1,469,134
Interest receivable	–	38,978
Prepaid assets, current portion	518,407	241,601
TOTAL CURRENT ASSETS	1,051,292	1,749,713

PROPERTY AND EQUIPMENT
Furniture and fixtures	25,237	25,237
Less: accumulated depreciation	14,777	13,931
Furniture and fixtures, net	10,460	11,306

OTHER ASSETS
Investments	5,691,084	–
Intangible assets	541,875	–
Prepaid assets, net of current portion	–	158,333
Co-development options, net	1,554,166	2,554,166
Right of use asset, net of accumulated amortization	59,783	97,571
Total other assets	7,846,908	2,810,070
TOTAL ASSETS	$8,908,660	$4,571,089

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$1,269,763	$1,419,699
Accrued expenses	736,884	555,950
Notes payable, current portion, in default	100,000	100,000
Convertible notes payable, net of debt discount of $435,635	1,087,873	875,000
Right of use liability, current portion	42,305	38,047
Derivative liability	1,041,484	–
Other current liabilities	235,000	–
TOTAL CURRENT LIABILITIES	4,513,309	2,988,696

LONG TERM LIABILITIES
SBA loan payable	150,000	150,000
Derivative liability warrants	359,250	557,250
Right of use liability, non-current portion	18,875	61,179
TOTAL LONG TERM LIABILITIES	528,125	768,429
TOTAL LIABILITIES	5,041,434	3,757,125

COMMITMENTS AND CONTINGENCIES (NOTE 11)		–

STOCKHOLDERS' EQUITY
Preferred Stock Series A, $0.0001 par value, 10,000 shares authorized, 6,520 and 0 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	2	–
Common stock, $0.0001 par value, 150,000,000 shares authorized, 2,116,191 and 1,766,552 shares issued and outstanding at December 31, 2024, and December 31, 2023, respectively	212	179
Additional paid-in capital	102,976,748	91,670,045
Subscription receivable	(2,100,000)	(3,500,000)
Common stock subscribed	541,875	–
Accumulated deficit	(98,233,673)	(87,356,260)
TOTAL STOCKHOLDERS' EQUITY - CONTROLLING INTERESTS	3,185,164	813,964
TOTAL STOCKHOLDERS' EQUITY - NONCONTROLLING INTERESTS	682,062	–
TOTAL STOCKHOLDERS' EQUITY	3,867,226	813,964
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,908,660	$4,571,089

The accompanying notes are an integral part of the consolidated financial statements.

F-5

COEPTIS THERAPEUTICS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Audited

	Year Ended
	December 31, 2024	December 31, 2023
SALES
Sales	$–	$–
Cost of goods	–	–
Gross profit	–	–

OPERATING EXPENSES
Research and development	2,331,548	6,668,244
Salary expense	1,722,050	1,454,295
Amortization expense	1,000,000	1,000,000
Professional services expense	2,950,271	10,864,640
Stock based compensation expense	1,104,978	477,503
General and administrative expenses	945,641	1,026,443
Total operating expenses	10,054,488	21,491,125

LOSS FROM OPERATIONS	(10,054,488)	(21,491,125)

OTHER INCOME (EXPENSE)

Interest expense	(396,116)	(107,685)
Royalties and licensing fees	–	(15,000)
Other income (expense)	152,109	(220,477)
Loss on write down of assets	(37,257)	–
Loss on extinguishment of debt	(200,000)	–
(Loss) gain on change in fair value of derivative liability and derivative liability warrants, net	(341,660)	567,750
TOTAL OTHER (EXPENSE) INCOME	(822,924)	224,588

LOSS BEFORE INCOME TAXES	(10,877,412)	(21,266,537)

PROVISION FOR INCOME TAXES (BENEFIT)	–	–

NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTERESTS	(1,063,811)	–
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	(9,813,602)	–
NET LOSS	$(10,877,412)	$(21,266,537)

LOSS PER SHARE

Loss per share, basic and fully diluted	$(5.65)	$(16.56)

Weighted average number of common shares outstanding	1,924,639	1,284,499

The accompanying notes are an integral part of the consolidated financial statements.

F-6

COEPTIS THERAPEUTICS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Audited

	PREFERRED STOCK		COMMON STOCK		ADDITIONAL PAID-IN	COMMON STOCK	SUBSCRIPTION	ACCUMULATED	TOTAL COEPTIS	NON CONTROLLING	TOTAL COEPTIS
	SHARES	AMOUNT	SHARES	AMOUNT	CAPITAL	SUBSCRIBED	RECEIVABLE	DEFICIT	EQUITY	INTERESTS	EQUITY

BALANCE AT DECEMBER 31, 2022	–	$–	978,342	$98	$70,542,954	$–	$–	$(66,089,723)	$4,453,329	$–	$4,453,329

Shares issued for cash	–	–	25,000	3	499,997	–	–	–	500,000	–	500,000
Shares issued in exchange for note receivable	–	–	125,000	13	2,499,987	–	(2,500,000)	–	–	–	–
Shares issued for services	–	–	148,210	15	4,421,199	–	–	–	4,421,214	–	4,421,214
Warrants issued for services	–	–	–	–	2,613,183	–	–	–	2,613,183	–	2,613,183
Warrants issued for cash	–	–	–	–	200,000	–	–	–	200,000	–	200,000
Warrants issued in exchange for note receivable	–	–	–	–	1,000,000	–	(1,000,000)	–	–	–	–
Stock based compensation	–	–	–	–	477,503	–	–	–	477,503	–	477,503
Issuance of common stock and warrants, net of issuance costs	–	–	275,000	28	4,792,318	–	–	–	4,792,346	–	4,792,346
Shares issued for the conversion of debt	–	–	15,000	2	302,924	–	–	–	302,926	–	302,926
Shares issued in connection with asset purchase agreement	–	–	200,000	20	4,319,600	–	–	–	4,320,000	–	4,320,400
Net loss	–	–	–	–	–	–	–	(21,266,537)	(21,266,537)	–	(21,266,537)

BALANCE AT DECEMBER 31, 2023	–	$–	1,766,552	$179	$91,670,045	$–	$(3,500,000)	$(87,356,260)	$813,964	$–	$813,964

Shares issued for cash	–	–	50,000	5	99,995	–	–	–	100,000	–	100,000
Shares issued in connection with SEPA	–	–	20,000	2	79,998	–	–	–	80,000	–	80,000
Shares issued for services	–	–	207,319	20	1,329,255	–	–	–	1,329,276	–	1,329,276
Warrants issued for cash	–	–	–	–	500,000	–	–	–	500,000	–	500,000
Warrants issued for services	–	–	–	–	8,150	–	–	–	8,150	–	8,150
Warrants issued in exchange for subscription receivable	–	–	–	–	1,900,000	–	(2,000,000)	–	(100,000)	–	(100,000)
Shares issued for the conversion of debt	506	1	72,059	6	951,856	–	–	–	951,864	–	951,864
Preferred share offering	6,014	1	–	–	5,331,938	–	(2,100,000)	–	3,231,939	682,062	3,914,001
Investments in private companies	–	–	–	–	–	–	5,500,000	–	5,500,000	–	5,500,000
Common stock issued for intangible asset purchase	–	–	–	–	–	541,875	–	–	541,875	–	541,875
Stock based compensation	–	–	–	–	1,104,978	–	–	–	1,104,978	–	1,104,978
Stock split adjustment	–	–	261	–	533	–	–	–	533	–	533
Net loss	–	–	–	–	–	–	–	(10,877,412)	(10,877,412)	–	(10,877,412)

BALANCE AT DECEMBER 31, 2024	6,520	$2	2,116,191	$212	$102,976,748	$541,875	$(2,100,000)	$(98,233,673)	$3,185,164	$682,062	$3,867,226

The accompanying notes are an integral part of the consolidated financial statements.

F-7

COEPTIS THERAPEUTICS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Audited

	Year Ended
	December 31, 2024	December 31, 2023
OPERATING ACTIVITIES
Net loss	$(10,877,412)	$(21,266,537)
Adjustments to reconcile net loss to net cash provided (used) by operating activities
Depreciation and amortization	1,000,845	1,001,237
Amortization of debt discount	216,189	–
Right of use asset amortization	37,788	34,552
Change in fair value of derivative liability warrants	(198,000)	(567,750)
Change in fair value of derivative liability	539,660	–
Stock based compensation	1,104,978	477,503
Shares issued for non-employee services	1,329,276	4,421,215
Warrants issued for services	8,150	2,613,183
Loss on shares issued for conversion of debt	77,250	–
Loss on extinguishment of debt	200,000	–
Shares issued in connection with asset purchase agreement	–	4,320,000
Forgiveness of interest	37,257	–
(Increase) decrease in:
Accounts receivable	–	8,075
Interest receivable	(234,742)	(38,978)
Prepaid assets	(118,472)	90,755
Increase (decrease) in:
Accounts payable	(149,935)	1,320,677
Accrued expenses	180,934	376,878
Right-of-use liability	(38,047)	(30,324)
Other current liabilities	235,000	–
NET CASH USED IN OPERATING ACTIVITIES	(6,649,281)	(7,239,514)

INVESTING ACTIVITIES
NET CASH USED IN INVESTING ACTIVITIES	–	–

FINANCING ACTIVITIES
Proceeds from convertible notes payable	1,850,000	650,000
Repayment of convertible notes payable	(650,969)	(1,225,000)
Proceeds from issuance of common stock and warrants, net of issuance costs	–	4,792,346
Shares issued for cash	100,000	500,000
Warrants issued for cash	500,000	200,000
Preferred stock offering	3,914,001	–
NET CASH PROVIDED BY FINANCING ACTIVITIES	5,713,032	4,917,346
NET CHANGE IN CASH	(936,249)	(2,322,168)
CASH AT BEGINNING OF PERIOD	1,469,134	3,791,302
CASH AT END OF PERIOD	$532,885	$1,469,134

SUPPLEMENTAL CASH FLOW DISCLOSURES
Interest paid	$8,772	$–
Taxes paid	$–	$–

SUPPLEMENTAL NON-CASH DISCLOSURES
Warrants issued in exchange for subscription receivable	$2,000,000	$3,500,000
Preferred stock issued in exchange for subscription receivable	$2,100,000	$–
Shares issued for the conversion of debt	$951,864	$302,926

The accompanying notes are an integral part of the consolidated financial statements.

F-8

COEPTIS THERAPEUTICS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Nature of Business

General. Coeptis Therapeutics Holdings, Inc. (“Coeptis”, the “Company” or “we” or “our”) was originally incorporated in the British Virgin Islands on November 27, 2018, under the name Bull Horn Holdings Corp. On October 27, 2022, Bull Horn Holdings Corp. domesticated from the British Virgin Islands to the State of Delaware. On October 28, 2022, in connection with the closing of the Merger, we changed our corporate name from Bull Horn Holdings Corp. to “Coeptis Therapeutics Holdings, Inc.”

The Merger Transaction. On October 28, 2022, a wholly owned subsidiary of Bull Horn Holdings Corp., merged with and into Coeptis Therapeutics, Inc., with Coeptis Therapeutics, Inc. as the surviving corporation of the Merger. As a result of the Merger, we acquired the business of Coeptis Therapeutics, Inc., which now continues to operate as a wholly owned subsidiary.

About the Company’s Subsidiaries. We are now a holding company that currently operates through our direct and indirect subsidiaries SNAP Biosciences, Inc. and GEAR Therapeutics, Inc., which are majority owned, and Coeptis Therapeutics, Inc., Coeptis Pharmaceuticals, Inc. and Coeptis Pharmaceuticals, LLC, which are wholly owned.

Coeptis is a biopharmaceutical and technology company. The biopharmaceutical division focuses on developing innovative cell therapy platforms for cancer, autoimmune, and infectious diseases. Coeptis aims to advance treatment paradigms and improve patient outcomes through its cutting-edge research and development efforts. The technology division focuses on enhancing operational capabilities through advanced technologies. This division features AI-powered marketing software and robotic process automation tools designed to optimize business processes and improve overall efficiency.

Basis of Presentation – The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and with the instructions to Form 10-K and Rule 8-03 of Regulation S-X. Accordingly, they include all of the information and notes required by GAAP for complete financial statements. In the opinion of the Company’s management, any adjustments contained in the accompanying consolidated financial statements are of a normal recurring nature, and are necessary to fairly present the financial position and operating results of the Company as of December 31, 2024 and 2023 and for the years then ended.

Principles of Consolidation – The accompanying consolidated financial statements include the accounts of Coeptis Therapeutics, Inc., Coeptis Pharmaceuticals, Inc., Coeptis Pharmaceuticals, LLC, SNAP Biosciences, Inc., and GEAR Therapeutics, Inc. All material intercompany accounts, balances and transactions have been eliminated.

Reverse Stock Split – On December 31, 2024, the Company completed a 20-1 reverse stock split of its issued and outstanding common stock. As a result of the reverse stock split, every 20 shares of issued and outstanding common stock were automatically combined into one share, with no change in the par value per share. Fractional shares resulting from the reverse stock split were rounded to the nearest whole share. The reverse stock split has been retrospectively applied to all share and per-share amounts presented in these consolidated financial statements and accompanying notes for all periods presented.

F-9

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash – For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents. At times, balances of cash and cash equivalents at financial banking institutions exceeded the federally insured limit of $250,000. Uninsured balances were $282,885 and $1,219,134 at December 31, 2024 and 2023, respectively. The Company regularly monitors the financial condition of the institution in which it has depository accounts and believes the risk of loss is minimal.

Property and Equipment – Fixed assets are stated at cost and depreciation is computed using the straight-line method for financial statement purposes. For the years ended December 31, 2024 and 2023, depreciation expense totaled $845 and $1,235 respectively.

Intangible Assets – The Company records intangible assets at cost and evaluates them for impairment in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 350, Intangibles – Goodwill and Other. Intangibles are being amortized using the straight-line method over estimated useful lives of between two and forty years. The Company recorded intangible assets of $541,875 as of December 31, 2024, related to the acquired the assets of NexGenAI Affiliates Network Platform (“NexGenAI”), which contains AI-powered marketing software and robotic process automation capabilities. See Note 16, Intangible Assets.

Investments – The Company classifies its investments in accordance with ASC 320, Investments – Debt and Equity Securities, and ASC 321, Investments – Equity Securities, as applicable. Investments in equity securities with readily determinable fair values are measured at fair value, with unrealized gains and losses recognized in net income. For equity investments without readily determinable fair values, the Company applies the measurement alternative, recording these investments at cost, adjusted for impairments or observable price changes from transactions involving similar securities.

Leases – The Company accounts for leases in accordance with ASC 842, Leases. At lease commencement, the Company recognizes a right-of-use (“ROU”) asset and a corresponding lease liability based on the present value of future lease payments. Lease liabilities are measured using the Company’s incremental borrowing rate if the implicit rate is not readily determinable. ROU assets include initial direct costs and prepaid lease payments and are reduced for lease incentives received.

Research and Development – Research and development costs are expensed when incurred. During the years ended December 31, 2024 and 2023, research and development expenses totaled $2,331,548 and $6,668,244, respectively.

Impairment of Long-Lived Assets – The Company’s property and equipment and other non-current assets are reviewed for possible impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss would be recognized if and when the estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. There was no impairment recognized for the years ended December 31, 2024 and 2023.

Derivative Liability Warrants – The Company accounts for the Public Warrants and Private Placement Warrants (the “Warrants”) in accordance with the guidance contained in ASC 815-40, Derivatives and Hedging, under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value in each respective reporting period. This liability is subject to re-measurement at each consolidated balance sheet date until the Warrants are exercised, and any change in fair value is recognized in the consolidated statements of operations. The Private Placement Warrants and the Public Warrants for periods where no observable traded price was available are valued using a binomial lattice simulation model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Convertible Debt – The Company accounts for convertible debt in accordance with ASC 470-20, Debt – Debt with Conversion and Other Options. Convertible debt instruments are evaluated at issuance to determine whether they contain embedded features that require bifurcation as derivatives or equity components. If the embedded conversion feature meets the criteria for derivative accounting under ASC 815, Derivatives and Hedging, it is bifurcated and recorded separately at fair value, with subsequent changes in fair value recognized in earnings. Upon conversion or repurchase of convertible debt, the Company recognizes a gain or loss in accordance with ASC 470-20 and ASC 470-50, Debt Modifications and Extinguishments.

F-10

Income Taxes – Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes related primarily to temporary differences between reporting of income and expenses for financial reporting purposes and income tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future federal income taxes.

The Income Taxes Topic of FASB ASC clarifies the accounting and reporting for uncertainties in income tax law within subtopic FASB ASC 740-10-25-5. The guidance prescribes a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. Management believes that there is no liability related to uncertain tax positions during the years ended December 31, 2024 and 2023.

Use of Estimates – The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Employee and Non-Employee Share-Based Compensation – The Company applies ASC 718-10, Share-Based Payment, which requires the measurement and recognition of compensation expenses for all share-based payment awards made to employees and directors including employee stock option equity awards issued to employees and non-employees based on estimated fair values.

ASC 718-10 requires companies to estimate the fair value of equity-based option awards on the date of grant using an option-pricing model. The fair value of the award is recognized as an expense on a straight-line basis over the requisite service periods in the Company’s consolidated statements of operations. The Company recognizes share-based award forfeitures as they occur.

The Company estimates the fair value of granted option equity awards using a Black-Scholes option pricing model. The option-pricing model requires a number of assumptions, of which the most significant are share price, expected volatility and the expected option term (the time from the grant date until the options are exercised or expire). Expected volatility is estimated based on volatility of the Company. The Company has historically not paid dividends and has no foreseeable plans to issue dividends. The risk-free interest rate is based on the yield from governmental zero-coupon bonds with an equivalent term. The expected option term is calculated for options granted to employees and directors using the “simplified” method. Changes in the determination of each of the inputs can affect the fair value of the options granted and the results of operations of the Company.

Recent Accounting Pronouncements – During the years ended December 31, 2024 and 2023, there were new accounting pronouncements issued by the FASB. Each of these pronouncements, as applicable, including Accounting Standards Update (“ASU”) 2023-07, Segment Reporting, has been or will be adopted by the Company. Please see Note 17, Segment Reporting. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s consolidated financial statements.

Revenue Recognition – Revenues are recognized when services are provided to its customers or the product is sold, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services or goods as the respective performance obligations are met. Sales and other taxes the Company collects concurrent with revenue-producing activities are excluded from revenue. Incidental items that are immaterial in the context of the contract are recognized as expense. Deferred revenue represents amounts invoiced or received in advance of the Company fulfilling its performance obligations. These amounts are recorded as a liability and recognized as revenue when the related performance obligations are satisfied.

Reclassifications – Certain reclassifications were made to the prior consolidated financial statements to conform to the current period presentation. There was no change to the previously reported net loss.

F-11

Earnings Per Share – Basic earnings per share (or loss per share), is computed by dividing the earnings (loss) for the period by the weighted average number of common stock shares outstanding for the period. Diluted earnings per share reflects potential dilution of securities by including other potentially issuable shares of common stock, including shares issuable upon conversion of convertible securities or exercise of outstanding stock options and warrants, in the weighted average number of common shares outstanding for the period. Therefore, because including shares issuable upon conversion of convertible securities and/or exercise of outstanding options and warrants would have an anti-dilutive effect on the loss per share, only the basic earnings (loss) per share is reported in the accompanying consolidated financial statements. The Company does not have other potentially issuable shares of stock.

The following potential common shares would have an antidilutive effect on loss per share:

	Years ended December 31,
	2024	2023
Warrants	1,399,316	1,036,601
Stock options	279,625	82,875
Convertible notes payable	406,629	8,056
Preferred stock	815,000	–
Total	2,900,570	1,127,532

Going Concern – The accompanying consolidated financial statements have been prepared in conformity with GAAP which contemplate continuation of the Company as a going concern, which is dependent upon the Company’s ability to obtain sufficient financials or establish itself as a profitable business. As of December 31, 2024, the Company had an accumulated deficit of $98,233,673, and for the year ended December 31, 2024, the Company had a net loss of $10,877,412. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with respect to operations include raising additional capital through sales of equity or debt securities as may be necessary to pursue its business plans and sustain operations until such time as the Company can achieve profitability. Management believes that additional financing as necessary will result in improved operations and cash flow. However, there can be no assurance that management will be successful in obtaining additional funding or in attaining profitable operations.

Fair Value of Financial Instruments and Measurements – The Company measures certain financial instruments at fair value in accordance with ASC 820, Fair Value Measurement, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).

ASC 820 establishes a three-level fair value hierarchy that prioritizes inputs used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 – Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3 – Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The estimated fair value of cash, interest receivable, subscription receivable, and notes payable approximate their carrying amounts due to the short-term nature of these instruments.

F-12

NOTE 3 – CO-DEVELOPMENT OPTIONS

In December 2018, the Company entered into an agreement with Purple Biotech (“Purple”) to market, distribute, and sell the Consensi product (the “Product”) on an exclusive basis within the United States and Puerto Rico. In September of 2021, the Company executed a license termination agreement with Purple to cease all efforts for sales and promotion of the Product in the United States and Puerto Rico. The termination included (i) issuance of $1,500,000 of convertible debt due in February 2023 to satisfy amounts owed for the license, (ii) the issuance of warrants (See Note 8, Capital Structure) and (iii) transfer of inventory ownership back to Purple. In conjunction with this termination, the Company also terminated its marketing agreement with a third party for the Product’s sales and promotion. On July 14, 2023, the Company and Purple executed an amendment to revise the note’s payment schedule, extending the maturity date to March 31, 2024. On June 19, 2024, the Company and Purple executed another amendment to extend the maturity date to August 31, 2024. The outstanding principal balance due under the convertible note at December 31, 2024 and December 31, 2023 was $218,750 and $625,000, respectively. The note is in default as of December 31, 2024. The remaining principal balance has been paid subsequent to year end.

During the year ended December 31, 2021, the Company and Vy-Gen-Bio, Inc. (“Vy-Gen”) entered into agreements to jointly develop and commercialize two Vy-Gen product candidates, CD38-GEAR-NK and CD38-Diagnostic (the “CD38 Assets”). The Company paid $1,750,000 and issued promissory notes totaling $3,250,000 to Vy-Gen in accordance with the agreements. The Company paid a total of $1,500,000 toward the promissory notes, leaving $1,750,000 outstanding at December 31, 2021. The collaboration arrangement provides the right for the Company to participate, under the direction of a joint steering committee, in the development and commercialization of the CD38 Assets and a 50/50 profit share, with the profit share subject to contingent automatic downward adjustment up to 25% upon an event of default in connection with the promissory notes. The Company capitalized $5,000,000 to be amortized over a five-year period in which the CD38 Assets are expected to contribute to future cash flows. In March of 2022, a $250,000 payment was made toward the promissory notes. In November of 2022, a $1,500,000 payment was made toward the promissory notes, which paid them in full, and the accrued interest was forgiven.

The Company made certain judgements as the basis in determining the accounting treatment of these options. The CD38 Assets represent a platform technology and a diagnostic tool which have multiple applications and uses. Both projects are intended to be used in more than one therapy or diagnostic option. For example, GEAR-NK is a technology which allows for the gene editing of human natural killer cells, so that these cells can no longer bind and be destroyed by targeted monoclonal antibody treatments. The GEAR-NK technology can be modified to work concomitantly with many different monoclonal antibody treatments in which there are currently over 100 approved by the FDA. Anti- CD38 is only the first class of monoclonal antibody treatments being developed under the GEAR-NK platform. Therefore, the pursuit of FDA approval for the use of CD38 assets for at least one indication or medical device approval is at least reasonably expected. Further, as the diagnostic asset may be used as an in vitro technology, it could be classified as a medical device, and therefore toxicity studies would not be a contingency to be resolved before reasonably establishing future value assumptions. In addition, there is perceived value in the CD38 assets, based on publicly disclosed current business deals in cell therapies, the developing market for these innovative technologies, and current interest from third parties in these technologies. The Company may sell or license its right to another party, with the written consent of Vy-Gen, which cannot be unreasonably withheld. Furthermore, the Company believes that any negative results from ongoing development of a single therapy or use, would not result in abandoning the project. Given these considerations, The Company has determined that these options have alternative future use and should be recorded as assets pursuant to ASC 730-10-25-2, Research and Development.

Related to the joint development, the Company, under the direction of the joint steering committee, is assessing market opportunities, intellectual property protection, and potential regulatory strategies for the CD38 Assets. Vy-Gen is responsible for development activities conducted and overseen by the scientists at Karolinska Institute. The agreement does not currently require additional payments for research and development costs by the Company and no additional payments are required upon development or regulatory milestones.

The total gross capitalized Co-Development options recorded was $5,291,667, with accumulated amortization of $3,737,500, resulting in a net carrying amount of $1,554,167 at December 31, 2024.

F-13

NOTE 4 – NOTES PAYABLE

In October 2022, as a result of the Merger, the Company entered into a convertible promissory note agreement with an unrelated third party in the principal amount of $350,000 with no accruing interest and was due on October 28, 2023 for legal services rendered to the Company. The noteholder may elect, in its sole discretion upon written notice to the Company, at any time prior to, as of or following the maturity date, to require that all or any portion of the principal amount not then repaid be converted, without any further action on the part of the noteholder, into shares of common stock, par value $0.0001 per share. The conversion price as set forth by the note is equal to $10.00 per share, provided that the conversion price shall be subject to a one-time adjustment on January 3, 2023, with the conversion price adjustable to a price equal to the thirty-day volume weighted average price of the stock as traded on the Nasdaq. However, the conversion price following such adjustment shall not be lower than a floor of $5.00 per share nor greater than $10.00 per share. Upon full conversion of the remaining principal amount due, the note will, for all purposes be deemed cancelled and all obligations shall be deemed paid in full. On October 27, 2023, a $200,000 payment was made, and on December 15, 2023, another $50,000 payment was made. On June 25, 2024, the Company and the unrelated third party signed an amendment to the note that extended the maturity date to July 31, 2024. The outstanding balance due under the convertible note at December 31, 2024 and December 31, 2023 was $100,000. The note was in default as of December 31, 2024.

NOTE 5 – CONVERTIBLE NOTES

In September 2021, as part of a termination of a license agreement with Purple (see Note 3, Co-Development Options), the Company issued a convertible note in the principal amount of $1,500,000 that was payable on or before the maturity date in February 2023, bearing interest of 5% per annum and convertible in whole or in part at any time by Purple into shares of common stock of the Company. The conversion price is $5 per share of common stock, subject to certain adjustments under such terms and conditions as agreed between the parties. The Company may prepay the principal amount of the note plus accrued and unpaid interest at any time prior to the maturity date. On July 14, 2023, the Company and Purple executed an amendment to revise the note’s payment schedule, extending the maturity date to March 31, 2024. On June 19, 2024, the Company and Purple executed another amendment to extend the maturity date to August 31, 2024. The outstanding principal balance due under the convertible note at December 31, 2024 and December 31, 2023 was $218,750 and $625,000, respectively. The note was in default as of December 31, 2024. The remaining principal balance has been paid subsequent to year end.

In December 2023, the Company entered into an unsecured convertible promissory note with an unrelated party in the principal amount of $150,000 together with interest at 5% and a maturity date of June 30, 2024. On April 24, 2024, the Company converted the note into shares of common stock, which satisfied the note in full.

On April 17, 2024, the Company entered into an unsecured note agreement with a related party in the principal amount of $500,000 together with interest at 10%, with a maturity date of September 30, 2024. The agreement is between the Company and an investment fund where the manager is a member of the Company’s board of directors. On June 3, 2024, the Company and the related party agreed to convert the note agreement in full, both principal and interest, to equity in connection with the Company’s Series A Preferred Stock offering. See Note 8, Capital Structure, for more information on the Series A Preferred Stock offering.

Yorkville Convertible Notes

On January 3, 2024, the Company entered into an unsecured note agreement with an unrelated third party, YA II PN, LTD, a Cayman Islands exempt limited partnership (“Yorkville”) in the principal amount of $1,500,000 (the “YA Note-1”). YA Note-1 was issued with a 10% original issue discount. The original principal amount, together with interest of 8%, was payable by the Company on March 15, 2024, and was extended to July 31, 2024. The note had an outstanding principal balance of $1,235,178 with $150,000 of the debt discount fully amortized to interest expense as of December 31, 2024. On November 1, 2024, the Company entered into an agreement with Yorkville that completely terminates and replaces YA Note-1 (see the Yorkville Transaction defined below). See Note 8, Capital Structure - Standby Equity Purchase Agreement, for further details.

On November 1, 2024, the Company entered into a Standby Equity Purchase Agreement (“SEPA”) pursuant to which the Company has the right to sell Yorkville up to $20,000,000 of its shares of Company Common Stock, subject to certain limitations and conditions set forth in the SEPA, from time to time during the term of the SEPA (such transaction, the “Yorkville Transaction”). In connection with the SEPA, Yorkville has agreed to advance to the Company in the form of a convertible promissory note (the “Convertible Note”) an aggregate principal amount of up to $1,304,758 (the “Pre-Paid Advance”), which has been previously paid and replaces the $1,235,178 YA Note-1 outstanding balance. The Convertible Note bears an interest rate of 8% per annum and is convertible in whole or in part at any time by Yorkville into shares of common stock of the Company at a conversion price determined based on the lower of the lower of (i) $1.00 per common share (the “Fixed Price”), or (ii) 95% of the lowest daily volume weighted average price during the five consecutive trading days immediately preceding the conversion date (the “Variable Price”), but which Variable Price shall not be lower than the floor price of $0.80 (the “Floor Price”). The Convertible Note matures on November 1, 2025. The termination and replacement of YA Note-1 with the Convertible Note was accounted for as a debt extinguishment. For the year ended December 31, 2024, the Company recorded a loss on debt extinguishment in the amount of $200,000 for the fees incurred by Yorkville, and a debt discount in the amount of $435,635 in relation to the SEPA. For the year ended December 31, 2024, the Company recorded amortization of debt discount in the amount of $66,189 for the Convertible Note.

F-14

The Company shall make monthly payments beginning on the 7th trading day after either (i) the daily VWAP is less than the Floor Price then in effect for five trading days during a period of seven consecutive trading days (a “Floor Price Event”), or (ii) the Company has issued to Yorkville, pursuant to the transactions contemplated in the Convertible Note and the SEPA, in excess of 99% of the common shares available under the rules or regulations of Nasdaq Stock Market LLC (the “Exchange Cap”), where applicable (an “Exchange Cap Event”), (the last day of each such occurrence, an “Amortization Event Date”) and continuing on the same day of each successive Calendar Month until the entire outstanding principal amount shall have been repaid. Each monthly payment shall be in an amount equal to the sum of (i) $250,000 of principal in the aggregate among the Convertible Note and all other notes (or the outstanding Principal if less than such amount) (the “Amortization Principal Amount”), plus (ii) a payment premium equal to 5% in respect of such principal amount, provided that, the payment premium equal to 5% shall not apply in respect to any amount that is paid directly from an Advance from the SEPA, and (iii) accrued and unpaid interest hereunder as of each payment date. The obligation of the Company to make monthly prepayments related to an Amortization Event shall cease (with respect to any payment that has not yet come due) if at any time after the Amortization Event Date (A) in the event of a Floor Price Event, on the date that is the 7th consecutive Trading Day that the daily VWAP is greater than 110% of the Floor Price then in effect, or (B) in the event of an Exchange Cap event, the date the Company has obtained stockholder approval to increase the number of common shares under the Exchange Cap and the Exchange Cap no longer applies unless a subsequent Amortization Event occurs.

The SEPA is an equity-linked contract that does not qualify for equity classification and is accounted for as a derivative liability recognized at fair value. Any changes in fair value between the carrying amount of the forward issuance contracts and the settlement amounts will be recognized in other income (expense) in the consolidated statements of operations. The initial value of the SEPA was $501,824. As of December 31, 2024, the fair value of the SEPA was $1,041,484. For the year ended December 31, 2024, the Company recognized a loss on the change in fair value of derivative liability in the amount of $539,660 in the Company’s consolidated statements of operations.

The Company did not have a derivative liability at December 31, 2023. The following table presents information about the Company’s derivative liability that is measured at fair value on a recurring basis at December 31, 2024 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2024
Derivative liability	3	$1,041,484
Total		$1,041,484

The derivative liability is accounted for as a liability in accordance with ASC 480 and are presented within derivative liability in the accompanying consolidated balance sheets. The derivative liability is measured at fair value at inception and on a recurring basis, with changes in fair value presented in the consolidated statements of operations.

The derivative liability was valued using a binomial lattice model, which is considered to be a Level 3 fair value measurement. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the derivative liability is the step factors input, assumed price movement, and probabilities assigned to them.

The following table provides quantitative information regarding Level 3 fair value measurements for the derivative liability:

	November 1, 2024 (inception)	December 31, 2024
Risk-free interest rate	4.28%	4.16%
Expected volatility	86.10%	114.61%
Conversion price	$3.77	$3.71
Stock price	$3.96	$5.50

The following table presents the changes in the fair value of derivative liability:

Warrant Liabilities
Fair value as of November 1, 2024 (inception)	$501,824
Change in fair value	539,660
Fair value as of December 31, 2024	$1,041,484

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the year ended December 31, 2024.

F-15

NOTE 6 – SBA LOAN PAYABLE

Loans under the CARES Act -- On July 8, 2020, the Company received a loan of $150,000 from the United States Small Business Administration (the “SBA”) under its Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the Company’s business. Proceeds are intended to be used for working capital purposes. Interest on the EIDL loan accrues at the rate of 3.75% per annum and interest payments are due monthly in the amount of $731. Each payment will be applied first to interest accrued to the date of receipt of each payment, and the balance, if any, will be applied to principal. The Company began making interest payments in January 2023. The balance of principal and interest is payable thirty years from the date of the promissory note. The balance of the loan is $150,000, as of December 31, 2024 and December 31, 2023.

NOTE 7 – DERIVATIVE LIABILITY WARRANTS

At December 31, 2024 and December 31, 2023, there were (i)  375,000 public warrants (the “Public Warrants”) outstanding that were issued as part of Bull Horn’s November 2020 initial public offering, which warrants are exercisable in the aggregate to acquire 187,500 shares of our common stock at an exercise price of $230.00 per share, (ii) 187,500 private warrants (the “Private Placement Warrants”) outstanding that were issued to our sponsor Bull Horn Holdings Sponsor LC and the underwriters in Bull Horn’s initial public offering in November 2020, which warrants are exercisable in the aggregate to 187,500 shares of our common stock at an exercise price of $230.00 per share. The amount of warrants and related exercise price were adjusted for the Company’s 20-1 reverse stock split effective December 31, 2024. The Private Placement Warrants became exercisable on the consummation of our Business Combination in October 2022. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to such shares of common stock. With respect to the shares of common stock issuable upon the exercise of the Public Warrants, the class A warrants and the class B warrants during any period when the Company shall have failed to maintain an effective registration statement related to the issuance of such shares underlying the applicable warrants, the holder of any applicable warrants may exercise its warrant on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company may call the Public Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

•	at any time while the Public Warrants are exercisable,
•	upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder,
•	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $16.50 per share, for any 20 trading days within a 30-trading day period ending on the third trading day prior to the notice of redemption to Public Warrant holders, and
•	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described above, the warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants only allow the holder thereof to one ordinary share. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

F-16

Within ASC 815, Derivative and Hedging, Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s ordinary share. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s ordinary share if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Private Placement Warrants and Public Warrants are not indexed to the Company’s ordinary share in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that certain warrant provisions preclude equity treatment as by ASC Section 815-10-15.

The Company accounts for its Public Warrants and Private Placement Warrants as liabilities as set forth in ASC 815-40-15-7D and 7F. See below for details about the methodology and valuation of the Warrants.

The following table presents information about the Company’s derivative liability warrant that are measured at fair value on a recurring basis at December 31, 2024 and December 31, 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2024	December 31, 2023
Warrant Liability – Public Warrants	1	$165,000	$232,500
Warrant Liability – Private Placement Warrants	3	194,250	324,750
Total		$359,250	$557,250

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within derivative liability warrants in the accompanying consolidated balance sheets. The derivative liability warrants are measured at fair value at inception and on a recurring basis, with changes in fair value presented in the consolidated statements of operations.

The Warrants were valued using a binomial lattice model, which is considered to be a Level 3 fair value measurement. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility of the ordinary shares. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price will be used as the fair value as of each relevant date.

The following table provides quantitative information regarding Level 3 fair value measurements:

	December 31, 2024	December 31, 2023
Risk-free interest rate	4.10%	3.84%
Expected volatility	82.01%	82.12%
Exercise price	$11.50	$11.50
Stock price	$5.50	$0.78

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2023	$324,750	$232,500	$557,250
Change in valuation inputs	(130,500)	(67,500)	(198,000)
Fair value as of December 31, 2024	$194,250	$165,000	$359,250

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the years ended December 31, 2024 and December 31, 2023.

NOTE 8 – CAPITAL STRUCTURE

The total number of shares of stock which the corporation shall have authority to issue is 160,000,000 shares, of which 150,000,000 shares of $0.0001 par value shall be designated as Common Stock and 10,000,000 shares of $0.0001 shall be designated as Preferred Stock. The Preferred Stock authorized by the Company’s Articles of Incorporation may be issued in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges, and restrictions granted or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the numbers of shares of any series.

F-17

Common Stock – As of December 31, 2024, the Company had 2,116,191 shares of its common stock issued and outstanding, and on December 31, 2023, the Company had 1,766,552 shares of its common stock issued and outstanding. All share amounts have been adjusted for the Company’s 20-1 reverse stock split effective December 31, 2024.

During the years ended December 31, 2024 and 2023, there were no capital distributions.

On June 16, 2023, the Company completed a public offering issuing 107,500 shares of our common stock, 67,500 pre-funded warrants, 153,125 Series A Warrants and 153,125 Series B Warrants, for net proceeds of approximately $3.0 million, after offering costs. The pre- funded warrants are immediately exercisable, at a price of $0.0001 per share, with no expiration date. The Series A Warrants and the Series B Warrants are referred to herein together as the “Series Warrants.” The shares of common stock and Series Warrants were purchased together and then immediately separable and were issued separately. Each Series Warrant to purchase one share of common stock has an exercise price of $33.00 per share, and is initially exercisable commencing six months from the date of the offering. The Series Warrants are exercisable for a term of five years following the initial exercise date. As of December 31, 2024, all of the pre-funded warrants had been exercised for a total of 175,000 shares of common stock issued as a result of the public offering.

On October 26, 2023, the Company completed a private placement of 38,850 shares of our common stock, pre-funded warrants exercisable to acquire up to 61,150 shares of our common stock, Series A Warrants exercisable to acquire up to 100,000 shares of our common stock and Series B Warrants exercisable to acquire up to 100,000 shares of our common stock, for net proceeds of approximately $1.8 million, after offering costs. The pre-funded warrants are immediately exercisable, at a price of $0.001 per share, with no expiration date. The shares of common stock and Series Warrants were purchased together and then immediately separable and were issued separately. The Series A Warrants and Series B Warrants are exercisable on or after the earlier of (i) the date on which the Company’s stockholders approve the issuance of the shares issuable upon exercise of the Series Warrants or (ii) April 26, 2024 at an exercise price of $27.20 per share. The Series A Warrants have a term of exercise equal to eighteen (18) months and the Series B Warrants have a term of exercise equal to five and one-half (5.5) years. This private placement was conducted with the same underwriter as the June public offering, and as a result, each Series Warrant issued in connection with the June offering was repriced from an exercise price of $33.00 per share to $27.20 per share. In connection with the private placement the Company also issued to the exclusive placement agent warrants exercisable to acquire up to 6,000 shares of our common stock at an exercise price of $28.00 per share. In December 2023, all pre-funded warrants were exercised.

On December 28, 2023, the Company granted pre-funded warrants exercisable to acquire up to 60,000 shares of our common stock for net proceeds of $1,200,000. The pre-funded common stock purchase warrants can be exercised at a price of $0.0001 per share, with no expiration date. During the first quarter of 2024, the Company and the third-party borrower agreed to amend the note as a result of the decline in the publicly traded common stock price. The amount of pre-funded warrants exercisable to acquire up to 60,000 shares of common stock was amended to 100,000 shares of common stock, and the total principal balance of the note agreement was increased from $1,000,000 to $1,100,000. The aggregate exercise price of this Warrant was partially pre-funded in connection with $100,000 and a $1,100,000 subscription receivable at a 6% per annum interest rate due on November 29, 2024. On August 12, 2024, the third-party assigned shares of common stock in a privately held company for the equivalent amount of principal and accrued interest owed, which satisfied the subscription receivable in full. See Note 10, Investments, for additional information.

On February 8, 2024, the Company granted pre-funded warrants exercisable to acquire up to 200,000 shares of our common stock for net proceeds of $2,400,000. The pre-funded common stock purchase warrants can be exercised at a price of $0.0001 per share, with no expiration date. The aggregate exercise price of this Warrant was partially pre-funded in connection with $500,000 and a $1,900,000 subscription receivable at a 6% per annum interest rate due on December 31, 2024. On August 12, 2024, the third-party assigned shares of common stock in a privately held company for the equivalent amount of principal and accrued interest owed, which satisfied the subscription receivable in full. See Note 10, Investments, for additional information.

F-18

Treasury Stock – There was no treasury stock at December 31, 2024 and December 31, 2023.

Preferred Stock – The Company has 10,000,000 shares of preferred stock authorized, of which 10,000 have been designated as Series A preferred stock. As of December 31, 2024, the Company had 6,520 shares of Series A preferred stock issued and outstanding.

On June 13, 2024, the Company performed an initial Series A preferred stock closing and raised $4.3 million in a sale to accredited investors (collectively, the “Series A Investors”) of 4,300 shares of the Company’s series A preferred stock (the “Series A Preferred Stock”), at a purchase price of $1,000 per share, in a financing led by CJC Investment Trust, an entity controlled by board member Christopher Calise, in a combination of cash and short- term collateralized promissory notes. The Series A Investors also received non-voting equity ownership interest in the Company’s two newly formed subsidiaries, SNAP Biosciences Inc. and GEAR Therapeutics Inc.

On July 31, 2024, the Company performed a second closing as part of its series A preferred stock offering and raised $1.3 million, at a purchase price of $1,000 per share.

On September 4, 2024, the Company performed a third closing as part of its series A preferred stock offering and raised $225,000, at a purchase price of $1,000 per share.

On December 23, 2024, the Company performed a fourth closing as part of its series A preferred stock offering and raised $695,000 at a purchase price of $1,000 per share. The Series A Investors currently have an aggregate 9.78% non-voting equity ownership interest in the Company’s two newly formed subsidiaries, SNAP Biosciences Inc. and GEAR Therapeutics Inc.

The key terms of the Series A Preferred Stock are as follows:

Conversion. Each share of Series A Preferred Stock is convertible at the option of the holder, subject to the beneficial ownership and, if applicable, the primary market limitations described below, into such number of shares of the Company’s common stock as is equal to the number of shares of Series A Preferred Stock to be converted, multiplied by the stated value of $1,000 (the “Stated Value”), divided by the then conversion price. The initial conversion price is $0.40 per share of common stock, subject to adjustment in the event of stock splits, stock dividends, and similar transactions. In addition, the Series A Preferred Stock will automatically convert into shares of the Company’s common stock, subject to the beneficial ownership and, if applicable, the primary market limitations described below upon the consummation of a fundraising transaction in which the Company raises gross proceeds of at least $20 million.

Rank. The Series A Preferred Stock will be senior to the Company’s common stock and any other class of the Company’s capital stock that is not by its terms senior to or pari passu with the Series A Preferred Stock.

Dividends. The holders of Series A Preferred Stock will be entitled to dividends equal, on an as-if-converted to shares of the Company’s common stock basis (in each case after applying the beneficial ownership and, if applicable, the primary market limitations described below), to and in the same form as dividends actually paid on shares of the Company’s common stock when, as, and if such dividends are declared on shares of the Company’s common stock.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A Preferred Stock then outstanding will be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of the Company’s common stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Stated Value, plus any dividends accrued but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted (in each case after applying the beneficial ownership and, if applicable, the primary market limitations described below) into the Company’s common stock immediately prior to such event.

F-19

Voting. On any matter to be acted upon or considered by the stockholders of the Company, each holder of Series A Preferred Stock shall be entitled to vote on an “as converted” basis (after applying the beneficial ownership and primary market limitations described below).

Beneficial Ownership Limitation. The Company will not affect any conversion of the Series A Preferred Stock, and a holder will not have the right to receive dividends or convert any portion of its Series A Preferred Stock, to the extent that prior to the conversion such holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of the holder’s affiliates) beneficially owns less than 20% of the Company’s outstanding common stock and, after giving effect to the receipt of dividends or the conversion, the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of the holder’s affiliates) would beneficially own 20% or more of the Company’s outstanding common stock.

Exchange Limitation. Unless the approval of the Company’s stockholders is not required by the applicable rules of Nasdaq for issuances of the Company’s common stock in excess of 19.99% of the outstanding common stock as of June 14, 2024 (the “Market Limit”), or unless the Company has obtained such approval, the Company shall not affect any conversion of the Series A Preferred Stock, including, without limitation, any automatic conversion, and a holder shall not have the right to receive dividends on or convert any portion of the Series A Preferred Stock, to the extent that, after giving effect to the receipt of the Company’s common stock in connection with such dividends or conversion, the holder would have received in excess of its pro rata share of the Market Limit.

Stock Based Compensation –

A summary of the Company’s stock option activity is as follows:

	Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Contractual Life (Years)	Intrinsic Value
Outstanding at December 31, 2022	–	$–	–	$–
Granted	87,875	40.20	8.78	–
Forfeited	–	–	–	–
Exercised	–	–	–	–
Outstanding at December 31, 2023	87,875	40.20	7.97	–
Granted	196,750	8.85	10.00	–
Forfeited	(5,000)	200.00	–	–
Exercised	–	–	–	–
Outstanding at December 31, 2024	279,625	$15.29	8.74	$–

For the years ended December 31, 2024 and 2023, the Company recorded $1,104,978 and $477,503, respectively, for stock based compensation expense related to stock options. As of December 31, 2024, unamortized stock based compensation for stock options was $1,321,013 to be recognized through December 31, 2027.

The options granted during the years ended December 31, 2024 and 2023 were valued using the Black-Scholes option pricing model using the following weighted average assumptions:

	For the years ended December 31,
	2024	2023
Expected term, in years	5.25	5.53
Expected volatility	84.70%	79.87%
Risk-free interest rate	4.18%	3.85%
Dividend yield	–	–

F-20

Options/Stock Awards – On June 13, 2024, the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors, and the Board of Directors, approved the grant to David Mehalick, the Company’s CEO, under the Company’s 2022 equity incentive plan, of options exercisable to acquire up to 120,000 shares of the Company’s common stock at an exercise price $6.20 per share. The options are fully vested and carry a 10-year term. On January 27, 2023, the Company granted options to purchase an aggregate of 67,875 shares of our common stock under the 2022 Equity Incentive Plan, to various officers, directors, employees and consultants, at an average exercise price of $32.60 per share. The Company had also granted a stand-alone option to a former employee to purchase up to 5,000 shares of our common stock at an exercise price of $200 per share, however, the stand-alone option expired by its terms on January 31, 2024. On October 2, 2023, the Company granted additional options to purchase an aggregate of 15,000 shares of our common stock to two employees at an average price of $21.40.

Common Stock Warrants – On November 23, 2020, Coeptis Therapeutics, Inc. (under its prior name Vinings Holdings Inc.) issued a class A and a class B warrant to Coral Investment Partners, LP (“CIP”), with each warrant granting CIP the right to purchase 25,000 shares of common stock at a price of $40.00 for Class A or $100.00 for Class B. The warrants expired on November 30, 2023.

All common stock warrants outstanding, are listed in the table below:

Reference	Date Issued	Exercise Price	Expiration		Outstanding at December 31, 2024	Outstanding at December 31, 2023
Warrant Holder 1	5/28/2021	$59.40	5/13/2026		8,380	8,380
Warrant Holder 1	5/28/2021	$118.80	5/13/2026		8,422	8,422
Warrant Holder 1	5/28/2021	$296.80	5/13/2026		8,422	8,422
Warrant Holder 2	7/30/2021	$59.40	7/30/2026		421	421
Warrant Holder 2	7/30/2021	$296.80	6/1/2026		1,263	1,263
Kitov/Purple Biotech	9/23/2021	$296.80	9/21/2024		–	5,053
Warrant Holder 5	12/20/2021	$59.40	12/20/2026		2,948	2,948
Warrant Holder 5	1/28/2022	$89.00	1/31/2024		–	3,369
Warrant Holder 6	1/28/2022	$89.00	1/31/2024		–	4,211
Warrant Holder 7	1/28/2022	$89.00	1/31/2024		–	6,737
Warrant Holder 11	1/28/2022	$59.40	1/31/2024		–	2,527
Warrant Holder 11	1/28/2022	$118.80	1/31/2024		–	2,527
Warrant Holder 11	4/14/2022	$89.00	1/31/2024		–	2,863
Warrant Holder 18	3/30/2022	$178.20	3/30/2025		4,211	4,211
Warrant Holder 20	1/3/2023	$50.00	1/2/2027		5,000	5,000
Warrant Holder 21	1/20/2023	$38.00	1/19/2027		12,500	12,500
Series A & B Warrants	6/16/2023	$27.20	12/16/2028		306,250	306,250
Series A Warrants	10/23/2023	$27.20	4/26/2025		100,000	100,000
Series B Warrants	10/23/2023	$27.20	4/26/2029		100,000	100,000
Warrant Holder 22	6/16/2023	$25.00	12/16/2028		6,300	6,300
Warrant Holder 22	10/23/2023	$28.00	4/26/2029		3,300	3,300
Warrant Holder 23	6/16/2023	$25.00	12/16/2028		4,200	4,200
Warrant Holder 23	10/23/2023	$28.00	4/26/2029		2,400	2,400
Warrant Holder 24	10/23/2023	$28.00	4/26/2029		300	300
Pre-Funded Warrants 2	12/28/2023	$0.002	–	*	150,000	60,000
Pre-Funded Warrants 3	2/8/2024	$0.002	–	*	300,000	–
Total Warrants outstanding					1,024,316	661,601

*Pre-funded warrants, do not expire.

F-21

Subscription receivable – In September 2023, the Company agreed to issue 25,000 shares of common stock to the borrower for a principal sum amount of $500,000. On August 12, 2024, the Company was transferred and assigned $522,667, the sum of principal and accrued interest owed as of June 30, 2024, of shares of common stock in a privately held company by the third-party borrower. As a result of this assignment agreement, the subscription receivable is paid in full, and $522,667 is recorded as an investment at December 31, 2024.

In September 2023, the Company agreed to issue 100,000 shares of common stock to the borrower for a principal sum amount of $2,000,000. On August 12, 2024, the Company was transferred and assigned $2,090,667, the sum of principal and accrued interest owed, of shares of common stock in a privately held company by the third-party borrower. As a result of this assignment agreement, the subscription receivable is paid in full, and $2,090,667 is recorded as an investment at December 31, 2024.

In December 2023, the Company agreed to grant pre-funded warrants exercisable to acquire up to 60,000 shares of common stock to the borrower for a principal sum amount of $1,000,000. During the first quarter of 2024, the Company and the third-party borrower agreed to amend the note as a result of the decline in the publicly traded common stock price. The amount of pre-funded warrants exercisable to acquire up to 60,000 shares of common stock was amended to 100,000 shares of common stock, and the total principal balance of the note agreement was increased from $1,000,000 to $1,100,000. On August 12, 2024, the Company was transferred and assigned $1,132,869, the sum of principal and accrued interest owed, of shares of common stock in a privately held company by the third-party borrower. As a result of this assignment agreement, the subscription receivable is paid in full, and $1,132,869 is recorded as an investment at December 31, 2024.

In February 2024, the Company agreed to grant pre-funded warrants exercisable to acquire up to 200,000 shares of common stock to the borrower for a principal sum amount of $1,900,000. On August 12, 2024, the Company was transferred and assigned $1,944,879, the sum of principal and accrued interest owed, of shares of common stock in a privately held company by the third-party borrower. As a result of this assignment agreement, the subscription receivable is paid in full, and $1,944,879 is recorded as an investment at December 31, 2024.

In June 2024, in connection with the Company’s series A preferred stock offering, the Company closed on subscription agreements totaling $2,100,000 due to the Company on February 28, 2025.

Standby Equity Purchase Agreement – On November 1, 2024, the Company entered into the SEPA with Yorkville pursuant to which the Company has the right to sell to Yorkville up to $20,000,000 of common stock, subject to certain limitations and conditions set forth in the SEPA, from time to time during the term of the SEPA. The Company also entered into a Registration Rights Agreement with Yorkville pursuant to which it will register the resale of shares of common stock issued to Yorkville pursuant to the SEPA. Sales of common stock to Yorkville under the SEPA, and the timing of any such sales, are at the Company’s option, and the Company is under no obligation to sell common stock to Yorkville under the SEPA, except in connection with notices that may be submitted by Yorkville in certain circumstances as described below.

Each advance (each, an “Advance”) the Company requests in writing to Yorkville under the SEPA (notice of such request, an “Advance Notice”) may be for a number of shares of common stock up to such amount as is equal to 100% of the average daily volume traded of the common stock during the five trading days immediately prior to the date the Company requests each Advance. The shares of common stock purchased pursuant to an Advance delivered by the Company will be purchased at a price equal to 95% of the lowest daily VWAP of the shares of common stock during the three consecutive trading days commencing on the date of the delivery of the Advance Notice, other than the daily VWAP on a day in which the daily VWAP is less than a minimum acceptable price as stated by the Company in the Advance Notice or there is no VWAP on the subject trading day. The Company may establish a minimum acceptable price in each Advance Notice below which the Company will not be obligated to make any sales to Yorkville. “VWAP” is defined as the daily volume weighted average price of the shares of Common Stock for such trading day on the Nasdaq Stock Market (“Nasdaq”) during regular trading hours as reported by Bloomberg L.P.

F-22

The SEPA will automatically terminate on the earliest to occur of (i) December 1, 2027, provided that the Convertible Note (defined in Note 4) has been fully repaid or (ii) the date on which the Company shall have made full payment of Advances pursuant to the SEPA. The Company has the right to terminate the SEPA at no cost or penalty upon five trading days’ prior written notice to Yorkville, provided that there are no outstanding Advance Notices for which shares of common stock need to be issued and the Company has paid all amounts owed to Yorkville pursuant to the Convertible Note. The Company and Yorkville may also agree to terminate the SEPA by mutual written consent.

Any purchase under an Advance would be subject to certain limitations, including that Yorkville shall not purchase or acquire any shares that would result in it and its affiliates beneficially owning more than 4.99% of the then outstanding voting power or number of shares of common stock or any shares that, aggregated with shares issued under all other earlier Advances, would exceed 19.99% of all shares of common stock outstanding on the date of the SEPA (the “Exchange Cap”), unless the Company obtains stockholder approval to issue shares of common stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules.

In connection with the execution of the SEPA, the Company agreed to pay a commitment fee of $200,000 to Yorkville, payable as follows: (i) $80,000 payable when the SEPA was entered into, in the form of the issuance of 20,000 shares of common stock, representing $80,000 divided by the closing price as of the trading day immediately prior to the date of the SEPA, and (ii) $120,000 payable in cash or by way of an Advance on the date upon which the Company has first received Advances in the aggregate amount of $5,000,000.

Additionally, Yorkville agreed to advance to the Company, in exchange for the Convertible Note, an aggregate principal amount of $1,304,758 (see Note 4 for a description of the Convertible Note). At any time while the SEPA is in place that there is a balance outstanding under the Convertible Note, Yorkville may deliver a notice (an “Investor Notice”) to the Company to cause an Advance Notice to be deemed delivered to Yorkville and the issuance and sale of shares of Common Stock to Yorkville pursuant to an Advance. Yorkville may select the amount of the Advance in an amount not to exceed the balance owed under the Convertible Note outstanding on the date of delivery of such Investor Notice. The shares will be issued and sold to Yorkville pursuant to an Investor Notice at a per share price equal to the conversion price that would be applicable to the amount of the Advance selected by Yorkville if such amount were to be converted as of the date of delivery of the Investor Notice. Yorkville will pay the purchase price for such shares to be issued pursuant to the Investor Notice by offsetting the amount of the purchase price to be paid by Yorkville against an amount outstanding under the Yorkville Note.

Additionally, the Company, at its option, shall have the right, but not the obligation, to redeem early a portion or all amounts outstanding under the Convertible Note at a redemption amount equal to the outstanding principal balance being repaid or redeemed, plus a 5% prepayment premium, plus all accrued and unpaid interest; provided that (i) the Company provides Yorkville with no less than ten trading days’ prior written notice thereof and (ii) on the date such notice is issued, the VWAP of the common stock is less than the Fixed Price.

NOTE 9 – NON-CONTROLLING INTEREST

As a result of the series A preferred stock offering discussed in Note 8, Capital Structure, the Company has consolidated the two newly formed subsidiaries, SNAP Biosciences, Inc. and GEAR Therapeutics, Inc., because we have a controlling interest in both. Therefore, the entities’ financial statements are consolidated in our consolidated financial statements and the entities’ equity is recorded as a non-controlling interest. As part of the initial closings, the Series A Investors received in the aggregate a 9.78% non-voting equity ownership in both of the newly formed subsidiaries. The Company contributed the co-development options to GEAR Therapeutics, Inc. and recorded $682,062 of non-controlling interest at December 31, 2024. The remainder was recorded as additional paid in capital. The Company contributed both the exclusive license and corporate research agreements with the University of Pittsburgh to SNAP Biosciences, Inc.

F-23

NOTE 10 – INVESTMENTS

On August 12, 2024, the Company satisfied $5.7 million of subscription receivables and related interest receivable in the form of shares of common stock in two privately held companies. The shares of common stock are carried as investments on the Company’s consolidated balance sheets at its initial cost basis of $1.00 per share. As the investments are in privately held companies, the Company will assess the investments for impairment on an annual basis. As of December 31, 2024, no impairment has been recorded related to these investments.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Leases – The Company leases office space under an operating lease that commenced December 1, 2017 and was extended through multiple lease extensions. The third lease extension extended the lease for twenty-four months, beginning on June 1, 2022 and ended on May 31, 2024. The fourth lease extension, signed on January 30, 2024, extended the lease for twenty-four months, beginning June 1, 2024 and ending on May 31, 2026. The monthly rent is $3,805 for the first year of the extension and increasing to $3,860 for the second year of the extension.

The Company records rent expense associated with this lease on the straight-line basis in conjunction with the terms of the underlying lease. During the year ended December 31, 2024, rents paid totaled $45,440. During the year ended December 31, 2023, rents paid totaled $45,000.

Right of use asset is summarized below:

	December 31, 2024	December 31, 2023
Office lease	$243,550	$243,550
Less: accumulated depreciation	(183,767)	(145,979)
Right of use asset, net	$59,783	$97,571

Operating lease liability is summarized below:

	December 31, 2024	December 31, 2023
Office lease	$61,180	$99,226
Less: current portion	(42,305)	(38,047)
Long term portion	$18,875	$61,179

Future minimum rental payments required under the lease are as follows:

2025	$46,101
2026	19,301
Total minimum lease payments:	65,402
Less amount representing interest	(4,222)
Present value of minimum lease payments:	$61,180

Legal Matters – The Company is currently not a defendant in any litigation or threatened litigation that could have a material effect on the Company’s consolidated financial statements.

F-24

CAR T License – On August 31, 2022, the Company entered into an exclusive license agreement with the University of Pittsburgh for certain intellectual property rights related to the universal self-labeling SynNotch and CARs for programable antigen-targeting technology platform. The Company paid the University of Pittsburgh a non-refundable fee in the amount of $75,000 for the exclusive patent rights to the licensed technology. Under the terms of the agreement, the Company has been assigned the worldwide development and commercialization rights to the licensed technology in the field of human treatment of cancer with antibody or antibody fragments using SNAP-CAR T-cell technology, along with (i) an intellectual property portfolio consisting of issued and pending patents and (ii) options regarding future add-on technologies and developments. In consideration of these rights, the Company paid an initial license fee of $75,000, and will have annual maintenance fees ranging between $15,000 and $25,000, as well as developmental milestone payments (as defined in the agreement) and royalties equal to 3.5% of net sales. On January 25, 2023, the Company entered into a corporate research agreement with the University of Pittsburgh for the pre- clinical development of SNAP-CAR T-cells targeting HER2. The Company agreed to pay $716,714 for performance-based milestones over a two-year term, of which $209,179 has been paid as of December 31, 2024. The Company’s liability was $507,535 and $716,714 at December 31, 2024 and 2023, respectively.

In September 2023, the Company expanded its exclusive license agreement with the University of Pittsburgh to include SNAP-CAR technology platform in natural killer (NK) cells. The Company paid $2,000 to amend the agreement.

Deverra Therapeutics, Inc. – On August 16, 2023, the Company entered into an exclusive licensing arrangement (the “License Agreement”) with Deverra Therapeutics Inc. (“Deverra”), pursuant to which the Company completed the exclusive license of key patent families and related intellectual property related to a proprietary allogeneic stem cell expansion and directed differentiation platform for the generation of multiple distinct immune effector cell types, including natural killer (NK) and monocyte/macrophages. The License Agreement provides the Company with exclusive rights to use the license patents and related intellectual property in connection with development and commercialization efforts in the defined field of use (the “Field”) of (a) use of unmodified NK cells as anti-viral therapeutic for viral infections, and/or as a therapeutic approach for treatment of relapsed/refractory AML and high-risk MDS; (b) use of Deverra’s cell therapy platform to generate NK cells for the purpose of engineering with Coeptis SNAP-CARs and/or Coeptis GEAR Technology; and (c) use of Deverra’s cell therapy platform to generate myeloid cells for the purpose of engineering with the Company’s current SNAP-CAR and GEAR technologies. In support of the exclusive license, the Company also entered into with Deverra (i) an asset purchase agreement (the “APA”) pursuant to which the Company purchased certain assets from Deverra, including but not limited to two Investigational New Drug (IND) applications and two Phase 1 clinical trial stage programs (NCT04901416, NCT04900454) investigating infusion of DVX201, an unmodified natural killer (NK) cell therapy generated from pooled donor CD34+ cells, in hematologic malignancies and viral infections and (ii) a non-exclusive sublicense agreement (the “Sublicense Agreement”), in support of the assets obtained by the exclusive license, pursuant to which the Company sublicensed from Deverra certain assets which Deverra has rights to pursuant a license agreement (“FHCRC Agreement”) by and between Deverra and The Fred Hutchinson Cancer Research Center (“FHCRC”).

As consideration for the transactions described above, the Company paid Deverra approximately $570,000 in cash, issued to Deverra 200,000 shares of the Company’s common stock and assumed certain liabilities related to the ongoing clinical trials. Total consideration paid was $4,937,609, which was fully expensed in accordance with ASC 730, and is reflected within research and development in the accompanying consolidated statements of operations for the year ended December 31, 2023. In addition, in accordance with the terms of the Sublicense Agreement, the Company agreed to pay FHCRC certain specified contingent running royalty payments and milestone payments under the FHCRC Agreement, in each case to the extent such payments are triggered by the Company’s development activities.

Until December 2024, we operated under a Shared Services Agreement (“SSA”) with Deverra, which provided Coeptis and Deverra to share resources and collaborate on the development of Coeptis’ GEAR and SNAP-CAR platforms. The Company is continuing its development focus on both GEAR and SNAP-CAR, and will be considering prospective strategic partners for such development.

F-25

Registration Rights – Pursuant to a registration rights agreement entered into on October 29, 2020, the holders of the founder shares, the Private Placement Warrants and underlying securities, and any securities issued upon conversion of Working Capital Loans (and underlying securities) would be entitled to registration rights pursuant to a registration rights agreement. The holders of at least a majority in interest of the then-outstanding number of these securities were entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding the foregoing, Imperial, I-Bankers and Northland did not exercise their demand and “piggyback” registration rights after five (5) and seven (7) years after the effective date of the registration statement and did not exercise its demand rights on more than one occasion. The registration rights agreement did not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company would bear the expenses incurred in connection with the filing of any such registration statements.

Finder’s Fee and Indemnity Agreement – The Company entered into a finder’s fee and indemnity agreement with a third party, pursuant to which the Company has agreed to pay a fee in connection with the successful introduction and executive of the SEPA. Under the terms of the agreement, the Company was obligated to pay a 4% fee upon the closing of the net funding amount of $1,350,000, equaling $54,000, and then 6% of the total cash consideration received by the Company or the Company’s creditors in connection with any follow on financing, and 0.5% on the amount of any drawdown made by the Company on the SEPA. The Company also agreed to indemnify and hold harmless the third party from and against any and all losses, claims, damages, obligations, penalties, judgments, any and all legal and other actions caused by or related to the third party’s engagement with the Company. As of December 31, 2024, the Company paid a total of $54,000 to the third party in connection with this finder’s fee and indemnity agreement.

Master Services Agreements – On December 31, 2024, the Company entered into one-year agreements with five customers to provide access to the NexGenAI Affiliates Network platform. Under the terms of these agreements, the Company is obligated to deliver platform access and related services over the contract period beginning in 2025. Revenue recognition will commence upon the start of services in accordance with ASC 606, Revenue from Contracts with Customers. As these agreements represent future contractual obligations, there was no impact on the Company’s financial position, results of operations, or cash flows as of December 31, 2024. The total contract value associated with these agreements is approximately $1.6 million, which is expected to be recognized as revenue over the respective service periods in 2025.

NOTE 12 - 401(k) PROFIT-SHARING PLAN

The Company sponsors a qualified profit-sharing plan with a 401(k) feature that covers all eligible employees. Participation in the 401(k) feature of the plan is voluntary. Participating employees may defer up to 100% of their compensation up to the maximum prescribed by the Internal Revenue Code. The plan permits for employee elective deferrals but has no contribution requirements for the Company. During the years ended December 31, 2024 and 2023, no employer contributions were made.

NOTE 13 – INCOME TAXES

The Company has established deferred tax assets and liabilities for the recognition of future deductions or taxable amounts and operating loss carry forward. Deferred federal and state income tax expense or benefit is recognized as a result of the change in the deferred tax asset or liability during the year using the currently enacted tax laws and rates that apply to the period in which they are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce deferred tax assets to the amount that will more likely than not be realized.

During the years ended December 31, 2024 and 2023, a reconciliation of income tax benefit at the statutory rate of 35% and 30%, respectively to income tax benefit at the Company’s effective tax rate is as follows:

	2024	2023
Income tax benefit at statutory rate	$2,455,499	$4,357,970
Change in valuation allowance	$(2,455,499)	$(4,357,970)

The income tax provision differs from the expense that would result from applying federal statutory rates to income taxes as follows:

	2024			2023
Excepted federal statutory income tax provision/rate	$(2,284,257)	(21.0%	)	$(2,965,619)	(21.0%	)
State income taxes, net of federal benefit	(58,863)	(0.5%	)	(1,392,351)	(9.0%	)
Other	(112,379)	(1.0%	)	–	–

Income tax benefit at statutory rate	(2,455,499)	(22.6%	)	(4,357,970)	(30.0%	)
Change in valuation allowance	2,455,499	22.6%		4,357,970	30.0%
	$–	–%		$–	–%

F-26

The Company’s calculation of net operating loss carryforwards:

	2024	2023
Deferred tax assets
Net operating loss carryforwards	$24,971,010	$22,473,712
Section 174 R&D	1,275,054	1,799,825
PPE and intangible assets	915,327	416,708
State taxes	(1,569,922)	(1,554,275)
Subtotal	25,591,469	23,135,970
Valuation Allowance	(25,591,469)	(23,135,970)
Net deferred tax assets (liabilities)	$–	$–

At December 31, 2024, the Company had approximately $86,200,000 of unused net operation loss carryforwards. Unused net operating loss carryforwards may provide future benefits although there can be no assurance that these net operating losses will be realized in the future. The tax benefits of these loss carryforwards have been fully offset by valuation allowance. These losses may be used to offset future taxable income and will carryforward indefinitely.

NOTE 14 – NOTE RECEIVABLE

On July 19, 2023 the Company (“Lender”) entered into a Senior Secured Note agreement with Deverra (“Borrower”). The Company agreed to make advances of principal to the Borrower of up to an aggregate amount equal to $572,000. Any advances are at the sole discretion of the Company. The outstanding unpaid principal balance of the note bears interest at 3% per annum and is due and payable on the maturity date, September 30, 2023.

In the event that a certain business transaction between the Lender and Borrower as contemplated by that certain binding term sheet dated April 13, 2023, and referenced in Note 11, Commitments and Contingencies, is consummated prior to the maturity date, the full amounts due under this note shall be applied against the cash portion of any closing payment due from the Lender in connection with such transaction and any excess amounts under this note shall be treated as additional purchase price in connection with the transaction.

As of September 30, 2023, and in relation to the Deverra asset purchase referenced in Note 11, Commitments and Contingencies, $567,609 of principal and $2,892 of interest were applied against the cash portion of the closing payment with the Company in connection with such transaction. The note is considered paid in full.

NOTE 15 – RELATED PARTY TRANSACTIONS

In September 2023, the Company entered into a transaction with AG Bio Life Capital I LP (“AG”), a Delaware limited partnership, where an employee of the Company is the general partner. The Company agreed to issue 600,000 shares (pre-reverse stock split) of common stock of the Company (“AG Shares”) to AG, in exchange for $600,000, consisting of $100,000 payable in cash and the balance payable under a promissory note (“AG Note”). The principal amount including all interest under the AG Note is due and payable by AG no later than August 30, 2024 (the “AG Maturity Date”). The outstanding unpaid principal balance of the AG Note bears interest commencing as of the Company’s next registration statement at the rate of six (6%) percent per annum, which interest rate will increase to eighteen (18%) percent per annum in the event an event of default occurs under the AG Note, computed on the basis of the actual number of days elapsed and a year of 365 days. AG has the option of repaying the obligations under the AG Note in advance of the AG Maturity Date, in whole or in part, at any time upon at least thirty (30) days prior written notice delivered to the Company. AG has certain obligations to contribute the proceeds of the sale of its AG Shares to the Company, in the event that any AG Shares are sold prior to the AG Maturity Date. On August 12, 2024, AG transferred and assigned $522,667 to the Company, the sum of principal and accrued interest owed, of shares of common stock in a privately held company. As a result of this assignment agreement, the AG Note is considered paid in full, and $522,667 is recorded as an investment at December 31, 2024.

As of December 31, 2024, the Company holds investments in certain privately held companies, recorded as investments on the Company’s consolidated balance sheets. The Company’s Chief Executive Officer and Chief Financial Officer each hold ownership interests in these privately held companies.

The investments were made in the ordinary course of business and on terms management believes are consistent with those that would be negotiated on an arm’s length basis. As of December 31, 2024, the Company’s carrying value of these investments was $5,691,084.

F-27

NOTE 16 – INTANGIBLE ASSETS

On December 19, 2024, the Company acquired the assets of NexGenAI Affiliates Network Platform (“NexGenAI”), from the seller NexGenAI Solutions Group, Inc., which contains AI-powered marketing software and robotic process automation capabilities. The acquired assets include intellectual property, a domain name and associated website, and the technology stack as defined in the agreement. As consideration for the purchase, the Company paid the seller 187,500 shares of common stock, or $541,875. In connection with the purchase, the Company entered into a Master Services Agreement with the seller, for website development services and for services to enhance the existing technology.

The Company accounted for the NexGenAI transaction as an asset acquisition in accordance with ASC 805-50, Business Combinations – Asset Acquisitions, and recorded as intangible assets on the consolidated balance sheet as of December 31, 2024.

NOTE 17 – SEGMENT REPORTING

Operating segments are components of an enterprise about which separate financial information is available and is evaluated regularly by management, namely the Chief Operating Decision Maker (“CODM”) of an organization, in order to determine operating and resource allocation decisions. By this definition, the Company has identified its Chief Executive Officer as the CODM. Effective in 2024, the Company began operating in two segments: Biotechnology and Technology. Prior to 2024, the Company did not report operating segments.

Biotechnology Segment: This segment is non-revenue generating and incurs expenses by developing its biotechnology product pipeline. The Biotechnology Segment had total assets of $8,366,785 as of December 31, 2024.

Technology Segment: This segment is non-revenue generating and incurs expenses by acquiring technology assets to support and enhance operational capabilities through advanced technologies. The Technology Segment had total assets of $541,875 as of December 31, 2024.

The Company believes that this structure reflects its current operational and financial management, and that it provides the best structure for the Company to focus on growth opportunities while maintaining financial discipline. The factors used to identify the Biotechnology and Technology operating segments were the difference in future potential revenue streams and customer base for each segment, the reporting structure for operational and performance information within the Company, and management’s decision to organize the Company around the different future potential revenue generating activities of the segments.

Segment information relating the Company's two operating segments for the year ended December 31, 2024 is as follows:

	December 31, 2024
	Biotechnology Segment	Technology Segment	Consolidated
Sales	$–	$–	$–
Total operating expenses	10,054,488	–	10,054,488
Net loss from operations	$(10,054,488)	$–	$(10,054,488)

NOTE 18 – SUBSEQUENT EVENTS

Management has performed a review of all events and transactions occurring after December 31, 2024 for items that would require adjustment to or disclosure in the accompanying consolidated financial statements, noting no such items or transactions other than the following.

On January 2, 2025, YA II PN, LTD (“Yorkville”) elected to convert a portion of the outstanding principal balance on YA Note-1, the convertible promissory note with an outstanding principal balance of $1,304,758. Yorkville converted $219,758 of the principal balance into 81,877 shares of common stock at a conversion price of $2.92 per share. After conversion, the principal balance of the note has a remaining balance of $1,085,000.

On January 16, 2025, the Company entered into a convertible promissory note with YA II PN, LTD, a Cayman Islands exempt limited partnership (“Yorkville”), in the original principal amount of $1,100,000. Interest shall accrue on the outstanding balance of the note at an annual rate equal to 8%, subject to an increase to 18% upon an event of default as described in the Yorkville note. The maturity date of the note is December 31, 2025. Yorkville may convert the note into shares of Common Stock at any time at a conversion price equal to the lower of (i) $20.00 (the “Fixed Price”) or (ii) a price per share equal to 95% of the lowest daily VWAP during the 5 consecutive trading days immediately prior to the conversion date of the note (the “Variable Price”), but which Variable Price shall not be lower than a floor price of $1.00 per share (the “Floor Price”). The Company internally refers to this note at YA Note-2.

F-28

If an Amortization Event occurs, then the Company shall make monthly payments beginning on the later of the 7th Trading Day after the Amortization Event Date, and any the date that is six months from the Issuance Date, and continuing on the same day of each successive calendar month until the entire outstanding principal amount shall have been repaid. Each monthly payment shall be in an amount equal to the sum of (i) $250,000 of principal in the aggregate among this Note (or the outstanding principal if less than such amount) (the “Amortization Principal Amount”), plus (ii) a payment premium equal to 5% in respect of such Amortization Principal amount. The obligation of the Company to make monthly prepayments shall cease (with respect to any payment that has not yet come due) if any time after an Amortization Event (a) if the Amortization Event is due to the Floor Price, the daily VWAP is greater than the 110% of the Floor Price for a period of seven consecutive trading days, and (b) if the Amortization Event is due to the Exchange Cap, the date the Company has obtained stockholder approval to increase the number of Common Shares under the Exchange Cap and/ or the Exchange Cap no longer applies, in either case unless a subsequent Amortization Event occurs

Additionally, the Company, at its option, shall have the right, but not the obligation, to redeem early a portion or all amounts outstanding under the note at a redemption amount equal to the outstanding principal balance being repaid or redeemed, plus a 5% prepayment premium, plus all accrued and unpaid interest; provided that (i) the Company provides Yorkville with no less than ten trading days’ prior written notice thereof and (ii) on the date such notice is issued, the VWAP of the Common Stock is less than the Fixed Price.

An “Amortization Event” will occur under the terms of the Promissory Note if (i) the daily VWAP is less than the Floor Price for five trading days during a period of seven consecutive trading days, or (ii) the Company has issued has issued to Yorkville, pursuant to the transactions contemplated in the note and any integrated transactions, in excess of 99% of the Common Shares available under the Exchange Cap.

On February 6, 2025, the Company completed its successful closure of the remaining $5.7 million of its Series A preferred stock offering, completing the total $10.0 million financing round. This includes the collection of the total $2.1 million subscription receivable recorded on the Company’s consolidated balance sheets at December 31, 2024.

On March 3, 2025, the Company reached an agreement with Vy-Gen-Bio, Inc. (“Vy-Gen”) to successfully license the exclusive worldwide development and commercialization rights to the GEAR™ (Gene Edited Antibody Resistant) Cell Therapy Platform, representing a first-in-class approach to modifying potent cancer-targeting immune cells to optimize the likelihood of deep remission in patients with hematologic malignancies and other cancers. Coeptis had previously held limited co-development rights to GEAR. As part of this exclusive GEAR license agreement with VyGen-Bio, Inc., the Company committed to paying a $400,000 license fee by August 1, 2025, along with other license fees, milestone and royalty payments in 2026 and beyond.

On March 5, 2025, the Company entered into a one-year agreement with a customer to provide access to the NexGenAI Affiliates Network platform. The contract fee paid by the customer consisted of 2,857,143 shares in the customer’s publicly traded stock, or $600,000, which the Company will record as an investment on the consolidated balance sheets.

F-29

Coeptis Therapeutics Holdings, Inc.

Up to 3,919,349 Shares of Common Stock

PROSPECTUS

April 21, 2025